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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CIGNA Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CIGNA Corporation
Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19192-1550

March 19, 2010

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	3:30 p.m. on Wednesday, April 28, 2010.
PLACE:	The Philadelphia Museum of Art, Van Pelt Auditorium, 26th Street and the Benjamin Franklin Parkway, Philadelphia, Pennsylvania.
ITEMS OF BUSINESS:	• Elect four directors for terms expiring in April 2013.
• Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2010.
• Approve the Amended and Restated CIGNA Long-Term Incentive Plan.
• Approve the CIGNA Corporation Directors Equity Plan.
• Consider any other business properly brought before the meeting.
RECORD DATE:	Monday, March 1, 2010. CIGNA shareholders of record at the close of business on that date are entitled to vote at the meeting.
PROXY VOTING:
Your vote is important, even if you do not own many shares. We urge you to mark, date, sign and return the enclosed proxy/voting instruction card or, if you prefer, to vote by telephone or by using the Internet.

David M. Cordani
President and Chief Executive Officer

Isaiah Harris, Jr.
Chairman of the Board
By order of the Board of Directors,

Nicole S. Jones
Corporate Secretary and Deputy General Counsel

CIGNA CORPORATION
2010 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

CIGNA CORPORATION

Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19192-1550

CIGNA is providing these proxy materials in connection with its 2010 annual meeting of shareholders. This proxy statement, the accompanying proxy card and CIGNA's 2009 Annual Report on Form 10-K were first mailed to shareholders on or about March 19, 2010. As used in this proxy statement, "CIGNA," the "Company" and "we" may refer to CIGNA Corporation itself, one or more of its subsidiaries, or CIGNA Corporation and its consolidated subsidiaries.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2010.

This proxy statement and CIGNA's Annual Report to shareholders are available at
http://www.cigna.com/about_us/investor_relations/recent_disclosures.html.

 ABOUT THE ANNUAL MEETING

Why did I receive this proxy statement?

You are receiving a proxy statement because you owned shares of CIGNA common stock on Monday, March 1, 2010, the record date, and that entitles you to vote at the annual meeting. The Board of Directors of CIGNA Corporation is soliciting your proxy to vote at the scheduled 2010 annual meeting or at any later meeting should the scheduled annual meeting be adjourned or postponed for any reason.

Your proxy will authorize specified people — called proxies — to vote on your behalf at the annual meeting. By use of a proxy, you can vote, whether or not you attend the meeting.

This proxy statement describes the matters on which CIGNA would like you to vote, provides information on those matters, and provides information about CIGNA that must be disclosed when your proxy is solicited.

What will I be voting on?

  •
  Election of four directors for terms expiring in April 2013, (see page 7).

  •
  Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2010 (see page 26).

  •
  Approval of the Amended and Restated CIGNA Long-Term Incentive Plan (see page 29).

  •
  Approval of the CIGNA Corporation Directors Equity Plan (see page 39).

What are the Board of Directors' recommendations?

The Board recommends a vote:

  •
  for the election of the four director nominees named in this proxy statement;

  •
  for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2010;

  •
  for the approval of the Amended and Restated CIGNA Long-Term Incentive Plan; and

  •
  for the approval of the CIGNA Corporation Directors Equity Plan.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will come before the shareholders during the annual meeting. The chairman of the meeting may refuse to allow presentation of a proposal or a nomination for the Board from the floor at the annual meeting if the proposal or nomination was not properly submitted. CIGNA's 2009 proxy statement described the requirements for properly submitting proposals and nominations from the floor at this year's annual meeting. The requirements are similar to those described on page 100 for the 2011 annual meeting. The proxies will have discretionary authority, to the extent permitted by law, to vote for or against other matters that come before the annual meeting as those persons deem advisable.

How many votes can be cast by all shareholders?

Each share of CIGNA common stock is entitled to one vote on each of the four directors to be elected and one vote on each other matter that is properly presented at the annual meeting. We had 274,926,816 shares of common stock outstanding and entitled to vote on Monday, March 1, 2010.

How many votes must be present to hold the annual meeting?

At least two-fifths of the issued and outstanding shares entitled to vote, or 109,970,727 votes, present in person or by proxy, are needed to hold the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting. This will help us know that enough votes will be present to hold the meeting.

How many votes are needed to approve each proposal and what are the effects of abstentions or broker-non-votes?

The following table summarizes the vote threshold required for approval of each proposal and the effect of abstentions, uninstructed shares held by banks, brokers, or other custodians and unmarked, signed proxy cards. If you are the beneficial owner of shares held by a bank, broker or other custodian, you may instruct your broker how you would like your shares voted through the voting instruction form included with this proxy statement. If you choose not to provide voting instructions, your shares are referred to as "uninstructed shares" and the bank, broker or other custodian may be permitted to vote your shares (discretionary voting) only on the ratification of the appointment of our independent auditors. Under a rule that was approved by the Securities and Exchange Commission, your bank, broker, or other custodian will not be able to vote on the election of directors unless you instruct your broker how to vote your shares. If you vote to abstain, your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting. If you sign and return a proxy or voting instruction card, but do not mark how your shares are to be voted, they will be voted as the Board recommends.

Proposal Number	Item	Vote Required for Approval of Each Item	Abstentions	Uninstructed Shares	Unmarked Proxy Cards
1	Election of Directors	Majority of shares cast	No effect	Not voted	Voted "for"
2	Ratification of Appointment of Independent Auditor	Majority of shares present and entitled to vote	Counted as "against"	Discretionary vote	Voted "for"
3	Approval of Amended and Restated CIGNA Long-Term Incentive Plan	Majority of shares present and entitled to vote*	Counted as "against"	Not voted	Voted "for"
4	Approval of CIGNA Corporation Directors Equity Plan	Majority of shares present and entitled to vote*	Counted as "against"	Not voted	Voted "for"

*
Under New York Stock Exchange rules, at least a majority of the outstanding shares must vote on this item.

How do I vote if I hold shares as a record holder?

If your name is registered on CIGNA's shareholder records as the owner of shares, you are the "record holder." If you hold shares as a record holder, there are four ways that you can vote your shares.

  •
  Over the Internet.  Vote at http://www.proxyvoting.com/ci. The Internet voting system is available 24 hours a day until 11:59 p.m. E.D.T. on Tuesday, April 27, 2010. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

  •
  By telephone.  Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. E.D.T. on Tuesday, April 27, 2010. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

  •
  By mail.  Mark your voting instructions on the proxy card, and sign and date it. Then, return the proxy card in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before the polls close at the meeting on Wednesday, April 28, 2010.

  •
  In person.  Attend the annual meeting, or send a personal representative with an appropriate proxy, in order to vote.

How do I vote if my CIGNA shares are held by BNY Mellon Shareowner Services in an employee stock account?

Employee stock accounts maintained by BNY Mellon Shareowner Services hold restricted stock that has not yet vested, restricted stock that has vested, and shares acquired through an option exercise. If you have these kinds of shares, you should follow the rules above for voting shares held as a record holder.

How do I vote if my CIGNA shares otherwise are held by a bank, broker or other custodian?

If your shares are held by a bank, broker, or other custodian (commonly referred to as shares held "in street name") it will provide you with a copy of this proxy statement and a voting instruction form, with instructions on how to provide voting instructions (which may include the ability to vote over the Internet or by telephone). Unless you provide voting instructions, your shares will not be voted with respect to any matter other than ratifying the appointment of our independent auditors. In order to ensure that your shares are counted in the election of directors and the other important matters being voted on at the annual meeting, we encourage you to follow the instructions provided you to vote your shares.

Can I vote if I have money in the CIGNA Stock Fund of the CIGNA or Intracorp 401(k) plans?

If you have money invested in the CIGNA Stock Fund of the CIGNA 401(k) Plan or the Intracorp 401(k) Performance Sharing Plan, the plan trustees have the legal authority to vote those shares. Under the plans, however, you have pass-through voting rights based on your interest in the CIGNA Stock Fund. You may exercise pass-through voting rights in almost the same way that record holders may vote their shares, but you have an earlier deadline. Specifically, you may vote over the Internet, by telephone, or by mail as described above but you may not vote in person at the annual meeting. Your voting instructions must be received by 11:59 p.m. E.D.T. on Friday, April 23, 2010 in order for the trustee to submit a proxy that reflects your instructions.

Your voting instructions will be kept confidential under the terms of the plans. If you do not give voting instructions (or they are received after 11:59 p.m. E.D.T. on Friday, April 23, 2010), the trustees will vote your interest in the CIGNA Stock Fund of the CIGNA 401(k) Plan or the Intracorp 401(k) Performance Sharing Plan as instructed by CIGNA's Corporate Benefit Plan Committee.

Can I change my vote?

Yes, if you are a record holder, you may:

  •
  Enter new instructions on either the telephone or Internet voting system before 11:59 p.m. E.D.T. on Tuesday, April 27, 2010.

  •
  Send a new proxy card with a later date than the card previously submitted. We must receive your new proxy card before the polls close at the meeting on Wednesday, April 28, 2010.

  •
  Write to the Corporate Secretary at the address listed on page 13. Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Your letter must be received by the Corporate Secretary before the annual meeting begins on Wednesday, April 28, 2010.

  •
  Attend the annual meeting on Wednesday, April 28, 2010 and vote in person (or send a personal representative with an appropriate proxy). If your shares are held in street name, you must contact your bank, broker or other custodian of your shares to request a "legal proxy" in order to vote your shares in person at the annual meeting.

If you hold your shares in street name, you may submit new voting instructions in the manner provided by your bank, broker, or custodian.

Is my vote confidential?

If you want your vote to be confidential, you must indicate that when you submit your proxy. If you choose confidential voting, your voting records will not be disclosed to us except as required by law or in contested Board elections.

Who will count the votes?

BNY Mellon Shareowner Services has been appointed Inspector of Election for the annual meeting. The Inspector will determine the number of shares outstanding and voting power of each, the shares represented at the annual meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

How do I attend the annual meeting? What do I need to bring?

If you are a shareholder of record, your admission card for the annual meeting is attached to your proxy card. You will need to bring your admission card with you to the meeting. Regardless of how you hold your shares, you must bring a valid photo ID to be admitted to the meeting. In addition, if you own shares in street name, bring your most recent brokerage statement or a letter from your bank, broker or other custodian with you to the meeting so that we can verify your ownership of common stock and admit you to the meeting; however, you will not be able to vote your shares at the annual meeting without a legal proxy from the record holder as described above.

Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Van Pelt Auditorium.

Who pays for the proxy solicitation and how will CIGNA solicit votes?

CIGNA pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers, employees and agents by telephone, electronic or facsimile transmission or in person. We will enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse them for their related out-of-pocket expenses. In addition, we have engaged Georgeson, Inc. (Georgeson) to assist in soliciting proxies. CIGNA will pay Georgeson a fee of approximately $15,000 and reimburse Georgeson for its reasonable out-of-pocket expenses associated with this work.

How do I find out the annual meeting voting results?

The voting results of the annual meeting will be published no later than four business days after the annual meeting on a Form 8-K filed with the Securities and Exchange Commission, which will be available online at http://www.cigna.com/about_us/investor_relations/sec_filings.html.

INFORMATION ABOUT ITEM 1. ELECTION OF DIRECTORS

At this meeting, four directors are seeking election for terms expiring in 2013. CIGNA's Board is currently comprised of 11 members and is divided into three classes, each with a three-year term.

All nominees have consented to serve, and the Board does not know of any reason why any nominee would be unable to serve. If a nominee becomes unavailable or unable to serve before the annual meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute, proxies will be cast for the substitute nominee.

At the recommendation of the Corporate Governance Committee, the Board is nominating the following four directors for re-election:

  •
  David M. Cordani

  •
  Isaiah Harris, Jr.

  •
  Jane E. Henney, M.D.

  •
  Donna F. Zarcone

Set forth below are biographies for each of the directors who are nominated for re-election and for each of the continuing directors. Following each director's biography is a description of the director's key qualifications, skills and experience that, in addition to the criteria and characteristics described on page 14 under "Director Selection Policy and Criteria", are important in light of CIGNA's business and structure. The Company believes that having a Board with both breadth and depth of experience allows CIGNA's directors to most capably, efficiently and productively oversee and guide the Company's operations.

The Board of Directors' Nominees for Terms to Expire in April 2013

David M. Cordani (44) has been a Director of CIGNA since October 2009. Mr. Cordani has served as Chief Executive Officer since December 25, 2009 and as President since June 2008. He served as Chief Operating Officer from June 2008 until December 2009; President, CIGNA HealthCare from July 2005 until June 2008; and Senior Vice President, Customer Segments & Marketing, CIGNA HealthCare from July 2004 until July 2005. He has been employed by CIGNA since 1991.

As the only member of the Company's senior management who serves on the Board of Directors, Mr. Cordani provides significant industry-specific experience and unique expertise on the Company's products and services, developed through his 19 year tenure with the Company. The Board of Directors also benefits from Mr. Cordani's executive leadership and management experience, gained through holding various positions of increasing responsibility at CIGNA Corporation, particularly his leadership roles within CIGNA's HealthCare business segment.

Isaiah Harris, Jr. (57) has been a Director of CIGNA since 2005. He has served as Chairman of the Board since December 2009 and Vice-Chairman of the Board from July 2009 until December 2009. Mr. Harris served as President and Chief Executive Officer of AT&T Advertising & Publishing — East (formerly BellSouth Advertising & Publishing Group, a communications services company) from 2005 until his retirement in 2007; and as President, BellSouth Enterprises, Inc. from 2004 until 2005. Mr. Harris has been a Director of Deluxe Corporation since 2004 and has served as an Independent Trustee of Wells Fargo Advantage Funds since 2008.

Mr. Harris' extensive business experience includes nineteen years of corporate finance and operational experience in multi-national organizations preceded by thirteen years as an accountant with KPMG. In his executive leadership roles he managed large organizations, developed and executed business strategies and led transformational change initiatives. Mr. Harris also brings to CIGNA leadership experience from his role as Chief Executive Officer of a significant division of a large, public company. He has also served on several corporate boards and previously chaired audit, corporate governance and compensation committees.

Jane E. Henney, M.D. (62) has been a Director of CIGNA since 2004. Dr. Henney has served as a professor of Medicine and Public Health Services at the University of Cincinnati College of Medicine (an educational institution) since 2008. She served as Senior Vice President and Provost, Health Affairs at University of Cincinnati Academic Health Center from 2003 until January 2008. From 1998 to 2001, Dr. Henney served as Commissioner of Food and Drugs at the U.S. Food and Drug Administration. Dr. Henney has been a Director of AmerisourceBergen Corporation since 2002 and AstraZeneca PLC since 2001.

Dr. Henney's clinical and health policy expertise, particularly her experience as the Senior Vice President and Provost at a major medical center and as Commissioner of Food and Drugs at the U.S. Food and Drug Administration, provide industry-specific perspective on the Board. She also brings to CIGNA her deep understanding of the functioning and role of the Board of Directors, developed through varied board experience, including service on the boards of companies within the health care and pharmaceutical industries.

Donna F. Zarcone (52) has been a Director of CIGNA since 2005. Ms. Zarcone has been President and Chief Executive Officer of D. F. Zarcone & Associates LLC, a strategic advisory consulting firm since 2007. She served as the President and Chief Operating Officer of Harley-Davidson Financial Services, Inc. (a provider of wholesale and retail financing, insurance and credit card programs), a wholly-owned subsidiary of Harley-Davidson, Inc., from 1998 until 2006. Ms. Zarcone has been a Director of Jones Apparel Group, Inc. since 2007, and also served as Chairman of the Board of Eaglemark Savings Bank from 2002 to 2006.

Ms. Zarcone has extensive experience in the areas of finance and risk management that she brings to her role on the CIGNA Board, having served as an executive at Harley-Davidson Financial Services and as the Chairman of the Board of Eaglemark Savings Bank, an FDIC-regulated entity. She is a Certified Public Accountant and has leadership experience in the information technology industry. Ms. Zarcone also brings to CIGNA her deep understanding of the function and role of the Board of Directors, developed through board experience, particularly in the financial services industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
FOR THE NOMINEES LISTED ABOVE.

Directors Who Will Continue in Office

Peter N. Larson (70) has been a Director of CIGNA since 1997. Mr. Larson served as Chairman and Chief Executive Officer of Brunswick Corporation (a producer of recreational consumer products) from 1995 until his retirement in 2000. His term as a Director of CIGNA expires in 2011.

In serving on CIGNA's Board of Directors, Mr. Larson contributes his management and financial expertise and draws on his experience as a Chairman and Chief Executive Officer of a publicly-held corporation. He also brings to CIGNA his deep understanding of the functioning and role of the Board of Directors, developed through his 18 years of service as an independent director on multiple boards.

Roman Martinez IV (62) has been a Director of CIGNA since 2005. Mr. Martinez has been a private investor since 2003. Mr. Martinez has been a Director of Alliant Techsystems Inc. since 2004 and a Director of Bacardi Limited since 2008. His term as a Director of CIGNA expires in 2011.

Mr. Martinez has significant financial experience, developed through his service as an investment banking executive with Lehman Brothers and also as a private investor. He also contributes his experience having served on other boards of directors, including publicly-traded and private corporations, non-profit organizations, and on the Investment Advisory Council of Florida.

John M. Partridge (60) has been a Director of CIGNA since 2009. Mr. Partridge has served as President of Visa Inc. (consumer credit company) since October 2009 and served as Chief Operating Officer from 2007 to 2009. He joined VISA USA in October 1999 and served as President and Chief Executive Officer of Inovant (a VISA subsidiary) from 2000 to 2007 and also served as Interim President of VISA USA in 2007. His term as a Director of CIGNA expires in 2012.

Mr. Partridge has an extensive career in the financial services industry, including positions with Wells Fargo, Credicorp, Unum and VISA. He has served in a number of executive positions with oversight of financial operations, merger and acquisition activities and corporate restructurings. He has experience as a business executive with Chief Information Officer responsibilities and international business leadership; and in each of his executive leadership positions, he has had responsibility for management of information technology investments in support of business objectives.

James E. Rogers (62) has been a Director of CIGNA since 2007. Mr. Rogers has served as Chairman of Duke Energy Corporation (an electric power company) since 2007 and as the President, Chief Executive Officer and a director since 2006. He was formerly the Chairman, President and Chief Executive Officer of CINERGY Corp., (which merged with Duke Energy Corporation in 2006) from 1994 until 2006. Mr. Rogers has been a Director of Applied Materials, Inc. since 2008 and served as a director of Fifth Third Bancorp from 1995 through April 2009. His term as a Director of CIGNA expires in 2012.

As the current Chief Executive Officer of a large, public company in the highly-regulated energy industry, Mr. Rogers brings to CIGNA his extensive management expertise and regulatory and public policy experience. He contributes his insights on board leadership developed through a long tenure of service on several boards of large, public companies.

Carol Cox Wait (67) has been a Director of CIGNA since 1995. Ms. Wait has been President of Boggs, Atkinson, Inc. (a real estate company) since 2003 and is also the General Manager for Artesia, Bellflower and Ramona Senior Centers, a Managing Member of Lakewood Towers LLC and Manager of VCB Bluebird LLC and VCB Palm LLC. Ms. Wait also served as a Director, President and Chief Executive Officer of the Committee for a Responsible Federal Budget (a bi-partisan, educational, non-profit organization) from 1981 until 2003. Her term as a Director of CIGNA expires in 2011.

Ms. Wait has extensive public policy experience from her work with the Senate Budget Committee and her leadership role with the Committee for a Responsible Federal Budget. This expertise, as well as her understanding of budget process and related financial acumen, gained from her service as president or general manager for several companies and her perspectives on diversity, gained from service on the board of the International Women's Forum, contribute to her role as a CIGNA director.

Eric C. Wiseman (54) has been a Director of CIGNA since 2007. Mr. Wiseman has served as Chairman of VF Corporation (an apparel manufacturer) since August 2008, as Chief Executive Officer since January 2008, and as President and a Director since 2006. Prior to that he served as Chief Operating Officer of VF Corporation from 2006 to 2007; Executive Vice President, Global Brands from 2005 to 2006; Vice President and Chairman, Sportswear and Outdoor Coalitions from 2004 until 2005; and Vice President and Chairman, Global Intimates and Sportswear Coalition from 2003 until 2004. His term as a Director of CIGNA expires in 2012.

Mr. Wiseman brings to CIGNA leadership experience from his role as Chairman and Chief Executive Officer of a large, public company. Mr. Wiseman also has significant and varied management expertise, developed in roles of increasing responsibility at VF Corporation. His familiarity with consumer marketing and market trends as well as his strategic planning experience are highly valuable to CIGNA's Board and in shaping the direction and strategy of the Company.

William D. Zollars (62) has been a Director of CIGNA since 2005. Mr. Zollars has served as Chairman, President and Chief Executive Officer of YRC Worldwide, Inc. (formerly Yellow Roadway Corporation, a holding company whose subsidiaries provide regional, national and international transportation and related services) since 1999. Mr. Zollars has served as Director of ProLogis Trust since 2004 and Cerner Corporation since 2005. His term as a Director of CIGNA expires in 2011.

Mr. Zollars contributes to CIGNA's Board his extensive management expertise, particularly from his role as the Chairman and Chief Executive Officer of a public corporation. He has an excellent understanding of the functioning and role of a board, gained through 14 years of service on the boards of directors of publicly-held corporations.

CORPORATE GOVERNANCE

CIGNA Corporation's Corporate Governance Policies

The Board and its committees regularly review their corporate governance policies and practices and recommend modifications to them to implement developing best practices that the Board has determined are appropriate for CIGNA. Many of these policies and practices are embodied in the Board Practices and the charters of the Audit, Corporate Governance, Finance, and People Resources Committees. The Board Practices, committee charters and CIGNA's Code of Ethics are posted at http://www.cigna.com/about_us/governance/index.html. They also are available in print to any shareholder who submits a written request to the Corporate Secretary at our principal executive offices at:

CIGNA Corporation
Two Liberty Place, TL17
1601 Chestnut Street
Philadelphia, PA 19192-1550

Board Composition and Leadership

CIGNA's Board of Directors plays a central role in the Company's governance process. The Board's main duty is to advance the interests of the Company's shareholders by engaging in active and independent oversight of the management of CIGNA's business affairs and assets. In order to fulfill its responsibilities to the Company's shareholders, CIGNA's Board, both directly and through the Board's committees, regularly engages with management, ensures management accountability and reviews the most critical issues that face CIGNA, such as succession planning, approval of the Company's strategy and mission, execution of the Company's financial and strategic goals, oversight of risk management, and determination of executive compensation.

CIGNA's By-Laws require the Board to have at least eight directors, but no more than 16. The Board and its Corporate Governance Committee (CGC) each periodically consider the appropriate size of the Board. CIGNA has a strong commitment to a Board composed principally of independent, non-employee Directors. CIGNA Corporation currently has one, and has never had more than two, employee directors serving at the same time. CIGNA's Board is committed to meeting the evolving needs of the Company and its shareholders and, as a result, evaluates and adapts its role, its relationship with management, and its composition on a regular basis.

Prior to December 2009, the Board of Directors operated under a traditional U.S. board leadership structure with CIGNA's Chief Executive Officer (CEO) also serving as the Chairman of the Board. As part of the CEO succession planning process (undertaken by the Board of Directors prior to the announcement that H. Edward Hanway would retire as CEO and Chairman (see p. 53)), the Board of Directors, advised by the Corporate Governance Committee, engaged in an evaluation of the Company's leadership structure. After careful review and consideration of alternative leadership structures, the Board of Directors determined that effective December 25, 2009, and in continuation of CIGNA's commitment to sound corporate governance principles, the roles of Chairman and CEO would be separated, to allow an independent Chairman to lead the Board of Directors. The Board believes that this leadership structure is appropriate for CIGNA at this time because CIGNA has been, and in the coming year will continue to be, faced with unprecedented economic and competitive pressures in the marketplace; elevated public interest and possible sweeping changes to the industry and the competitive landscape as a result of potential health care reform; and a transition of leadership for the Company's senior management. CIGNA's independent Chairman serves as the principal representative of the Board, presides over meetings of the Board of Directors and meetings of CIGNA shareholders, drives the meeting agendas and acts as the liaison on behalf of the Board with the Company's senior management. Other key responsibilities of the independent Chairman include:

  •
  facilitating discussion among the independent directors on key issues and concerns and advising the CEO with respect to the flow of information between the Board and CIGNA's management;

  •
  counseling the CEO on issues of concern to the Board and, together with the independent members of the Board, evaluating the CEO's performance;

  •
  leading the Board in CEO succession planning;

  •
  developing the schedule of Board meetings together with the CEO and conferring regularly with the CEO and the Committee Chairs to develop meeting agendas; and

  •
  playing a key role in the director recruiting process, including focusing on diversity and meeting with all qualified director candidates.

For 2009 and 2010, the Board also expects the independent Chairman to spend a significant amount of time at the company offices providing guidance and oversight to management to assist with strategic planning for CIGNA's business and to fulfill his role as the Board's liaison to management. Please see pages 45 and 46 for additional information about the role of the current Chairman of the Board, Isaiah Harris, Jr., during the Company's leadership transition period.

Process and Criteria for Nominating Directors

Director Selection Policy and Criteria.    The CGC, in consultation with the Board, has developed and periodically reviews director selection criteria and, as part of the director recruitment process, takes into consideration the responsibilities of CIGNA directors, The criteria for director selection are as follows:

  •
  Directors must represent all shareholders.

  •
  Directors must demonstrate good judgment and strong commitment to ethics and integrity.

  •
  Directors must be free of conflicts of interest.

  •
  Directors must possess the ability to analyze complex business and public policy issues and provide relevant input regarding the Company's business strategy.

  •
  Directors must have demonstrated a high degree of achievement in their respective fields.

  •
  Directors must contribute to the overall diversity (in its various forms) of the Board of Directors.

In addition to the criteria listed above, the CGC and the Board strive to ensure that the Board is comprised of individuals who together possess a wide range of capabilities and professional attributes, among them:

  •
  financial acumen;

  •
  ability to assess risk and its impact on shareholder value;

  •
  insight into the process of developing employees, as well as developing and delivering high-quality products and services that respond directly to customer needs and expectations;

  •
  familiarity with channels of distribution;

  •
  awareness of consumer market trends;

  •
  insight into government relationships and processes;

  •
  familiarity with processes for developing and implementing effective human resources policies and practices; and

  •
  familiarity with the challenges of operating businesses in the international marketplace.

The Board of Directors reviews the background of potential candidates. Director candidates are then interviewed by the Chair of the CGC, the Chairman of the Board and other members of the Board as appropriate prior to the CGC making its recommendation to the Board. When considering director candidates and the current composition of the Board, the CGC and Board consider how each nominee's background, experiences, skills, leadership style and unique perspective will contribute to the diversity of the Board of Directors as a whole. The CGC assesses the Board's composition as part of the annual evaluation of the Board.

The Board may nominate for election and appoint to vacant or new Board positions only persons who agree to adhere to the Company's majority voting standard. The standard requires a director to tender his or her resignation to the Company in case of failure to achieve more "for" votes than "against" votes at any future meeting at which he or she faces an uncontested election. The Board has discretion to accept or reject the tendered resignation following the election.

That tender of resignation cannot be withdrawn unless the Board eliminates the majority voting standard. If a nominee does not receive a majority of votes for his or her election, the CGC will act on an expedited basis to determine whether to accept the resignation and will submit the recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Consideration of Shareholder Suggestions for Director Selection.    The CGC is responsible for advising and reporting to the Board regarding the Board's membership and director selection. The CGC welcomes shareholder suggestions for Board nominees. Shareholders who wish to suggest Board nominees should submit their candidates, together with appropriate biographical information and qualifications, to the CGC. The CGC applies the same standards in the evaluation of candidates suggested by shareholders as it does candidates identified through other means. Correspondence may be addressed to:

Corporate Secretary
CIGNA Corporation
Two Liberty Place, TL17
1601 Chestnut Street
Philadelphia, PA, 19192-1550

The CGC generally considers nominees in October for the following annual meeting. Accordingly, suggestions for Board nominees should be submitted by October 1st to ensure consideration for the following annual meeting. Shareholder suggestions for Board nominees are evaluated using the same criteria described under "Director Selection Policy and Criteria" on page 14.

Third-Party Director Search Firm.    The CGC has retained SpencerStuart, a third party search firm, to assist the CGC in identifying and evaluating candidates for Board membership who best match CIGNA's director recruitment criteria as described on page 14. SpencerStuart played a key role in identifying many of the Company's current directors as qualified candidates for Board membership.

 Shareholder Communications to the Board

The Board maintains an address for receipt of shareholder and interested party communications. Shareholders and interested parties may contact the Board of Directors, the non-employee directors, or specific individual directors by writing to them at:

Director Access
Attn: Office of the Corporate Secretary
CIGNA Corporation
Two Liberty Place, TL17
1601 Chestnut Street
Philadelphia, PA 19192-1550

All communications other than routine commercial solicitations and opinion surveys will be compiled by the Corporate Secretary and periodically submitted to the Board or, if addressed only to individual directors, promptly submitted to such individual directors. The Corporate Secretary also will promptly advise the appropriate member of management of any concerns relating to CIGNA's products or services, and the Corporate Secretary will notify the Board of the resolution of those concerns.

Other Board Practices

Limit on Directorships.    Each director who is also a chief executive officer of a public company may not serve on more than one public company board in addition to CIGNA's Board and the board of his or her employer (for a total of three public company directorships). Each director who is not a chief executive officer of a public company may serve on no more than four boards of public companies in addition to CIGNA's Board (for a total of five such directorships). CIGNA's directors serving on October 24, 2007, the effective date of this provision of the Board Practices, have until October 24, 2012 to comply with this requirement.

Board Meetings.    The Board meeting schedule and agenda are developed with direct input from directors. The duration of each meeting varies as business needs dictate. The Board meets in executive session without the CEO at the conclusion of every in-person Board meeting and, at least twice a year, meets in an extended executive session without the CEO. The Board met in executive session 12 times in 2009.

Access to Management and Independent Advisors.    Independent directors have regular access to senior managers and employees. In addition, the Board and its committees are able to access and retain appropriate independent advisors as they deem necessary or appropriate.

Continuing Education and Self-Evaluation.    The Board is regularly updated on CIGNA's businesses, strategies, customers, operations and employee matters, as well as external trends and issues that affect the Company. Directors are also encouraged to attend continuing education courses relevant to their service on CIGNA's Board. Directors are reimbursed by CIGNA for expenses incurred in connection with such continuing education courses. The Board and each of its committees conduct a self-assessment, and the CGC annually conducts a review of each individual director's performance. On an ongoing basis, directors offer suggestions and alternatives intended to further improve Board performance.

Resignation and Retirement.    If a director's principal position is discontinued, that director is required to tender his or her resignation to the CGC. The CGC will then recommend to the Board the action, if any, to be taken with respect to the resignation. In any event, a director is required to retire no later than the annual meeting of shareholders coinciding with or following his or her 72nd birthday.

Board of Directors and Committee Meetings, Membership, Attendance,
Independence and Other Board Matters

Meetings and Membership.    The full Board held 15 meetings during 2009. From time to time, the Board or its committees act by unanimous written consent when it is impracticable for them to meet.

The following table shows the membership, summary of responsibilities and number of meetings in 2009 for each of the committees. Additional information about the committees can be found in the committee charters which are posted at http://www.cigna.com/about_us/governance/committees.html.

Committees	2009 Membership	Primary Responsibilities	Number of Meetings
Audit	R. H. Campbell*(1) (Chair) J. E. Henney, M.D.* J.M. Partridge* E. C. Wiseman* D. F. Zarcone*(2)	• Representing and assisting the Board in fulfilling its oversight responsibilities regarding the adequacy of internal controls, integrity of financial statements, compliance with legal and regulatory requirements, and review and evaluation of enterprise risk management.	9
		• Assessing qualification and independence of, appointing, compensating, overseeing the work of and removing, when appropriate, CIGNA's independent registered public accounting firm.

Corporate Governance	C. C. Wait* (Chair) R. H. Campbell*(1) I. Harris*(3) J. E. Henney, M.D.*	• Reviewing, advising, and reporting to the Board regarding the Board's membership, structure, organization, governance practices and performance.	5
	P. N. Larson* E. C. Wiseman*	• Reviewing committee assignments annually.
		• Overseeing director selection and compensation, including developing specific director recruitment criteria.

Finance	P. N. Larson* (Chair) R. Martinez* J.M. Partridge* J. E. Rogers* D. F. Zarcone* W. D. Zollars*	• Overseeing and advising the Board regarding: the structure and use of CIGNA's capital; long-term financial objectives and progress against those objectives; CIGNA's annual operating plan and budget; investment policies; and information technology strategy and execution.	6

People Resources	J. E. Rogers*(4) (Chair) I. Harris*(3)(4) R.Martinez* C. C. Wait*	• Overseeing the policies and processes for people development, including the succession plan for the principal executive officers.	9
	W. D. Zollars*	• Evaluating the Chief Executive Officer annually and sharing its assessment with the Board when reporting on compensation actions for the Chief Executive Officer.

		• Reviewing and approving executive compensation plans and equity-based plans, subject to applicable Board and shareholder approvals.

Executive	H. E. Hanway (Chair)(5) I. Harris*(5)	• Acting on matters requiring Board action when convening a full meeting of the Board is difficult or impractical.	0
	R. H. Campbell*(1) P. N. Larson* J. E. Rogers*(4) C. C. Wait*

*
Meets independence standards described below.

(1)
Effective December 31, 2009, Mr. Campbell retired from the Board of Directors

(2)
Ms. Zarcone became Chair of the Audit Committee on January 1, 2010, following the retirement of Mr. Campbell.

(3)
In December 2009, Mr. Harris ceased to be a member of any of the Board's Committees (except for the Executive Committee) in connection with his appointment as Chairman of the Board. Although he is not a member of any

  Committee (except the Executive Committee), Mr. Harris continues to participate in Committee meetings in his role as Chairman of the Board and may vote on any Committee matter and be counted for quorum.

(4)
In July 2009, following the appointment of Mr. Harris as Vice-Chairman of the Board and in consideration of the additional duties Mr. Harris undertook in that role (see pages 45 and 46), Mr. Rogers replaced Mr. Harris as Chair of the People Resources Committee. Upon his appointment as Chair of the People Resources Committee, Mr. Rogers became a member of the Board's Executive Committee.

(5)
Mr. Hanway retired from the Board of Directors, effective December 25, 2009, and upon Mr. Hanway's retirement, Mr. Harris became Chair of the Executive Committee.

All members of the Audit Committee meet the New York Stock Exchange standard for qualifying as "financially literate" as determined by CIGNA's Board. The Board of Directors has determined that Donna Zarcone is the "audit committee financial expert," as defined in the applicable rules of the Securities and Exchange Commission, and meets the qualifications for independence as described below.

Attendance.    During 2009, Board and committee attendance averaged 93% for the Board as a whole. Each incumbent director attended at least 80% of the combined total meetings of the Board and committees on which he or she served during 2009. The Board encourages independent directors to attend the annual meeting of shareholders. Eight directors attended the 2009 annual meeting: Isaiah Harris, Jr., Jane Henney, M.D., Peter N. Larson, Roman Martinez IV, Carol Cox Wait, Eric C. Wiseman, Donna F. Zarcone, and H. Edward Hanway, who chaired the meeting.

Independence.    CIGNA's Board has adopted director independence standards that can be found in the Board Practices posted on CIGNA's website. CIGNA's director independence standards provide that a director is not independent if:

  •
  the director is, or has been within the last three years, an employee of CIGNA, or an immediate family member (defined as a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law or anyone (other than a domestic employee) who shares the director's home) is, or has been within the last three years, an executive officer of CIGNA;

  •
  the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CIGNA, other than director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  •
  the director is a current partner or employee of CIGNA's external auditor or an employee of CIGNA's internal audit department, or an immediate family member is a current partner of CIGNA's external auditor or an employee of CIGNA's internal audit department;

  •
  the director or an immediate family member was within the last three years (but is no longer) a partner or employee of CIGNA's external auditor or an employee of CIGNA's internal audit department and personally worked on CIGNA's audit within that time;

  •
  the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of CIGNA's present executives at the same time serves or served on that company's compensation committee; or

  •
  the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, CIGNA for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of the other company's consolidated gross revenue.

The Company's director independence standards further provide that certain relationships are not material and do not impair a director's independence. In particular, a director's independence will not be impaired if:

  •
  a director is an executive officer of another company in which CIGNA owns a common stock interest, and the amount of CIGNA's common stock interest is less than five percent of the total shareholders' equity of the company for which the director serves as an executive officer;

  •
  a director is an executive officer of another company in which CIGNA owns debt securities and the amount of the debt holdings is less than five percent of the total outstanding debt securities of that company;

  •
  a director serves as a member of the board of directors or serves in a position with similar duties and responsibilities (such as a trustee) of another organization that makes payments to or receives payments from CIGNA in the ordinary course of business;

  •
  a director's immediate family member serves as an employee or director (but does not serve as an executive officer, or partner or in another position with principal policy-making responsibilities) of an organization that makes payments to or receives payments from CIGNA in the ordinary course of business;

  •
  a director is an executive officer of another company that owns less than five percent of the total shareholders' equity of CIGNA;

  •
  a director, his/her spouse or anyone (other than domestic employees) sharing the home of a CIGNA director serves as an executive officer, director or trustee (or equivalent) of a charitable organization, and CIGNA's discretionary charitable contributions to the organization during the past year are less than the greater of $100,000 or two percent of that organization's annual gross revenue (CIGNA's automatic matching of employee charitable contributions will not be included in the amount of CIGNA's contributions for this purposes);

  •
  a director or his immediate family members purchases insurance, services or other products of CIGNA, or uses CIGNA's financial services, all on terms and conditions similar to those available to other similarly situated persons;

  •
  a director is a member in the same professional association, social, fraternal or religious organization or club as an executive officer or other director of CIGNA;

  •
  a director currently or previously attended the same educational institution as an executive officer or other director of CIGNA;

  •
  a director serves on the board of directors of another public company on which an executive officer or other director of CIGNA also serves as a director, except for prohibited compensation committee interlocks; or

  •
  a director serves as an executive officer of a public company that also uses CIGNA's registered independent public accounting firm.

For any relationship outside the guidelines described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors who satisfy the independence guidelines set forth above.

The standards of independence described above meet the independence standards specified in the listing standards of the New York Stock Exchange. Based on the standards described above and the Board's review, the Board affirmatively determined that for 2009:

  •
  the following directors, comprising all of the directors and director nominees, except for Messrs. Hanway and Cordani, are independent: Messrs. Campbell, Harris, Larson, Martinez, Partridge, Rogers, Wiseman and Zollars, Dr. Henney, and Mses. Wait and Zarcone; and

  •
  all members of the Audit Committee, CGC, Finance Committee and People Resources Committee are independent.

In assessing directors' independence, the Board and CGC reviewed directors' responses to a questionnaire that solicited information about their relationships (and the relationships of their immediate family members) with CIGNA and other entities (affiliated entities), as well as material provided by management related to CIGNA's transactions with and investments in those entities. In applying the independence standards, the Board and the CGC considered that:

  •
  From time to time during the past three years, CIGNA and its subsidiaries engaged in arms-length, ordinary course business transactions with corporations or organizations with which Messrs. Harris, Martinez, Partridge, Rogers, Wiseman and Zollars, Mmes. Wait and Zarcone and Dr. Henney, or their immediate family members, serve as an executive officer, director, trustee or partner. In each case, the amount paid to or received from these companies in each of the last three years was significantly less than 2% of annual gross revenue or the $1 million threshold as described in CIGNA's director independence standards — and in all cases was less than 1% of total revenue of the other organization or was otherwise determined to be immaterial.

  •
  CIGNA made charitable contributions to the United Way, for which Mr. Zollars serves as a Director. The amount contributed to the United Way was less than the greater of $100,000 or 2% of the United Way's annual gross revenue.

Enterprise Risk Management.    The Board of Directors is ultimately responsible for risk oversight. The Board executes its duty both directly and through its Audit Committee (which is responsible for oversight of financial risk), its People Resources Committee (PRC) (which is responsible for oversight of compensation-related risk) and its Finance Committee (which is responsible for oversight of capital, including technology investments, and investment-related risk).

Over the past several years CIGNA has implemented practices to ensure that the Board and its Committees are regularly briefed on issues related to the Company's risk profile. These practices include CIGNA's Chief Risk Officer and General Auditor reporting directly to the Audit Committee at least quarterly (and generally six times a year) to discuss the Company's Enterprise Risk Management (ERM) activities and progress made against established ERM objectives for the year. ERM is a company-wide initiative that involves the Board, CIGNA's management and Chief Risk Officer and General Auditor, and internal audit function in an integrated effort to (1) identify, assess, prioritize and monitor (as each of their roles dictates) a broad range of risks (e.g., financial, operational, business, compliance, reputational, governance and managerial), and (2) formulate and execute plans to monitor, and to the extent possible, mitigate the effect of those risks.

In addition, the Chief Risk Officer and General Auditor meets with the Audit Committee during each of its executive sessions, meets at least annually with the full Board of Directors, and provides (and is available to discuss) written reports to the PRC that assist the PRC in assessing risks related to compensation design and awards. The Chief Risk Officer and General Auditor also monitors technology, financial market and capital management risks. These risks are reviewed and discussed regularly with the Finance Committee. At least once a year, the Audit Committee reports to the full

Board of Directors regarding matters related to enterprise risk and risk management, and the full Board of Directors devotes time during its meetings to engage in a focused discussion on risk oversight.

In 2009, management conducted an in-depth review of CIGNA's executive and employee compensation programs and policies, including incentive compensation plans, and in February 2010 presented a summary of its findings to the PRC. As part of the review, management analyzed the relationship between the incentives created by these programs and the Company's risk profile, internal controls that mitigate the risk of incentive compensation having an unintended negative financial impact on the Company, and plan design features including clawback arrangements, holding periods, earnings thresholds, payment structure and plan caps. The review concluded that CIGNA's compensation programs and policies, including goal-setting, target-setting and payouts, do not create or increase risks that are reasonably likely to have a material adverse effect on the Company.

People Development Matters.    The PRC is responsible for overseeing the policies and processes for people development, including the succession plan for executive officers. In fulfilling that responsibility, the PRC considers an annual review of executive officers and key senior management presented by the CEO, including a discussion of those employees who are considered to be potential successors to executive and senior level positions and a review of their readiness and developmental needs. The assessment is presented to the full Board at the PRC's direction. The PRC assists the Board with developing and evaluating potential candidates who meet the Board's established criteria for the CEO position in connection with the Board's oversight of Chief Executive Officer succession planning.

Certain Transactions

The Company has not implemented a written policy concerning the review of related party transactions, but compiles information about transactions between CIGNA and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The CGC annually reviews and evaluates this information, with respect to directors, as part of its assessment of each director's independence and presents its assessment to the full Board of Directors. The Company reviews the transaction information with respect to both directors and executive officers to determine whether any transaction may be subject to disclosure under applicable rules regarding transactions with related persons, and submits a description of any transaction subject to such disclosure to the CGC for review.

In addition, all directors, officers and employees of CIGNA are subject to the Company's Conflict of Interest Policy, which requires directors to inform the Corporate Secretary and employees to inform their supervisors, of any existing or proposed relationship, financial interest or business transaction that could, or might appear to be, a conflict of interest. Any reported transactions are to be brought to the attention of the Chief Compliance and Ethics Officer for review and disposition.

Based on a review of the transactions between CIGNA and its directors and officers, their immediate family members, and their affiliated entities, CIGNA has determined that, since the beginning of 2009, it was not a party to any transaction in which the amount involved exceeds $120,000 and in which any of CIGNA's directors, executive officers or greater than five percent stockholders, or any of their immediate family members or affiliates, have a direct or indirect material interest.

 Processes and Procedures for Determining Executive and Director Compensation

Executive Compensation.    Pursuant to its charter, the PRC oversees the Company's executive compensation program. In fulfilling its responsibilities, the PRC actively seeks to enhance the program's effectiveness in reinforcing strong links between executive pay and performance. Examples of actions that the PRC has taken include:

  •
  annually reviewing the link between pay and performance and ensuring that executive compensation program design focuses on variable, at-risk, performance-based compensation;

  •
  assessing the relationship between the Company's risk profile and compensation plans;

  •
  hiring a compensation consultant to advise on executive compensation issues;

  •
  establishing reviews of detailed compensation tally sheets for all executive officers twice a year; and

  •
  holding executive sessions, without CIGNA management present, at every in-person PRC meeting.

The PRC regularly reviews CIGNA's compensation programs against the Company's strategic goals, industry practices, and emerging trends in order to ensure alignment with shareholder interests. The PRC retains the flexibility to modify the programs to address changes in the competitive landscape. To help it fulfill its responsibilities, the PRC has engaged Mercer (US) Inc. (the Compensation Consultant).

In 2009, the PRC expanded its review of CIGNA's executive compensation program to monitor whether the program components encourage or otherwise promote the taking of inappropriate or unacceptable risks that could threaten the Company's long-term value. As part of this enhanced risk assessment review, the PRC receives regular updates on the Company's major risks as well as management's plans to manage those risks. In 2009, the PRC did not take any action with respect to the executive compensation program as a result of this review.

PRC Role in Executive Compensation

The PRC is composed entirely of independent directors. It oversees CIGNA's compensation and benefit plans and policies that apply to executive officers (including the named executive officers), oversees the administration of CIGNA's stock plans (including reviewing and approving equity awards to the named executive officers), reviews and recommends to the Board compensation decisions for the CEO and reviews and approves all compensation decisions relating to executive officers other than the CEO. The PRC reports to the Board on all actions taken.

The PRC, together with the Chairman of the Board, annually evaluates the CEO's performance and CIGNA's established enterprise goals and makes recommendations to the independent members of the Board of Directors about the CEO's compensation. After the compensation determinations are approved by the PRC and the independent members of the Board of Directors, the Chairman of the Board notifies the CEO of the results of the evaluation.

Management Role in Executive Compensation

The PRC has approved processes to support the independent development and review of executive officer compensation as described below.

Chief Executive Officer Compensation.    The CEO is not present during the PRC's annual evaluation of CEO performance and CIGNA's established enterprise goals, when making CEO compensation decisions. The Executive Vice President, Human Resources and Services and the Compensation Consultant attend this session at the request of the Committee.

Other Named Executive Officer Compensation.    The PRC approves the compensation targets, base salaries, annual incentives and long-term incentives and similar arrangements for all other named executive officers. In order to determine total target compensation for the named executive officers, the Compensation Consultant presents to the PRC relevant market data, prepared by CIGNA's compensation department and the Compensation Consultant. This relevant market data relates to base salary, annual incentive compensation, long-term incentive compensation and retirement programs relative to CIGNA's competitive peer group and the broader industry (see page 57 for a discussion of the peer group). The Executive Vice President, Human Resources and Services presents any recommendations for changes to named executive officers' compensation targets for the PRC's consideration and approval. The Vice President, Talent Optimization presents recommendations regarding compensation targets for the Executive Vice President, Human Resources and Services. For actual compensation decisions (payouts) regarding the named executive officers, CIGNA's CEO presents his recommendations to the PRC for its consideration. In making his recommendations, the CEO discusses CIGNA's performance and the individual officers' performance. The Executive Vice President, Human Resources and Services is generally present for the discussion of compensation for named executive officers.

Compensation Consultant Role in Executive and Director Compensation

Executive Compensation

The PRC has the authority under its charter to engage the services of outside advisors for assistance. The PRC directly retained Mercer as its Compensation Consultant in 2009 to advise the PRC on CIGNA's executive compensation programs. The primary role of the Compensation Consultant is to provide the PRC with objective analysis, advice and information and to assist the PRC in the performance of its duties; however all of the decisions with respect to determining the amount or form of executive compensation are ultimately made by the PRC or the Board and may reflect factors and considerations other than the information and advice provided by the Compensation Consultant. At the request of the PRC, one or more representatives of the Compensation Consultant attended all of the PRC meetings in 2009.

The PRC requests information and recommendations directly from the Compensation Consultant as it deems appropriate in order to structure and evaluate CIGNA's compensation programs, practices and plans. Pursuant to its engagement by the PRC, the Compensation Consultant also works with and provides information to and obtains information from the Executive Vice President, Human Resources and Services and CIGNA's compensation department to support management's executive compensation work for the PRC.

During 2009, the Compensation Consultant provided services to the PRC and to management (in support of executive compensation work for the PRC) as described throughout the Compensation Discussion and Analysis (CD&A) (beginning on page 52) and also:

  •
  evaluated the impact of CIGNA's equity programs on annual share use, burn rate (the number of shares awarded per year divided by the shares outstanding at the beginning of the year) and total dilution (total number of stock options and restricted stock outstanding, plus the number of shares available for grants under the Long-Term Incentive Plan, divided by the total number of shares of common stock outstanding), and advised the PRC on a recommended maximum share limit for use in 2010;

  •
  reviewed tally sheets of total compensation developed by CIGNA's compensation department;

  •
  evaluated the reasonableness of the performance targets within CIGNA's Management Incentive Plan from an external perspective, considering historical performance for CIGNA and the primary peer group as well as shareholder expectations; and

  •
  assisted with the preparation of the CD&A for the 2009 proxy statement.

In 2009, the fees paid to Mercer for services to the PRC and in support of executive compensation work for the PRC (as described above) totaled $789,000.

In addition, during 2009, CIGNA paid Mercer $72,000 for Director Compensation consulting services on behalf of the CGC. These fees were paid for services provided exclusively to and at the direction of the CGC, the committee with oversight over director compensation.

Separate and distinct from executive and director compensation consulting services, as described above, Mercer and its affiliates (Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., a holding company that has multiple independent operating companies, including Mercer) provided services for CIGNA in various other capacities during 2009. Those services included pension consulting, actuarial consulting, other compensation consulting, employee benefits reviews, risk management, and case implementation and administration. Decisions to engage Mercer were made by management, and were approved by the Chair of the PRC, acting on behalf of the Committee. Fees paid for those services to Mercer and Mercer affiliates totaled approximately $11,838,000 in 2009.

Mercer also provides employee benefits selection and strategy advice to many employers, unions and other groups (including CIGNA clients) that hire an independent third-party firm (an insurance broker) for that purpose. Commissions are paid to insurance brokers such as Mercer in the ordinary course of the employee benefits business, generally as a percentage of premiums billed, as the industry-accepted method of compensating brokers for their services. In addition, CIGNA's clients may engage Mercer to provide consulting services. CIGNA may pay Mercer directly and include Mercer's fees for those services in the client's premiums or administrative services fees. As a result of these types of arrangements, CIGNA paid approximately $31,702,000 to Mercer and its affiliates in 2009. Decisions to engage Mercer were made by CIGNA clients, and the fees to Mercer were approved by the Chair of the PRC, acting on behalf of the Committee.

At the end of 2009, after consideration of a number of factors, the Board made the decision to terminate its use of Mercer as the compensation consultant and to retain the services of Pearl Meyer & Partners, LLC beginning in March 2010. In furtherance of its commitment to good corporate governance, the PRC regularly reviews and evaluates its compensation consultant engagement and intends to specifically review the continuation of its relationship with the compensation consultant every five years.

In January 2009, CIGNA adopted a policy addressing compensation consultant independence. The policy requires that the PRC use a compensation consultant that is independent of the Company as assessed by the PRC annually. A compensation consultant is deemed independent under the policy if the compensation consultant:

  •
  is retained by the PRC, and reports solely to the PRC for all services related to executive compensation; and

  •
  does not provide any services or products to the Company and its affiliates or management except with approval of the Chair of the PRC.

In assessing the compensation consultant's independence, the PRC considers the nature and amount of work performed for the PRC during the year, the nature of any non-executive compensation services performed for the Company, and the amount of fees paid for those services in relation to the compensation consultant's total revenues. The compensation consultant annually prepares for the PRC an independence letter providing appropriate assurances and confirmation of the consultant's independent status pursuant to the policy. Pursuant to the compensation consultant independence policy, as previously noted, the Chair of the PRC approved all of the compensation and benefits services provided by Mercer to the Company and also approved the broker services provided to the Company by Mercer in 2009.

Director Compensation

The charter of the CGC provides that it will review the compensation of non-employee directors periodically and recommend changes to the Board and will assist in the administration of director compensation plans as authorized by the Board. The CGC reviews the non-employee director compensation program periodically for competitiveness and appropriateness of compensation levels and program design and may then make recommendations to the Board for action.

To help it fulfill its responsibilities, the CGC from time to time engages one or more compensation consultants. A compensation consultant engaged by the CGC is directly responsible to the CGC for advising it with respect to non-employee director compensation and providing it with objective analysis and advice about benchmarking, pay practices at competitors, potential tax consequences, compensation magnitude and mix, program structure, and alignment with shareholder interests; however, all of the decisions with respect to determining the amount or form of director compensation under the Company's director compensation program are made by the Board alone and may reflect factors and considerations other than the information and advice provided by a compensation consultant. The CGC may also engage a compensation consultant to advise it on industry practices and emerging trends in director compensation.

With respect to director compensation, the Compensation Consultant contacts the Executive Vice President, Human Resources and Services and members of his staff to obtain information needed to carry out its assignments and contacts the General Counsel and members of her staff regarding legal issues. At the request of the CGC, one or more representatives of a compensation consultant engaged by the CGC may attend certain CGC meetings in order to present information and recommendations and to be available to answer questions and advise the CGC.

During 2009, the CGC engaged compensation consultants as follows:

  •
  The CGC retained Mercer to complete a competitive assessment of the director compensation program. Page 47 provides a description of changes made to the director compensation program for 2010 and page 24 provides information regarding fees paid to Mercer for director compensation consulting services.

  •
  The CGC retained Towers Watson (formerly Towers Perrin) to advise the CGC on the Vice-Chairman/Chairman Compensation Program, particularly during the transition in leadership structures. CIGNA paid Towers Watson $ 17,500 for director compensation services for and in support of the CGC (see page 45 for information regarding the Vice-Chairman/Chairman Compensation Program).

Towers Watson is a company that provides services in the areas of employee benefits, talent management, rewards, and risk and capital management. Towers Watson provides compensation and benefits services to CIGNA management and CIGNA subsidiaries outside of the U.S. separate and apart from the services provided to the CGC. In 2009, CIGNA paid Towers Watson approximately $1,032,000 for these services, which include benefits consulting, and compensation and benefits surveys.

In addition to the fees relating to the director compensation consulting work and other compensation and benefits services described above, CIGNA paid approximately $4,174,000 to Towers Watson and its affiliates for actuarial work, commissions and client-directed services. The decision to engage Towers Watson for these services as well as the compensation and benefits services described above was made by management and did not require approval by the Board.

 INFORMATION ABOUT ITEM 2. RATIFICATION OF APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS CIGNA'S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as CIGNA's independent registered public accounting firm for 2010. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider PricewaterhouseCoopers' appointment.

PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for CIGNA and its subsidiaries since 1983, and performed the same role for Connecticut General Corporation, a predecessor company of CIGNA, and its subsidiaries since 1967. A representative from PricewaterhouseCoopers LLP will attend the annual meeting, may make a statement, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS CIGNA'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Policy for the Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services provided by CIGNA's accounting firms and all non-audit services provided by the Company's principal independent registered public accounting firm. Specifically:

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  The full Audit Committee pre-approves all audit, review and attest services and their related fees.

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  At the first Audit Committee meeting of each calendar year, the Chief Risk Officer and General Auditor for the Company presents to the full Audit Committee a schedule, accompanied by detailed documentation, listing all permissible non-audit services expected to be performed by the Company's independent registered public accounting firm during the calendar year. In the case of any additional permissible non-audit services concerning internal control over financial reporting and any tax service, the independent registered public accounting firm includes a written description of the scope of service and other information about the proposed service required by the Public Company Accounting Oversight Board rules. The Audit Committee reviews the schedule and documentation, and pre-approves the permissible non-audit services it deems appropriate. For additional permissible non-audit services that arise during the calendar year, the Chief Risk Officer and General Auditor presents an updated schedule reflecting the additional services for review and consideration for pre-approval by the Audit Committee. After the Chief Risk Officer and General Auditor's presentation of the schedules as described above and, if applicable, a discussion with the Company's independent registered public accounting firm regarding the potential effects of any permissible tax services on the independence of the Company's independent registered public accounting firm, the Audit Committee will approve those permissible non-audit services it deems appropriate and necessary.

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  The policy permits the pre-approval of additional permissible non-audit services to be delegated to one or more Audit Committee members so long as the proposed services do not exceed $250,000, individually. Any services approved in this manner must be reported to the full Audit Committee at its next regularly scheduled meeting.

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  The Chief Risk Officer and General Auditor reports to the Audit Committee at each meeting on all non-audit services performed by the independent registered public accounting firm and on fees incurred for any services performed by the independent registered public accounting firm.

    Annually, the Chief Risk Officer and General Auditor reports to the Audit Committee the projected ratio between audit and non-audit fees of the independent registered public accounting firm.

Fees to Independent Registered Public Accounting Firm

Aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods were as follows:

	2009	2008(1)
Audit Fees	$9,218,000	$9,990,000
Audit-Related Fees	1,852,000	1,938,000
Tax Fees	110,000	48,000
All Other Fees	473,000	514,000

Total	$11,654,000	$12,490,000

(1)
Audit Fees for 2008 include fees of $97,000 for audit of 2008 financial statements that had not yet been billed at the time CIGNA's 2009 Proxy Statement was filed.

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Audit fees include: the audit of annual financial statements; the review of quarterly financial statements; the performance of statutory audits; quarterly comfort letter work; and the evaluation of management's assertions concerning the effectiveness of internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.

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Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under "Audit Fees." Audit-related fees included employee benefit plan audits; internal control reviews (e.g., Statement on Auditing Standards No. 70 reports); consultation concerning financial accounting and reporting standards; agreed upon procedures; due diligence purchase accounting; and regulatory examinations.

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Tax fees include tax recovery services, tax consulting and tax compliance services.

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All other fees include professional services rendered by PricewaterhouseCoopers LLP not reported in any other category and include pre-approved business process advisory and consulting services.

 Audit Committee Report

CIGNA has maintained an independent Audit Committee for many years. It operates under a written charter adopted by the Board of Directors.

All of the members of the Audit Committee are independent (as defined in the listing standards of the New York Stock Exchange and applicable federal regulations, and CIGNA's independence standards).

CIGNA's management has primary responsibility for preparing CIGNA's financial statements and establishing and maintaining financial reporting systems and internal controls. Management is also responsible for reporting on the effectiveness of CIGNA's internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of CIGNA's consolidated financial statements and issuing a report on these financial statements. The independent registered public accounting firm is also responsible for, among other things, issuing an attestation report on the effectiveness of CIGNA's internal control over financial reporting based on its audit. As provided in its charter, the Audit Committee's responsibilities include oversight of these processes. As part of its oversight responsibilities, the Audit Committee meets with CIGNA's Chief Risk Officer and General Auditor, Chief Accounting Officer, General Counsel, Chief Financial Officer and independent registered public accounting firm, with and without management present, to discuss the adequacy and effectiveness of CIGNA's internal controls and the quality of the financial reporting process.

In this context, before CIGNA filed its Annual Report on Form 10-K for the year ended December 31, 2009 with the Securities and Exchange Commission, the Audit Committee:

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  Reviewed and discussed with CIGNA's management the audited consolidated financial statements included in the Form 10-K and considered management's view that the financial statements present fairly, in all material respects, the financial condition and results of operations of CIGNA.

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  Reviewed and discussed with CIGNA's management and with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the effectiveness of CIGNA's internal controls over financial reporting as well as management's report and PricewaterhouseCoopers LLP's attestation on the subject.

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  Discussed with PricewaterhouseCoopers LLP, matters related to the conduct of its audit that are required to be communicated by auditors to audit committees and matters related to the fair presentation of CIGNA's financial condition and results of operations, including critical accounting estimates and judgments.

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  Received the required communications from PricewaterhouseCoopers LLP that discloses all relationships that may reasonably be thought to bear on its independence and to confirm its independence. Based on these communications, the Audit Committee discussed with PricewaterhouseCoopers LLP its independence from CIGNA.

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  Discussed with each of CIGNA's Chief Executive Officer and Chief Financial Officer their required certifications contained in CIGNA's Annual Report on Form 10-K for the year ended December 31, 2009.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited consolidated financial statements be included in CIGNA's Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee:

Donna F. Zarcone, Chairman
Jane E. Henney, M.D.
John M. Partridge
Eric C. Wiseman

INFORMATION ABOUT ITEM 3:
APPROVAL OF AMENDED AND RESTATED CIGNA LONG-TERM INCENTIVE PLAN

The Board is asking shareholders to approve the amendment and restatement of the CIGNA Long-Term Incentive Plan (the "Plan"). CIGNA provides long-term incentive compensation awards under the Plan to CIGNA officers and employees. The ultimate value of Plan awards is based on the long-term performance of CIGNA common stock or CIGNA's long-term success in meeting stated performance objectives. See pages 64 to 67 for a description of Long-Term Incentive Awards.

The Plan was last approved by shareholders in April 2005. The Board is asking CIGNA's shareholders to approve the Plan at the 2010 Annual Meeting so that CIGNA may continue to grant certain awards under the Plan that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits any public company's ability to take a federal income tax deduction for annual compensation in excess of $1,000,000 per person paid to the Chief Executive Officer and each of the three other most highly paid executive officers other than the Chief Financial Officer. Performance-based compensation is exempt from the Section 162(m) limits on deductible compensation.

The People Resources Committee (PRC) commissioned a comprehensive review of CIGNA's executive compensation program in 2009 and proposed modifications to CIGNA's long-term incentive program to better align with its refocused business strategy described in more detail in the Compensation Discussion & Analysis section of this Proxy Statement. The Board of Directors and the PRC approved the Plan on February 24, 2010 and the Board is recommending that shareholders approve the Plan to:

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  give CIGNA the flexibility needed to adapt its compensation practices to today's changing marketplace;

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  provide CIGNA with the continued ability to issue a broader mix of annual and long-term performance-based awards in order to attract new employees as well as retain and motivate key employees who are deemed to have long-term potential with CIGNA given their performance record;

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  ensure continued compliance with Section 162(m) of the Internal Revenue Code; and

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  continue to align the interests of the Company's employees with those of its shareholders.

CIGNA believes that equity incentives are critical to attracting and retaining the most talented employees. Since the Plan last went to shareholders in 2005, the mix of equity performance compensation at CIGNA has changed and continues to change to meet the evolving marketplace. Consequently, to address these changes in the market and overall equity environment, as well as to continue to adhere to sound corporate governance principles and to maintain alignment with shareholders' long-term interests, the Company has amended the Plan to provide the following key changes:

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  reduce the available pool of shares to 6,600,000 shares;

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  provide that of the 6,600,000 shares, up to 2,800,000 shares could be issued as full-value awards (awards other than options or SARs);

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  allow full-value shares in excess of the above limit to be granted; however, each full-value share granted above the 2,800,000 share limit will reduce the number of authorized shares by one and one-half; and

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  continue to provide that shares underlying outstanding awards made under the CIGNA Long-Term Incentive Plan (but not the CIGNA Corporation Stock Plan) that expire or are forfeited after March 5, 2010 can be reused under the Plan and now provide that forfeited or cancelled full-value awards will be added to the full-value limit.

If shareholders do not approve the Plan, the existing plan would continue to have 20,153,867 shares available for future awards.

As of December 31, 2009:

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  274,256,852 shares of CIGNA common stock were outstanding;

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  15,082,008 shares were subject to outstanding equity awards; and

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  23,278,830 shares were available for future awards under the existing plan, with no more than 3,810,825 shares available for grants other than options or SARs.

In the first quarter of 2010, as part of the Company's annual compensation cycle and in connection with retention and new-hire grants, CIGNA made grants that represent an additional 3,356,167 shares of CIGNA common stock that have been issued or reserved for future issuance. There were also exercises and expirations of stock options; forfeitures of options, restricted stock and restricted stock units; and lapsing of restrictions on restricted stock and restricted stock units during the interim period between December 31, 2009 and the mailing of this proxy statement.

After taking into account these changes, as of the close of business on March 5, 2010:

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  276,352,197 shares of CIGNA common stock were outstanding.

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  14,469,848 options were outstanding with a weighted average exercise price of $30.43 and weighted average remaining term of 6.35 years.

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  5,602,048 shares of unvested or unearned full value awards remain outstanding.

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  If the Plan is approved, the new available pool would be 6,600,000 shares, plus the shares described in "Reuse of Shares for Further Awards" on page 35. Currently, 20,153,867 shares were available for future grants in the Plan. Of this total, 17,943,138 can be issued as options only, with no more than 2,210,729 shares issued as full-value.

The Company does not anticipate granting new awards between March 5, 2010 and April 28, 2010.

The Plan provides an essential component of the total compensation package offered to key employees and reflects the importance the Company places on using long-term incentives to motivate and reward superior long-term results. CIGNA believes that the Plan reflects a number of provisions that align with shareholder interests including:

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  reducing the number of authorized shares under the Plan, to a number the Company anticipates will be sufficient for one year (with the intent of seeking shareholder approval for additional shares under the Plan at the 2011 annual meeting);

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  clearly defining the maximum limits on the number of shares issuable under the Plan by award types;

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  prohibiting the use of discounted stock options (except in the limited cases of capital adjustments or merger transactions);

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  prohibiting the use of reload options (the automatic grant of a new stock option upon exercise of another option);

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  continuing to prohibit option re-pricing (canceling an option and re-issuing at a lower exercise price);

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  requiring minimum option and SAR vesting periods of one year (typically, two-thirds of option grants made under the Plan vest over a period longer than one year);

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  requiring a minimum three-year vesting period for at least 95% of restricted stock grants;

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  requiring that performance awards must have a minimum one-year performance period;

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  requiring shareholder approval for any material amendments to the Plan in accordance with New York Stock Exchange rules;

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  eliminating the ability of participants to use restricted stock to pay for option exercises; and

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  prohibiting the reuse of shares returned to CIGNA (or withheld from the grant) in payment for stock option exercises or for tax withholding.

CIGNA will continue to maintain a three-year average share usage burn rate that is less than two percent over the remaining term of the Plan. The 'burn rate" is the ratio of number of shares granted in a year to the number of common shares outstanding at the beginning of the year.

Pages 31 to 38 contain a summary description of the Plan and the Plan itself is attached as Appendix A.

On March 5, 2010, the fair market value of one share of CIGNA common stock was $34.40.

Key Terms and Material Amendments

The following is a summary of key Plan provisions and material amendments:

Restatement Date:	April 28, 2010, subject to shareholder approval.
Term:	Amended to provide that no Plan awards may be made after December 31, 2019.
New Shares Requested:	Zero; amendment will reduce the remaining pool of available shares by approximately 13,554,000.
Upon approval of the Plan, the number of shares available for future grant will be (as of March 5, 2010): 6,600,000 plus shares underlying any future expired or forfeited awards.
Award Types:	The Plan permits the grant of:
• Stock Options (including incentive stock options (ISOs))
• Stock Appreciation Rights (SARs) payable in shares of CIGNA common stock or in cash
• Restricted Stock, including performance-based restricted stock
• Dividend Equivalent Rights
• Strategic Performance Shares
• Strategic Performance Units
• Common Stock in lieu of cash or other awards payable under any bonus, incentive or supplemental retirement plan

CIGNA's practice has been to grant only stock options, restricted stock, strategic performance units, and occasionally dividend equivalent rights and common stock in place of cash awards under other employee and executive compensation plans. Beginning in March 2010, the Company awarded strategic performance shares rather than strategic performance units. The Plan (as amended and restated) provides that dividend equivalent rights may not be granted in connection with stock options, SARs, strategic performance shares or strategic performance units.

Award Limits:	• Maximum of 2,000,000 shares may be issued as incentive stock options.

•       Up to a limit, the grant of each full-value share will reduce the number of authorized shares remaining by one. The limit is 2,800,000 shares, plus any full-value shares that: (i) were previously granted under the Plan (but not the CIGNA Corporation Stock Plan), (2) have remained outstanding as of March 5, 2010, and (3) are subsequently forfeited or cancelled. Each full-value share granted in excess of this limit will reduce the number of remaining authorized shares by one and one-half. (Full-value shares are shares of restricted stock, dividend equivalent rights paid in shares, shares granted in lieu of cash payments under qualifying incentive plans (such as CIGNA's restricted stock unit plan) and shares paid for strategic performance units or strategic performance shares).

•       Annual per person maximum of 250,000 strategic performance units, or 500,000 strategic performance shares. If a combination of units and shares is awarded, each unit awarded will reduce the maximum number of shares that can be awarded by two and every two shares awarded will reduce the maximum number of units that can be awarded by one. Strategic performance units have a maximum value of $200 per unit and strategic performance shares have a maximum vesting percentage of 200%.

• Annual per person maximum of 1,000,000 shares in the form of stock options and SARs.
• Annual per person maximum of 450,000 shares of restricted stock subject to performance conditions.
Vesting and Exercise:
Vesting schedules are determined by the PRC. Stock options and SARs have a maximum ten year term limit and are not exercisable until at least one year after the grant date, except in the case of a termination of employment due to death, disability, retirement or change of control.

Restricted stock granted under the Plan that is subject to time-based vesting shall not vest in less than three years, except in the case of a termination of employment due to death, disability, retirement or change of control, and restricted stock subject to performance conditions shall have a restricted period of not less than one year.
Notwithstanding the foregoing, up to 5% of the shares granted as restricted stock may be granted on terms not subject to these minimum vesting conditions.

 Other Material Features of the Plan

Purpose of the Plan.    The Plan provides for the grant of stock-based and performance-based compensation opportunities to employees. These awards advance the interests of CIGNA and its shareholders by:

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  rewarding the creation of long-term value for CIGNA shareholders by providing employees with an opportunity to acquire an equity interest in CIGNA, thereby increasing their personal interest in its continued success and progress, and aligning their interests with those of its shareholders;

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  aiding the company in attracting and retaining employees of exceptional ability;

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  supplementing and balancing the company's salary and incentive bonus plans in support of the long-term strategic plans and financial results; and

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  encouraging decisions and actions by executives to deliver superior enterprise results, with appropriate consideration of risk, and that are consistent with the long-range interests of shareholders.

Eligibility.    Salaried officers and other key employees are eligible to receive awards under the Plan. Members of the Board of Directors who are not employed by the Company are not eligible to participate in the Plan. As of March 1, 2010, approximately 7,300 employees were eligible to receive awards under the Plan.

Administration and Awards.    The PRC administers the Plan, subject to any requirements for review and approval by the Board that the Board may establish. The PRC is authorized to interpret the Plan, to select and make awards to eligible participants, to determine eligibility for awards and to establish the terms of the awards.

Subject to certain limits specified in the Plan, the PRC may delegate any authority it has under the Plan to the Chief Executive Officer (CEO) or the CEO's designee. The CEO has limited authority to make awards under the Plan. The CEO must be a CIGNA Board member at the time of grant and no more than 10% of the shares of common stock available for issuance under the Plan may be subject to awards granted by the CEO. The CEO may not grant awards to or for the benefit of the Board of Directors or anyone subject to the requirements of Exchange Act Section 16(a). The CEO or his designee may grant strategic performance units and strategic performance shares, but only in limited circumstances and according to guidelines provided by the PRC or subject to ratification by the PRC.

Stock Appreciation Rights.    SARs entitle the recipient to receive, upon exercise, stock or cash equal in value to the appreciation in fair market value of a specified number of shares of common stock from the fair market value of the underlying shares on the grant date to the exercise date. The PRC may place restrictions on the exercise of SARs. No SAR may be exercisable more than ten years after grant date.

Stock Options.    The Plan provides for the grant of options to purchase shares of common stock. The option price may not be less than the fair market value of the underlying shares on the grant date. The option exercise period must expire not more than ten years after the grant date. Options that are designated as incentive stock options (ISOs) are intended to comply with the requirements of Section 422 of the Internal Revenue Code.

Restricted Stock.    The Plan provides for the grant of shares of restricted CIGNA common stock upon the terms and conditions that the Board in its discretion considers appropriate, provided that these terms and conditions may not be contrary to the provisions and limitations contained in the Plan. Among other things, the PRC specifies the length of the restricted period over which the award vests, forfeiture provisions and restrictions on transferability. The recipient has the right to vote the shares from the date of grant. Dividends payable on restricted shares may be paid in cash or reinvested in additional shares of restricted stock subject to the same restrictions; however, the PRC may provide that dividends are accumulated for later payment and are subject to forfeiture until the shares vest. No more than 5% of the Restricted Stock granted under the Plan shall have a restricted period less than three years except in the case of a termination of employment due to death, disability, retirement or change of control.

As described in "Performance-Based Awards" below, the PRC may grant long-term performance awards in the form of performance-based restricted stock.

Performance-Based Awards.    The Plan provides for the grant of long-term performance awards to eligible employees in the form of performance-based restricted stock, strategic performance units, and strategic performance shares. These awards may be structured to provide compensation solely on account of the attainment of one or more pre-established, objective performance criteria that satisfy the requirements of Section 162(m).

At the time of grant, the PRC specifies in writing the duration of the performance period, the applicable objective performance goals and measures, and the formulas that will be used to determine the ultimate unit dollar value for performance units and the vesting percentage or vesting schedule for performance shares. Performance goals may be stated separately for one or more participants, collectively for the entire group of participants or in any combination. The goals can be established for CIGNA as a whole, or for one or more of its subsidiaries, business units, or lines of business, or any combination, and can be measured on an absolute basis or on a comparative basis using a peer group, specified index, or combination. Except as prohibited by Code Section 162(m), the PRC may adjust or modify the performance measures, and goals for a performance period if the Company is involved in a merger, acquisition or divestiture transaction that has any material affect on the Company's ability to apply the performance measures or meet the performance objectives established at the time of grant.

To the extent required under Section 162(m), no such award will be payable unless the PRC certifies in writing that the performance goals applicable to the award were satisfied. For strategic performance units, the final unit value may not exceed $200 and for strategic performance shares, the final vesting percentage may not exceed 200%.

The PRC may not increase the value or vesting percentage of an award above the maximum determined by the attainment of the applicable performance goal, but the PRC has the discretion to reduce the value or vesting percentage below such maximum.

The possible financial measures that may be used to set performance goals are as follows: earnings (total or per share); net income (total or per share); growth in net income (total or per share); income from selected businesses (total or per share); growth in net income or income from selected businesses (total or per share); pre-tax income or growth in pre-tax income; profit margins; revenues; revenue growth; premiums and fees; growth in premiums and fees; membership; membership growth; market share; change in market share; book value; total shareholder return; stock price; change in stock price; market capitalization; change in market capitalization; return on market value; shareholder equity (total or per share); return on equity; assets; return on assets; capital; return on capital; economic value added; market value added; cash flow; change in cash flow; expense ratios or other expense management measures; medical loss ratio; ratio of claims or loss costs to revenues; satisfaction — customer, provider, or employee; service quality; productivity ratios or other measures of operating efficiency; and accuracy of claim processing or other measures of operational effectiveness.

The PRC may specify any reasonable definition of the measures it uses. These definitions may provide for reasonable adjustments to the measures and may include or exclude items including, but not limited to: realized investment gains and losses; special items identified in the company's reporting; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, or financing activities; expenses for restructuring or productivity initiatives; and other non-operating items.

Termination, Death and Retirement.    Unexercised stock options and SARs generally expire upon termination of the participant's employment. However, if employment is terminated due to death, disability or retirement, the option or SAR will become or remain exercisable in accordance with the terms established by the PRC at the time of grant. If employment is terminated within two years following a change of control, the stock option or SAR will become exercisable on the date of termination of employment and will not expire until the earlier of three months following termination of employment or the regular expiration date of the option or SAR, as applicable.

Shares of restricted stock are generally forfeited if the participant terminates employment before the end of the restricted period. However, if employment is terminated due to death, disability or change of control before the end of the restricted period, the restricted period will lapse and the shares will vest immediately. In addition, except in the case of certain restricted stock subject to performance conditions, if employment is terminated by reason of retirement before the end of the restricted period, the PRC or its designee may provide (before the retirement occurs) for the restrictions to lapse and the shares to vest upon retirement.

Dividend equivalent rights must generally be forfeited upon termination of employment, unless the PRC determines otherwise. Generally, a grant of common stock under the Plan in lieu of cash payments under other arrangements still will be paid when termination occurs before the payment date. However, if termination is due to death, the common stock grant will be canceled and the award payment will be made in cash under the terms of the other qualifying plan.

Strategic performance shares and units will not generally be paid if the participant's employment is terminated prior to the payment date. However, if termination is due to death, disability or retirement, the PRC has the discretion to determine whether or what amount of the payment should be made. Upon termination of employment due to a change of control, all outstanding units will be valued and paid based on the highest of (a) target, (b) the highest unit valuation during the 12 months before the termination date, or (c) the average of the highest unit valuations for last two unit payments before the termination date. Upon termination of employment due to a change of control, a percentage of a participant's outstanding performance shares will be vested, and the vesting percentage will be the highest of (a) 100%, (b) the vesting percentage for the most recent performance period, or (c) the average vesting percentage for the last two performance periods. Upon termination for any other reason, all outstanding strategic performance unit and share awards are canceled.

Reuse of Shares for Further Awards.    The following shares shall be available for future awards under the Plan:

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  any shares that are issued under the Plan after April 28, 2010 as restricted stock, or reserved for issuance upon exercise of options or vesting of restricted stock units, to the extent the awards subsequently expire or are forfeited or canceled;

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  any shares that were previously issued under the Prior Plans (as defined in the Plan, but excluding the CIGNA Corporation Stock Plan) as restricted stock, or reserved for issuance upon exercise of options or vesting of restricted stock units, to the extent the awards remained outstanding as of March 5, 2010 and subsequently expire or are forfeited or canceled; and

  •
  any shares reserved for issuance upon exercise of SARs to the extent the SAR is settled (paid) in cash.

The following shares shall not become available for future awards: shares tendered to pay the exercise price of options; shares reserved for future issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and shares withheld to satisfy tax withholding obligations.

Change of Control.    Neither a change of control nor a pending or threatened change of control results in any automatic acceleration of any rights or vesting under the Plan. The Plan maintains a double trigger, requiring both a change of control and termination of employment before the vesting of awards is accelerated. However, in the case of a pending change of control, the PRC (subject to approval by a majority of Board members not participating in the Plan) has the discretion to modify outstanding stock options, SARs, restricted stock and certain other Plan rights to accelerate vesting, but any such accelerated vesting is contingent on the change of control actually occurring.

A change of control will occur if:

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  there is an acquisition of 25% or more of the voting power of the Company;

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  during any consecutive 24 month period, directors who were directors at the beginning of the period or were nominated or elected by a majority of the board (but not if the initial assumption of office was in connection with an election contest) cease to constitute a majority of the Board; or

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  there is a liquidation or sale of all or substantially all assets, unless the buyer's board (in the case of a sale) consists of at least a majority of CIGNA directors.

A change of control will not occur if:

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  CIGNA board members constitute at least a majority of the surviving entity or its ultimate parent;

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  the acquisition or merger effects a recapitalization in which no person has or acquires 25% or more voting power; or

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  following the transaction, CIGNA shareholders continue to own an entity which owns substantially all of the assets owned by CIGNA prior to the transaction.

Adjustment.    The Plan provides for proportionate adjustments in the number of shares of common stock subject to awards, including individual limits on awards, and available for future awards in the event of changes in outstanding common stock by reason of a merger, stock split, dividend, reorganization, reclassification or other similar events.

Prohibition on Re-Pricing and Reload Grants.    Subject to limited exceptions (described below), the Company may not re-price stock options or SARs or issue reload options or SARs without prior approval by shareholders. Re-pricing actions subject to this restriction include:

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  replacing an option or SAR with a new option or SAR that has a lower exercise price;

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  except in connection with a change in the company's capitalization, reducing the exercise price of stock options or SARs; or

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  exchanging underwater stock options or SARs for cash, new awards or new options or SARs with a lower exercise price.

Transferability.    In general, no participant may transfer or assign any award or right under this Plan except by will or by the laws of descent and distribution. However, the PRC may in its discretion allow a participant to transfer any stock option or other rights (other than an ISO), during the participant's lifetime and without consideration, to an immediate family member, a family trust or a family partnership or to any other person approved by the PRC. The transferee may not subsequently transfer the stock option or other right except by will or the laws of descent and distribution.

Amendment and Termination of the Plan.    The Board may suspend, terminate or modify the Plan provided that no action may be taken by the Board (1) without the approval of CIGNA shareholders as necessary under any applicable laws or Internal Revenue Service or Securities and Exchange Commission regulations or the rules of the New York Stock Exchange or (2) that would adversely affect any outstanding awards without the affected holder's consent. For example, the following amendments, if material, would require shareholder approval:

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  increase in the benefits accruing to participants under the Plan;

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  increase in the number of shares of CIGNA common stock which may be issued under the Plan; or

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  change in eligibility requirements.

Federal Income Tax Consequences

The following is a summary of the anticipated federal income tax consequences of certain awards under the Plan. The summary is not intended to be exhaustive or to describe tax consequences based on particular circumstances. Among other things, it does not address possible state, local or foreign tax consequences or awards other than stock options.

With respect to stock options that qualify as ISOs, a Plan participant will not recognize income for federal income tax purposes at the time the stock options are granted or exercised, although the exercise may give rise to alternative minimum tax liability for the participant. If the participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the stock options are granted or within one year after the issuance of shares upon exercise of the ISO (the "holding periods"), the participant will recognize in the year of disposition: (a) ordinary income, to the extent that the lesser of either (1) the fair market value of the shares on the date of the stock option exercise or (2) the amount realized on disposition exceeds the stock option price, and (b) capital gain to the extent that the amount realized on disposition exceeds the fair market value of the shares on the date of stock option exercise. If the shares are sold after expiration of the holding periods, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the stock option price.

With respect to nonqualified stock options (those that do not qualify as ISOs), the participant will recognize no income upon grant of the stock option and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of stock option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the stock option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, for ISOs and nonqualified options, CIGNA will receive an income tax deduction at the same time and in the same amount as the amount that is taxable to the employee as compensation. Stock options under the Plan are intended to be qualified performance-based compensation for purposes of Section 162(m). To the extent a participant realizes capital gains or income for alternative minimum tax purposes, CIGNA will not be entitled to any deduction for federal income tax purposes.

Plan Benefits

The benefits that will be awarded or paid under the Long-Term Incentive Plan are not currently determinable. Awards granted under the Long-Term Incentive Plan are within the discretion of the Board and the PRC and future awards and the individuals who might receive them have not been determined.

The following is a list of options received by employees, directors and executives under the Plan since it was last approved by shareholders on April 27, 2005. The amounts listed below reflect the 3 for 1 stock split, effective on June 4, 2007.

  •
  Named executive officers: 78,550 for William L. Atwell, President of CIGNA International; 828,927 for David M. Cordani, President and Chief Executive Officer; 117,363 for Annmarie T. Hagan, Executive Vice President and Chief Financial Officer; 177,898 for Carol Ann Petren, Executive Vice President and General Counsel; 97,429 for Michael D. Woeller, Executive Vice President and Chief Information Officer.

  •
  All current executive officers as a group: 1,557,537.

  •
  All current directors who are not executive officers as a group: 0.

  •
  Each nominee for election as a director: 0.

  •
  Each associate of any such directors, executive officers or nominees: 0.

  •
  Each other person who received 5 percent of such options, warrants or rights: 1,050,828 options received by former Chairman and Chief Executive Officer, H. Edward Hanway.

  •
  All employees, including all current officers who are not executive officers, as a group: 9,639,651 (excludes options granted to the current executive officers and options granted to Mr. Hanway).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
FOR THE AMENDMENT AND RESTATEMENT OF THE CIGNA LONG-TERM INCENTIVE PLAN.

INFORMATION ABOUT ITEM 4: APPROVAL OF THE CIGNA CORPORATION
DIRECTORS EQUITY PLAN

The Board is asking shareholders to approve the CIGNA Corporation Directors Equity Plan (the "Directors Plan"). If approved, the Directors Plan would provide CIGNA the ability to award equity to non-employee members of CIGNA's Board of Directors. The ultimate value of the equity compensation will be based upon the performance of CIGNA's common stock. The shareholders' approval of the Directors Plan will not affect the level of payment of the Company's directors, but will only affect the form of payment.

Following is a summary description of the Directors Plan and the Directors Plan itself is attached as Appendix B.

The Board of Directors and its Corporate Governance Committee approved the Directors Plan on February 24, 2010 and are recommending that shareholders approve the Directors Plan to:

  •
  encourage CIGNA stock ownership by members of the Board who are not employees or officers and thereby align such directors' interests more closely with the interests of the shareholders; and

  •
  enhance CIGNA's ability to attract and retain directors of outstanding competence.

Key Terms

The following is a summary of key Directors Plan provisions:

Effective Date:	January 1, 2010 (subject to shareholder approval)
Term of Plan:	No Directors Plan awards may be made after the tenth anniversary of the date the Directors Plan is approved by shareholders.
Eligibility:	Any person serving as a member of the Board of Directors who is neither an employee nor an officer of the Company is eligible to receive awards under the Directors Plan (currently 10 individuals).
Shares Requested:	500,000 shares of CIGNA common stock
Award Types:	The Directors Plan permits the grant of:
• Deferred Stock Units
• Stock in lieu of fees
• Non-Qualified Stock Options
• Restricted Stock
• Restricted Stock Units
Vesting and Exercise:
Vesting schedules for restricted stock, restricted stock units and stock options will be determined by the Board of Directors, but may not be less than one year except as provided for by the plan administrator in connection with separation of service. Stock options have a maximum ten-year term limit.

Material Features of the Plan

Administration and Awards.    The Directors Plan will be administered by the Board and by any committee or subcommittee, composed of one or more directors, to which all or any of the authority of the plan administrator may be delegated. Subject to the express provisions of the Directors Plan and the delegation of any responsibilities by the Board, the plan administrator is authorized and empowered to do all things that are necessary or desirable in connection with the administration of the Directors Plan including, without limitation:

  •
  to prescribe, amend and waive rules relating to the Directors Plan and to define terms not otherwise defined therein;

  •
  to establish the terms and conditions of awards and award agreements under the Directors Plan;

  •
  to interpret and construe the Directors Plan and the terms and conditions of any awards thereunder, and to make exceptions to any procedural provisions in good faith and for the benefit of the Company;

  •
  to amend the terms and conditions of the Directors Plan, subject to the shareholder approval requirements set forth therein, and any awards and agreements under the Directors Plan; and

  •
  to make other determinations which may be necessary or advisable for the administration of the Directors Plan.

Available Shares.    The maximum number of shares of CIGNA common stock that can be issued under the Directors Plan is 500,000. The aggregate number of shares issued under the Directors Plan at any time will equal the number of shares actually issued upon grant or settlement of an award and pursuant to dividend equivalents, less any shares retained or returned to the Company upon cash settlement, cancellation, expiration or forfeiture of an award or (including dividend equivalents) and less any shares retained by or delivered to the Company by or on behalf of a participant (either actually or by attestation) respecting an award.

Adjustment.    The Directors Plan provides for proportionate adjustments in the number of shares of common stock subject to the Directors Plan and to outstanding awards in the event the outstanding securities of the class then subject to the Directors Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, reclassification, dividend (other than a regular, periodic cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like.

Deferred Stock Units.    Each deferred stock unit is represented by a bookkeeping entry and, subject to such terms and conditions as the plan administrator may provide, represents a right to receive one share of CIGNA common stock, or a cash payment equal to the market value of one share. In general, CIGNA has provided directors with deferred stock units that settle on the earlier of the director's separation from service or the third anniversary of the date they were awarded. Deferred stock units do not carry voting rights but, unless provided otherwise by the plan administrator, accrue dividend equivalents in the form of additional deferred stock units.

Board Fees Awarded in the Form of Stock or Deferred Stock Units.    A director may elect to receive common stock or deferred stock units in lieu of all or a portion of the Board retainer, and, to the extent authorized by the Board, the committee membership, committee chair, or Vice-Chairman/Chairman retainers (see page 44 for a description of the components of the Non-Employee Directors Compensation Program). Any common stock received pursuant to such an election will be freely transferable, and any deferred stock units received pursuant to such election will be subject to such deferral period and other terms or restrictions as the plan administrator may specify.

Share Settlement of Outstanding Deferred Stock Units.    Under the terms of the Directors Plan, a director may elect to have outstanding deferred stock units granted prior to 2010 distributed in shares of CIGNA common stock. Absent shareholder approval of the Directors Plan, such awards are settled solely in cash.

Restricted Stock.    The Directors Plan provides for the grant of shares of restricted CIGNA common stock upon the terms and conditions that the Board in its discretion considers appropriate, provided that these terms and conditions may not be contrary to the provisions and limitations contained in the Directors Plan. Restricted stock is an award of shares of CIGNA common stock under which the grant, issuance, retention, vesting and/or transferability is subject to such conditions as the plan administrator determines and as are expressed in an award agreement. Shares subject to any restricted stock award will not be transferrable within less than one (1) year from the date of grant, except upon such separation of service events as specified by the plan administrator. The recipient has the right to vote the shares from the date of grant. Participants are entitled to receive all dividends and other distributions paid with respect to shares of restricted stock, provided that the plan administrator will determine whether any such dividends or distributions are automatically reinvested in additional shares or paid in cash and whether such dividends are subject to the same restrictions on transferability as the restricted stock with respect to which they were distributed.

Restricted Stock Units.    The Directors Plan provides for the grant of restricted stock units with terms and conditions that the Board in its discretion considers appropriate. Restricted stock units are awards denominated in shares of CIGNA common stock that are settled in the future on such terms and conditions as the plan administrator determines and as are expressed in an award agreement. The plan administrator will determine the extent to which awards of restricted stock units may be settled in cash, shares of CIGNA common stock, or a combination of the foregoing. No shares shall be issued or cash paid in settlement of a restricted stock unit award within less than one (1) year from the date of grant, except upon such separation of service events as specified by the plan administrator. Participants have no voting rights with respect to shares underlying restricted stock units until shares are issued. Dividend equivalents payable on the shares underlying a restricted stock unit award may be paid in cash or reinvested in additional restricted stock units subject to the same restrictions.

Stock Options.    The Directors Plan provides for the grant of options to purchase shares of common stock. Stock options are rights to purchase a number of shares of common stock at such price, at such times, and on such terms and conditions as the plan administrator determines and as are specified or determined pursuant to an award agreement. Stock options granted under the Directors Plan will not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The option price may not be less than the fair market value of the underlying shares on the grant date. The exercise price of a stock option may be paid in such manner as specified by the plan administrator, including in cash or certified or cashiers' check, shares of CIGNA common stock, other property deemed acceptable by the plan administrator, a reduction in the number of shares of common stock or other property otherwise issuable pursuant to such stock option, or any combination of the foregoing. Stock options granted under the Directors Plan will vest according to a schedule determined by the plan administrator, but no stock option will be exercisable within less than one (1) year from the date of grant, except upon separation of service events as specified by the plan administrator. The option exercise period must expire not more than ten years after the grant date.

The plan administrator may not, without prior approval by shareholders:

  •
  reduce the exercise price of stock options, except for adjustments in connection with a change in the Company's capitalization;

  •
  exchange existing stock options for cash or a new award with a lower purchase price, except for adjustments in connection with a change in the Company's capitalization; or

  •
  provide for an automatic grant of a new award upon an exercise of an existing award.

Dividend Equivalents.    In general, shares or deferred stock units that are deferred pursuant to a deferred compensation plan, as well as any dividend equivalent shares accrued, shall accrue dividend equivalent shares until paid or distributed. Dividend equivalent shares represent the right to receive additional shares and shall be credited as of the dividend payment date for shares. In general, shares shall be issued in payment and satisfaction of dividend equivalents on the date that the underlying awards are paid or distributed.

Amendment and Termination of the Directors Plan.    The Board may suspend, terminate or modify the Directors Plan provided that no action may be taken by the Board (1) without the approval of CIGNA shareholders if necessary under any laws or Internal Revenue Service or SEC regulations or the rules of the New York Stock Exchange or (2) that would adversely affect any outstanding awards without the affected holder's consent. For example, the following amendments, if material, would require shareholder approval:

  •
  increase in the benefits accruing to participants under the Directors Plan;

  •
  increase in the number of shares of CIGNA common stock which may be issued under the Directors Plan; or

  •
  modify the requirements as to eligibility for participation in the Directors Plan.

Federal Income Tax Consequences

The following is a summary of the anticipated federal income tax consequences of certain awards under the Directors Plan. The summary is not intended to be exhaustive or to describe tax consequences based on particular circumstances. Among other things, it does not address possible state, local or foreign tax consequences or awards other than stock options.

With respect to nonqualified stock options, the participant will recognize no income upon grant of the stock option and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of stock option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the stock option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, for nonqualified stock options, CIGNA will receive an income tax deduction at the same time and in the same amount as the amount that is taxable to the participant as ordinary income. To the extent a participant realizes capital gains, CIGNA will not be entitled to any deduction for federal income tax purposes.

Plan Benefits

As discussed under "2010 Director Compensation Program Changes" on page 47, CIGNA Directors continue to receive an annual retainer of $225,000 for 2010. If a director has met the stock ownership guideline, the annual retainer will be paid in cash, although such director may elect to receive the annual retainer in CIGNA common stock or deferred stock units in lieu of cash. A director who has not met the stock ownership guideline will receive in the form of deferred stock units the lesser of: (1) 50% of the annual retainer; or (2) the amount needed to meet the ownership guideline. If shareholders do not approve the Directors Plan, any deferred stock units granted to Directors for 2010 and any elections to receive CIGNA common stock will be settled in cash. As noted above, if shareholders approve the Directors Plan, the Directors Plan permits CIGNA's current directors to elect to have outstanding deferred stock units that were granted prior to 2010 settled in shares of CIGNA common stock. Under the foregoing provisions, the current directors as a group would be entitled to receive deferred stock units valued at $574,045 to be settled in CIGNA common stock and CIGNA common stock valued at $225,000 (both based on grant date value) in lieu of 2010 cash retainers and would be entitled to have existing deferred stock units representing 187,748 shares settled in CIGNA common stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE FOR THE CIGNA CORPORATION DIRECTORS EQUITY PLAN.

 EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1) (c)
Equity compensation plans approved by security holders	13,751,414	$29.34	23,278,830
Equity compensation plans not approved by security holders	0	N/A	0
Total	13,751,414	$29.34	23,278,830

(1)
Includes 3,810,825 shares of common stock available on 12/31/2009 for future issuance under the CIGNA Long-Term Incentive Plan (Amended and Restated as of January 1, 2008) as shares of restricted stock, shares in payment of dividend equivalent rights, shares in lieu of cash payable under a Qualifying Plan, or shares in payment of strategic performance units or strategic performance shares.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program

The following chart summarizes the annual retainers of the Non-Employee Director Compensation Program in effect for 2009. These retainers are more fully described below:

Retainers Paid to All Independent Directors

Retainer	Annual Amount	Method of Payment	Payment or Award Frequency	Additional Information
Board Retainer	$75,0000	Cash	Paid quarterly	—
	$150,000	Deferred Stock Units	Awarded quarterly and paid in cash on the third anniversary of the award or upon separation from service, if earlier
				Each unit provides for a future cash payment equal to the fair market value of one share of CIGNA common stock, valued on a specified date before payment, as well as any accumulated dividend equivalents.
Committee Membership Retainer	$10,000	Cash	Paid quarterly	—
Committee Chair Retainer	$5,000	Cash	Paid quarterly	This amount is paid to Committee Chairs in addition to their Committee Membership Retainers.

Retainers Paid to the Independent Vice-Chairman or Chairman

Retainer	Annual Amount	Method of Payment	Payment or Award Frequency	Additional Information
Vice-Chairman/ Chairman Retainer	$125,000	Cash	Paid quarterly	This amount is paid in addition to the retainers paid to all independent directors described above.
Chairman Transition Retainer	$595,000	Cash	Paid quarterly
				This amount is paid in addition to the retainers paid to all independent directors described above and in addition to the Vice-Chairman/Chairman Retainer, but is paid only during the transition period from July 2009 through December 31, 2010.

Mr. Harris is also entitled to other compensation described under Independent Vice-Chairman/Chairman Compensation below for his services as the independent Vice-Chairman of the Board from July 1, 2009 to December 25, 2009 and as independent Chairman of the Board effective December 25, 2009.

Board Retainer.    Each director receives an annual Board Retainer initially valued at $225,000. Of that amount, $75,000 is fixed compensation paid in cash, and $150,000 is mandatorily deferred for three years in the form of deferred stock units, whose value tracks that of CIGNA common stock.

The cash portion of the Board Retainer is payable in quarterly installments of $18,750 ($75,000 annually). The stock unit portion of the Board Retainer is paid through the quarterly award of a number of deferred stock units with an initial value of $37,500 ($150,000 annually). The number of deferred stock units awarded to a director each quarter is determined based on the closing price of CIGNA common stock on the last business day of the second month of that quarter. Dividend equivalents are credited on deferred stock units and treated as reinvested in additional whole deferred stock units. Three years after the original award, the payout per awarded stock unit is calculated based on the closing price of CIGNA common stock on the last business day of the second month of the quarter in which the third anniversary of the grant date falls, and payment is made in cash the following month. If service as a director ends before completion of the three-year period, valuation and payment are made in the quarter following separation from service on the same basis as described above.

The deferred stock units awarded under the Non-Employee Director Compensation Program are not subject to forfeiture and are a general unsecured and unfunded obligation of the Company.

Committee Membership and Committee Chair Retainers.    Each director receives $10,000 annually for each committee membership (excluding the Executive Committee for which there is no retainer) and committee chairs receive an additional $5,000 annually for each committee chaired. These amounts are paid in cash in quarterly installments at the same time that the cash portion of the Board Retainer for the relevant quarter is paid.

Stock Ownership Guidelines.    Pursuant to the terms of the Non-Employee Director Compensation Program in effect in 2009, Directors are expected to own $250,000 in any combination of CIGNA common stock, deferred stock units, and restricted share equivalents within three years of joining the Board. Because of his recent election as a director, Mr. Partridge had not yet met the directors' ownership guideline as of December 31, 2009.

Independent Vice-Chairman/Chairman Compensation.    In June 2009, CIGNA announced the separation of the roles of Chairman of the Board and Chief Executive Officer effective December 2009 and also announced the appointment of Isaiah Harris, Jr. as Independent Vice-Chairman of the Board effective July 1, 2009 until December 25, 2009, when Mr. Harris became the Company's independent Chairman (see page 13 for a description of the role of the independent Chairman of the Board). Coincident with the June 2009 announcement, the CGC retained the services of compensation consultant, Towers Watson (formerly Towers Perrin), to develop the compensation program for the independent Vice-Chairman/Chairman role. Based on Towers Perrin's market study and compensation recommendations and pursuant to the Company's independent Vice-Chairman/Chairman Compensation Program, the Independent Vice-Chairman/Chairman of the Board receives an annual retainer of $125,000, paid quarterly, a Chairman Transition Retainer of $595,000, paid quarterly and other compensation, as described below.

During 2009 and 2010, CIGNA has and will continue to be challenged with unprecedented economic and competitive pressures in the marketplace; public pressure and possible sweeping changes to the industry and the competitive landscape as a result of potential health care reform; and a transition of leadership for both the Board and the Company's senior management. While serving as the Vice-Chairman and as the Chairman of the Board (the "Independent Board Leadership Positions") from July 1, 2009 through December 31, 2010 (the "Transition Period"), Mr. Harris has and will continue to spend considerable time focusing on these issues and providing guidance and oversight to management to assist with strategic planning for CIGNA's business and to fulfill his role as the Board's liaison to management. Therefore, the Board has determined that:

  •
  The Transition Retainer (described on page 45) is appropriate given the additional time and effort required by the Independent Board Leadership Positions over and above regular service as a member of the Board and the general role and responsibilities of the independent Chairman of the Board (described on page 13).

  •
  In addition, Mr. Harris should be eligible for other compensation for serving in the Independent Board Leadership Positions during the Transition Period. To ensure that he is paid appropriately for the position and his efforts on behalf of the Board, Mr. Harris also is eligible to receive: (1) a one-time cash award of up to $1,450,000 and; (2) payout from a stock unit award with a grant date value of $1,450,000.

No cash award or unit payment will be made to Mr. Harris unless he remains in active service as a member of the Board through the earlier to occur of December 31, 2010, death or disability (the "Service Period"). The CGC and the Board have discretion to determine the amount of payment, if any, and in doing so will evaluate the effectiveness of Mr. Harris in executing the duties of his position. The CGC and Board's determination will also be based on Mr. Harris' time and commitment to the Independent Board Leadership Positions (including whether he served in an Independent Board Leadership Position through December 31, 2010), the nature and complexity of the issues faced by him during the Transition Period and Mr. Harris's effectiveness in addressing any such issues and in representing the Board. The Company reimburses Mr. Harris for reasonable out-of-pocket business expenses he incurs in connection with the Independent Board Leadership Positions.

Deferral of Payments.    Directors may elect to defer the payment of their Board and Committee Retainers beyond their designated payment date under the Deferred Compensation Plan of 2005 for Directors of CIGNA Corporation (Director Deferred Compensation Plan). Under the Director Deferred Compensation Plan, any portion of the Board or Committee retainers that is voluntarily deferred is credited to a director's deferred compensation account. Directors are offered a choice of hypothetical funds whose rates of return, gains and losses are credited to that account. Subject to limitations under Section 16 of the Securities Exchange Act of 1934 and CIGNA's insider trading policy, directors who participate in the Director Deferred Compensation Plan can make deferral elections on an annual basis and change their hypothetical investment allocations on deferrals once per quarter. The funds offered to directors include a hypothetical CIGNA stock fund and other funds that are selected from those offered to all CIGNA employees under the CIGNA 401(k) Plan. Directors may elect to receive payments under the Director Deferred Compensation Plan in a lump sum or in installments. The payments are made (or, for installment method payment elections, begin) in January of the year following separation from service as a director.

Amounts deferred under the Director Deferred Compensation Plan are not subject to forfeiture. Deferred compensation balances are a general unsecured and unfunded obligation of the Company.

 2010 Director Compensation Program Changes

In December 2009, the Board of Directors, upon recommendation from the CGC, approved certain changes to the director compensation program. Beginning in 2010, the stock ownership guideline for all directors will increase from $250,000 to $500,000. If directors have met their stock ownership guideline, their annual Board retainer will be paid in cash. Directors may elect to receive their Board retainer in CIGNA common stock or deferred stock units in lieu of cash. Directors who have not met their stock ownership guideline will receive in the form of common stock or deferred stock units the lesser of either (1) 50% of the annual Board retainer; or (2) the amount needed to meet their ownership guidelines. In order to implement these approved changes, the Board is seeking approval of the CIGNA Corporation Directors Equity Plan described on page 39.

Amended and Restated Restricted Share Equivalent Plan for Non-Employee Directors

From 1989 to 2005, upon joining the Board of Directors, non-employee directors were awarded either a one-time grant of shares of CIGNA restricted common stock for directors who joined the Board before October 1, 2004, or a grant of restricted share equivalents for directors who joined the Board after October 1, 2004, under the Amended and Restated Restricted Share Equivalent Plan for Non-Employee Directors of CIGNA Corporation (Restricted Share Equivalent Plan). Effective January 16, 2006, the Restricted Share Equivalent Plan was frozen and no new awards were made to individuals joining CIGNA's Board of Directors after that date.

The Restricted Share Equivalent Plan has been amended from time to time to, among other things, change the vesting periods and eliminate the provisions related to restricted stock grants (as those grants have all either vested or been forfeited). The current provisions of the Restricted Share Equivalent Plan provide for the vesting of restricted share equivalents issued under the plan on the later of: (1) six months after the date of grant; or (2) the earliest of nine years of continuous service on the Board, attainment of age 65, change of control, death or disability of the director. However, in the event a director's resignation is accepted because he or she failed to receive the required majority vote for reelection and the director's restricted share equivalents have not yet vested, then a pro-rated portion of the director's restricted share equivalents, determined by the number of complete months the director served on the Board, shall vest effective as of the date of the director's resignation. As a result of the resignation or any other termination of service as a director prior to vesting, any unvested restricted share equivalents are forfeited, except to the extent that a majority of the Board of Directors (other than the separating director) approves their vesting.

As of the end of 2009, Messrs. Harris, Martinez and Zollars, Dr. Henney and Ms. Zarcone each have 13,500 unvested restricted share equivalents under the Restricted Share Equivalent Plan. Payment of the value of vested restricted share equivalents is made in cash after a director's separation from service. The payout is calculated based on the closing price of CIGNA common stock on the director's last business day of service with CIGNA and payment is made in cash within 45 days thereafter.

Each year that a restricted share equivalent is outstanding under the Restricted Share Equivalent Plan, a director receives a payment equal to the amount of any dividends declared and paid on a share of CIGNA common stock during that year (to the extent that the record date for any such dividend occurs while the restricted share equivalent is outstanding).

 Insurance Coverage

CIGNA offers to each non-employee director, at no cost to him or her, group term life insurance coverage in the amount of the annual board retainer ($225,000), and business travel accident insurance coverage in the amount of three times the annual board retainer ($675,000). Directors may purchase or participate in, through the payment of premiums on an after-tax basis, additional life insurance, medical/dental care programs, long-term care, property/casualty personal lines, and various other insurance programs available on a broad basis to CIGNA employees. In addition, directors may elect to purchase worldwide emergency assistance coverage. This program provides international emergency medical, personal, travel and security assistance, and is also currently available to CIGNA executive officers and certain other CIGNA employees who frequently travel abroad for business.

Each non-employee director who commenced service prior to January 1, 2006 is eligible, upon separation from service with at least nine years of Board service, to continue to (1) participate for two years in the medical/dental care programs offered by CIGNA to retired employees, through the payment of premiums by the director on an after-tax basis, and (2) use for one year, financial planning and tax preparation services in the amount of up to $5,000, paid by CIGNA. CIGNA will also provide eligible retired directors, at no cost to the director, with $10,000 of group term life insurance coverage for life. In addition, all directors may, at their own expense and if otherwise eligible, continue other life insurance, long-term care insurance and property/casualty personal lines insurance pursuant to the terms of the applicable policies. New directors who commenced service on the Board after January 1, 2006 are not eligible for these benefits.

Financial Planning and Matching Charitable Gift Program

Non-employee directors may participate in the same financial planning and tax preparation program available to CIGNA executive officers. Under this program, CIGNA will make direct payments or reimburse directors for financial planning services that are provided by firms designated by CIGNA and for tax preparation services. Non-employee directors may also participate in the matching charitable gift program available to CIGNA employees, under which CIGNA will make a matching charitable gift of up to $5,000 annually.

Frozen Retirement Plan

Before January 1, 1997, CIGNA maintained a retirement plan for directors who terminated service after serving on the CIGNA Board of Directors (or the Board of a predecessor company) for at least five years and after reaching age 60. Under this plan retired directors received, in a lump sum or in quarterly installments, fees based upon their retainer and length of service. Effective December 31, 1996, this retirement plan was frozen. Payments are made under this plan only to eligible directors who retired before 1997 and directors who had vested in the plan as of December 31, 1996.

From January 1, 1997 to December 31, 2005, CIGNA directors participated in a revised retirement plan under which an annual credit was made to a restricted deferred compensation account established for each director. This revised retirement plan was available to directors who were not fully vested in the former retirement plan when it was frozen on December 31, 1996 and to those who joined CIGNA's board after 1996, but before December 31, 2005. In addition to the annual credit, a one-time credit equal to the director's accumulated unvested benefits under the former retirement plan was made in 1997 to those directors who had not vested in the former plan. The amounts credited to a director's restricted deferred compensation account under the revised retirement plan were invested in hypothetical shares of CIGNA common stock. The per share price for the one time credit in 1997 was equal to the average closing price of CIGNA common stock over the last ten business days of 1996.

For each hypothetical share in a directors' restricted deferred compensation account, hypothetical dividends equal to the amount of actual dividends paid on shares of CIGNA common stock are credited to a director's deferred compensation account and are hypothetically reinvested in one or more of the available hypothetical funds.

Director Stock Ownership

Common Stock, Stock Unit, Share Equivalent and Hypothetical Stock Ownership.    The table below shows the total ownership stake each of the Company's directors has by providing the total holdings of CIGNA common stock as well as share equivalents, stock units and hypothetical shares of CIGNA stock credited to a director's deferred compensation account on a mandatory or voluntary basis, as of December 31, 2009.

Name	Common Stock	Restricted Share Equivalents, Deferred Stock Units, and Hypothetical Shares of CIGNA Stock(1)	Total Stock Ownership	Total Stock Ownership Value
Robert H. Campbell	4,269	58,870	63,139	$2,226,913
Isaiah Harris, Jr.	—	90,142	90,142	$3,179,308
Jane E. Henney, M.D.	—	39,026	39,026	$1,376,447
Peter N. Larson	—	53,632	53,632	$1,891,601
Roman Martinez IV	3,000	41,377	44,377	$1,565,177
John Partridge	—	6,516	6,516	$229,819
James E. Rogers	—	20,563	20,563	$725,257
Carol Cox Wait	—	49,277	49,277	$1,738,000
Eric C. Wiseman	—	14,388	14,388	$507,465
Donna F. Zarcone	2,000	31,465	33,465	$1,180,311
William D. Zollars	—	38,422	38,422	$1,355,144

(1)
Restricted share equivalents, granted under the Restricted Share Equivalent Plan, are described on page 47; deferred stock units, awarded as a portion of the Board and/or Vice-Chairman/Chairman Retainers, are described on page 45; and hypothetical shares of CIGNA common stock, credited to a director's deferred compensation account under the Director Deferred Compensation Plan are described on page 46.

 Director Compensation Table for Fiscal Year 2009

The table includes information about 2009 compensation for non-employee members of CIGNA's Board of Directors, which consisted of cash retainer payments, various share equivalent awards (reflected below at their grant date fair value), matching charitable awards and company-paid life insurance premiums. The Director Compensation and the Director Aggregate Outstanding Equity Awards Tables that follow include 2009 information for Mr. Campbell, who retired from the Board effective December 31, 2009.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	All Other Compensation ($) (d)(3)	Total Compensation ($) (e)
Robert H. Campbell	100,000	150,000	32,337	282,337
Isaiah Harris, Jr.	458,750	1,600,000	2,587	2,061,337
Jane E. Henney, M.D.	95,000	150,000	6,670	251,670
Peter N. Larson	100,000	150,000	1,487	251,487
Roman Martinez IV	95,000	150,000	1,430	246,430
John Partridge	95,000	150,000	386	245,386
James E. Rogers	97,500	150,000	753	248,253
Carol Cox Wait	100,000	150,000	6,990	256,990
Eric C. Wiseman	95,000	150,000	721	245,721
Donna F. Zarcone	95,000	150,000	17,759	262,759
William D. Zollars	95,000	150,000	1,231	246,231

(1)
For all or a part of 2009, Messrs. Campbell, Harris, Larson, and Rogers, and Ms. Wait each served as a committee chair and as a member of another committee. Messrs. Martinez, Wiseman, Partridge, Rogers and Zollars, Dr. Henney and Ms. Zarcone each served as a member of two committees. From July 1, 2009 through December 25, 2009, Mr. Harris served as the Vice-Chairman and from December 25, 2009, he served as Chairman of the Board. For this service, Mr. Harris received a Chairman Transition retainer. See page 45 for additional information regarding the Board, Committee and Vice-Chairman/Chairman Retainers.

(2)
This column includes the aggregate grant date fair value of the deferred stock units. See page 45 for additional information about the portion of the Board Retainer granted in deferred stock units. For Mr. Harris, the amount in this column also includes the stock units granted as part of the other compensation related to his transitional service as Vice-Chairman and Chairman of the Board described on pages 45 and 46.

(3)
This column includes:

•
reinvested dividends on mandatory deferrals of deferred stock units and other share equivalents, and dividends paid in cash on Restricted Share Equivalents;

•
matching charitable awards made by CIGNA as part of its matching gift program (also available on a broad basis to CIGNA employees);

•
for Mr. Campbell, a charitable donation in the amount of $25,000 to a non-profit organization, in honor of his retirement from the Board;

•
the dollar value of company-paid life insurance premiums (also available on a broad basis to CIGNA employees) for Messrs. Campbell, Harris, Martinez, Partridge, Rogers, Wiseman, Dr. Henney, and Mses. Wait and Zarcone; and

•
for Ms. Zarcone, company-paid premiums for family medical/dental insurance and business travel accident insurance in the amount of $11,246. These benefits are available on a broad basis to CIGNA employees.

    This column does not include the value of premiums, if any, paid by the directors for additional life insurance, medical/dental care programs, long-term care, property/casualty personal lines, and various other insurance programs that are also available on a broad basis to CIGNA employees and are described on page 48.

 Director Aggregate Outstanding Equity Awards Table

This table lists each director's total number of share equivalent awards outstanding on December 31, 2009. The table does not include any CIGNA common stock purchased by a director or any share equivalents resulting from voluntary deferral of cash compensation invested in the CIGNA stock fund.

Name	Deferred Stock Units(1)	Restricted Share Equivalents(2)	Required to be Invested in Hypothetical Stock(3)	Hypothetical Shares of Common Stock(4)	Total Deferred Stock Units and Other Share Equivalents
Robert H. Campbell	15,181	—	14,355	22,212	51,748
Isaiah Harris, Jr.	66,921	13,500	328	—	80,749
Jane E. Henney, M.D.	15,181	13,500	1,482	4,833	34,996
Peter N. Larson	15,181	—	8,504	14,220	37,905
Roman Martinez IV	15,181	13,500	328	—	29,009
John Partridge	6,516	—	—	—	6,516
James E. Rogers	15,181	—	—	—	15,181
Carol Cox Wait	15,181	—	9,774	18,063	43,018
Eric C. Wiseman	14,388	—	—	—	14,388
Donna F. Zarcone	15,181	13,500	726	2,058	31,465
William D. Zollars	15,181	13,500	726	2,058	31,465

(1)
This column includes the equity portion of the 2009 (and any previous year's) Board Retainer granted in CIGNA deferred stock units and any dividend equivalents and, for Mr. Harris, the Vice-Chairman/Chairman Retainers (see page 45 for additional information about the Board and Vice-Chairman/Chairman Retainers).

(2)
This column includes restricted share equivalents granted pursuant to the Restricted Share Equivalent Plan as well as any dividend equivalents. This column does not include shares that were granted under the Restricted Share Equivalent Plan because those shares have vested. See page 47 for additional information about these grants.

(3)
This column includes hypothetical shares of CIGNA common stock acquired pursuant to a pre-2006 requirement that directors invest or defer a portion of their Board Retainer in shares of hypothetical CIGNA common stock as well as any reinvested hypothetical dividends earned on hypothetical shares.

(4)
This column includes hypothetical shares of CIGNA common stock credited to directors' restricted deferred compensation accounts under the terms of the retirement plan in effect between 1997 and 2005 as described on page 48.

All units and other share equivalents are fully vested with the exception of the 13,500 restricted share equivalents granted pursuant to the Restricted Share Equivalent Plan described on page 47. The number of share equivalents resulting from voluntary deferrals of cash compensation invested into the CIGNA stock fund for Mr. Campbell equals 7,122; for Mr. Harris equals 9,393; for Dr. Henney equals 4,030; for Mr. Larson equals 15,727; for Mr. Martinez equals 12,368; for Mr. Rogers equals 5,382; for Ms. Wait equals 6,259; and for Mr. Zollars equals 6,957. These amounts are not reflected in the table above.

 REPORT OF THE PEOPLE RESOURCES COMMITTEE

The People Resources Committee of the Board of Directors (PRC) reviewed and discussed with CIGNA's management the following Compensation Discussion and Analysis (CD&A). Based on this review and discussion, the PRC recommended to the Board of Directors that the CD&A be included in this proxy statement and be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. The Board accepted the PRC's recommendation.

People Resources Committee:

James E. Rogers, Chairman
Roman Martinez IV
Carol Cox Wait
William D. Zollars

COMPENSATION DISCUSSION & ANALYSIS

Overview

CIGNA Corporation and its subsidiaries constitute one of the largest investor-owned health service organizations in the United States. CIGNA's subsidiaries are major providers of health care and related benefits, the majority of which are offered through the workplace, including: health care products and services, group disability, life and accident insurance, and workers' compensation case management and related services. In addition, CIGNA has an international operation that offers life, accident and supplemental health insurance products as well as international health care products and services to businesses and individuals in selected markets.

CIGNA operates in a very competitive market for executive talent with the skill and experience to run its business. To effectively compete for talent in this environment and to drive results and growth in CIGNA's business, CIGNA's executive compensation program is designed to:

  •
  reward the creation of long-term value for CIGNA shareholders and align the interests of the Company's executives with those of its shareholders;

  •
  emphasize performance-based short-term and long-term compensation;

  •
  motivate the executives to deliver superior enterprise results, with appropriate consideration of risk;

  •
  attract and retain highly skilled executives to join and remain with CIGNA; and

  •
  reward the achievement of favorable long-term financial results more heavily than the achievement of short-term results.

This Compensation Discussion and Analysis (CD&A) discusses and analyzes CIGNA's executive compensation program and the amounts shown in the executive compensation tables within the "Executive Compensation" section that begins on page 74.

 The Year in Review and the Year Ahead

•
Leadership Transition.  After nine years of service as Chairman and Chief Executive Officer and over 30 years with the Company, H. Edward Hanway announced his decision to retire effective December 2009. The Board of Directors appointed as CIGNA's new CEO David M. Cordani, who had previously served as CIGNA's President and Chief Operating Officer. The appointment was effective upon Mr. Hanway's retirement and was part of a disciplined and comprehensive succession process led by the Company's Board of Directors. Earlier in the year, Annmarie Hagan, who served as CIGNA's Chief Accounting Officer and Controller, succeeded Michael W. Bell as Executive Vice President and Chief Financial Officer. CIGNA's succession planning process, with oversight from the People Resources Committee (PRC) and the Board of Directors, allowed for the appointment of internal successors, facilitating a smooth transition of these key leadership roles. As a result of these transitions in 2009, both Mr. Hanway and Mr. Bell are included in the executive compensation tables beginning on page 74.

•
Business Strategy.  The leadership transition did not change CIGNA's mission — to help the people CIGNA serves improve their health, well being, and sense of security. CIGNA will continue to leverage its diversified product portfolio and its U.S. and international capabilities to grow those business segments that are attractive and profitable. To that end, CIGNA's strategy is based on:

•
repositioning its portfolio of businesses to focus on geographies, products and buyer segments, both domestically and internationally, that will most effectively enable CIGNA to establish a leadership position in targeted markets;

•
improving strategic and financial flexibility; and

•
pursuing additional growth opportunities by creating additional presence in high-growth markets and by focusing on individuals on a global basis.

    The Company remains committed to sustaining its dedication to health advocacy as a means of creating sustainable solutions for employers, improving the health of the individuals that the company serves, and lowering the costs of health care for all constituencies.

•
Executive Compensation Plan Design Changes.  In July 2009, the PRC retained its compensation consultant, Mercer, to review and recommend appropriate design changes to the executive compensation program, including the annual and long-term incentive program, in light of the Company's refocused business strategy. As a result of this review, the PRC approved a new peer group in 2009. In January 2010, the PRC also approved changes to the annual incentive plan performance measures to align with CIGNA's strategic priorities. In February 2010, the PRC determined that, beginning in 2010, it would begin awarding strategic performance shares (SPSs) that are ultimately paid in shares of CIGNA common stock, rather than strategic performance units, that could be paid in cash or common stock or a combination thereof. This change is designed to further align the interest of CIGNA executives with those of CIGNA's shareholders and provide rewards for performance that are aligned with the successful execution of CIGNA's long-term business strategy.

•
Pension Plan Freeze.  Effective July 1, 2009, CIGNA froze both Parts A and B of the CIGNA Pension Plan and CIGNA Supplemental Pension Plan and CIGNA Supplemental Pension Plan of 2005. The freeze means that CIGNA employees will not earn any new pension benefits based on any earnings paid after July 1, 2009; however, any benefits employees earned before the freeze will be paid to employees under the terms of the plans as employees terminate employment or retire.

•
401(k) Plan Improvements.  Following the pension plan freeze, the CIGNA 401(k) Plan is now the primary retirement program for employees. Therefore, CIGNA enhanced its 401(k) plan effective January 1, 2010 to be more in line with its competitors' plans by increasing the company match by 1.5%, making employees eligible for the match immediately upon joining the 401(k) plan, and vesting post-2009 company matching contributions after two years of service. In addition, CIGNA adopted a new non-qualified deferred compensation plan, the CIGNA Supplemental 401(k) Plan, that provides annual credit to certain employees equal to 1.5% of earnings that cannot be considered eligible earnings under the 401(k) plan.

•
Elimination of Tax Gross-Up.  In February 2010, the PRC approved the elimination, effective immediately, of the excise tax gross-up for severance payments received from CIGNA under a separation upon a Change of Control.

Executive Summary

CIGNA's executive compensation program consists of three primary elements: base salary; annual incentives (bonus); and long-term incentives, each of which is described in the following summary. The program also includes a package of competitive benefits, including health care, frozen pension plan, deferred compensation, 401(k) and other benefits, which are described on page 70 of this CD&A. For named executive officers and other eligible CIGNA employees, there are two important steps in the compensation process that ultimately determine base salary, annual incentives and long-term incentives.

  •
  Target Setting.  First, the PRC determines the total compensation target for each named executive officer role by setting the individual targets for each of the three primary compensation elements.

    These targets are based on an assessment of relevant market data as described under Relevant Market Data on page 57. CIGNA generally uses the 50th percentile of the relevant market data as a guide to determine the compensation targets. For annual and long-term incentives, the targets represent the award levels for achieving the target levels of performance. If an executive changes roles or responsibilities during the year, adjustments to base salary, annual incentive targets and long-term incentive targets may be made at that time.

  •
  Actual Compensation Decisions.  Second, the PRC makes actual compensation decisions concerning base salary and annual and long-term incentives based upon both enterprise and individual performance and, therefore, the ultimate compensation delivered to a named executive officer may be below, at, or above the respective target. Individual performance is measured by the named executive officer's accomplishments and contributions towards the Company's results during the year and the demonstration of the skills and behaviors required for the role, which are intended to support the Company's overall business strategy. Overall business affordability is also considered in making actual compensation decisions. For the named executive officers, the Chief Executive Officer and the PRC (and for the Chief Executive Officer, the PRC and the Board of Directors) annually review the total compensation targets, the relevant market data and organizational and individual performance to make actual compensation determinations.

Below is an overview of each of the three primary compensation elements:

Compensation Element	Objective	Key Features
Base Salary	Base salary is the fixed portion of the total compensation package.	Base salary levels are set based on both: (1) competitive market data; and (2) individual performance.

A competitive range for the relevant market data is recommended by the PRC's external compensation consultant, Mercer (the Compensation Consultant), and is defined as within 15% of the 50th percentile.

The individual performance of named executive officers, like all employees, is assessed annually. Base salary merit increases may be made based on business affordability, updated relevant market data and individual performance assessments.

Annual Incentive
Annual incentives are considered performance-based compensation and are used to recognize achievement of annual enterprise and business unit results, and for individual performance accomplishments and contributions.
Annual incentives are paid primarily under the Management Incentive Plan (MIP). The PRC annually approves: (1) enterprise performance measures and goals; and (2) funding levels for actual awards under the MIP. The performance measures and goals approved for 2009 are described on page 61.

Subject to certain limits described below, the actual award for an eligible employee can range from 0-200% of the individual's target and is paid in the first quarter following the end of the performance year.

Total target cash compensation (base salary plus annual incentives) is targeted at the 50th percentile of the primary market reference (actual percentile may vary based on annual performance and reasons described further in "Factors Considered in Determining Target Compensation and Target Pay Mix" on page 58.

Compensation Element	Objective	Key Features
Long-Term Incentives	CIGNA's long-term incentive (LTI) program, also considered performance-based compensation, is designed to: (1) motivate and reward executive behaviors and activities that lead to CIGNA's long-term growth and profitability; (2) align the interests of executives with shareholders through equity compensation tied to CIGNA stock price performance; (3) align compensation with CIGNA's rewards-for-performance strategy; and (4) attract and retain key executives critical to CIGNA's business success by providing competitive LTI opportunities with vesting over multiple years.

CIGNA's compensation strategy for its executives is that the predominant portion of their compensation opportunity be tied to the long-term success of the Company.	Stock Options — Represents a portion of the LTI award for the executive officers in 2009. Typically, stock options represent 50% of the LTI awards for executive officers.

The actual value of options depends upon stock price appreciation over the term of the option, which is 10 years.

Stock options generally vest in equal installments over three years beginning on the first anniversary of the grant. The annual grant is made in the first quarter.

An executive officer can receive between 0 and 200% of his or her individual LTI target based on enterprise and individual performance.

 Strategic Performance Units (SPUs) — Represents a portion of the LTI award for executive officers in 2009. Typically, the SPUs represent 50% of the LTI awards for executive officers.

SPUs are performance awards denominated in units that may be paid in cash or shares of CIGNA common stock. SPU value is based on CIGNA's performance over a three-year period measured against pre-established criteria including performance versus CIGNA's competitors.

An executive officer can receive an award between 0 and 200% of his or her individual target based on organizational and individual performance.

The target value is $75 per unit under the CIGNA Long-Term Incentive Plan. The actual payout level for SPUs is determined by the PRC by considering an overall assessment of CIGNA performance against the pre-established goals. The PRC always has the discretion to reduce the payout. The PRC can determine whether SPUs are paid in cash or shares or a combination thereof.

Oversight of the Executive Compensation Program

For information on the oversight of the Executive Compensation Program, see "Processes and Procedures for Determining Executive and Director Compensation" beginning on page 22.

Executive Compensation Policies and Practices

Relevant Market Data

The PRC establishes target and actual compensation levels for the named executive officers based on a variety of factors including the practices of the Company's peer group, which is comprised of organizations in the market in which CIGNA competes for talent.

In September 2009, the Compensation Consultant recommended that CIGNA broaden its peer group beyond the small group of publicly traded managed care companies in order to better reflect CIGNA's strategic focus and to reduce the potential volatility in compensation data that is associated with a smaller peer group and the potentially disproportionate impact that turnover has on market data. The Compensation Consultant recommended expanding the peer group to include diversified insurance and health services companies that are customer focused and companies with larger or expanding global operations because these companies are the organizations with which CIGNA currently competes for capital, customers and talent.

After review and discussion of the Compensation Consultant's recommendations, on September 5, 2009, the PRC approved the following primary and supplemental peer groups (used as an additional reference point for compensation decisions), effective for market pricing in December 2009 and 2010 compensation plan design.

Size-Adjusted Insurance Industry Peer Group (Primary Reference)		Managed Care Industry Peer Group (Supplemental Reference)
Aetna, Inc.	Humana, Inc.	Aetna, Inc.
Coventry Health Care, Inc.	WellPoint, Inc.	Coventry Health Care, Inc.
HealthNet, Inc.	Medco Health Solutions, Inc.	HealthNet, Inc.
Express Scripts Inc.	MetLife	Humana, Inc.
AFLAC	ACE Limited	UnitedHealth Group
Unum Group	The Hartford Financial Services Group, Inc.	WellPoint, Inc.

CIGNA uses publicly available proxy statement and other information disclosed in filings with the Securities and Exchange Commission (SEC), such as Form 8-K filings pertaining to these companies' compensation practices, for benchmarking compensation levels, evaluating pay practices and assessing the alignment of rewards and performance for the named executive officers.

To determine executive officer compensation targets, the PRC reviews relevant market data. Where there is a lack of publicly available information for an executive officer role, the PRC reviews published survey data issued by leading compensation consulting firms and collected from among companies in the health care and group insurance businesses, as well as companies with similar revenue size (approximately 1/2 to 2 times CIGNA's revenues). Survey data is reviewed for all named executive officer roles but where publicly available information for the Size-Adjusted Insurance Industry Peer Group exists, that is used as the primary market reference. In cases where the critical skills and abilities CIGNA requires for executive talent are either unique to another industry or applicable on a broader all-industry basis, CIGNA uses unique reference groups, rather than the Size-Adjusted Insurance Industry Peer Group, as an additional secondary reference point for compensation target recommendations. The Compensation Consultant generally assists the PRC by compiling and analyzing publicly available information for the executive officer roles and by reviewing survey data for executive officers compiled by CIGNA's internal compensation department.

The primary market reference used by the PRC beginning December 2009 in determining compensation targets for each of the named executive officers is set forth below:

Named Executive Officer(1)	Primary Market Reference
David M. Cordani	Size-Adjusted Insurance Industry Peers Proxy Data — Functional Role Match (CEO)
Annmarie T. Hagan	Size-Adjusted Insurance Industry Peers Proxy Data — Functional Role Match (CFO)
Carol Ann Petren	Size-Adjusted Insurance Industry Peers Proxy Data — Functional Role Match (General Counsel)
Michael D. Woeller	Survey Data — Functional Role Match (CIO/Top Information Executive)
William L. Atwell	Survey Data — Functional Role Match (President Subsidiary/International)

(1)
Messrs. Hanway and Bell are not included in the table as their compensation targets were not reviewed in December 2009 because they were no longer with the company as of year end.

CIGNA used multiple surveys, and benchmarks within the surveys, in the development of the Survey Data that is used as the primary market reference for Messrs. Woeller and Atwell. Additional detail on those surveys is provided in Appendix C, beginning on page C-1. The benchmarks are selected based on similarity to the responsibilities inherent in the roles.

Factors Considered in Determining Target Compensation and Target Pay Mix

CIGNA's executive compensation programs are designed to: (1) place greater emphasis on performance-based compensation rather than fixed compensation; and (2) with respect to the different types of performance-based compensation, place more weight on long-term incentives than annual incentives. Fixed compensation represents on average 20% of total target compensation for the named executive officers and, for Mr. Cordani, represents 10% of his total target compensation as CEO.

The PRC approves targets for base salary, annual incentives and long-term incentives for each named executive officer annually. Based on the relevant market data included in the report prepared by the Compensation Consultant for the PRC's December 2009 meeting, the target total compensation for each of the named executive officers is generally within a competitive range (within 15%) of the 50th percentile of the primary market reference, with the exception of Mr. Woeller. Messrs. Hanway's and Bell's compensation was not reviewed because these officers were not with the Company as of year end. Mr. Woeller's target total compensation is positioned above the 75th percentile of the primary market reference, reflecting both lower observed LTI grants in the market for 2009 and the intense competition in attracting and retaining executive technology talent, particularly in health care, given the demands for innovation, efficiency and virtual technology. For each of the named executive officers, there may be variation in the target pay mix, such that target amounts for individual compensation elements may be above or below the competitive range of the 50th percentile for the individual element.

Tally Sheets

The PRC monitors the total level of compensation paid, or expected to be paid, to the Company's named executive officers through the review of tally sheets. Tally sheets summarize current actual and target compensation, equity and SPU holdings, retirement and deferred compensation values, and potential payouts upon termination of employment. The Company prepares tally sheets for all of its executive officers for review by the PRC twice a year, when targets are being reviewed and prior to annual compensation award decisions, to assist in determining whether executive compensation decisions are appropriate in the context of CIGNA's compensation philosophy and performance.

 Elements of Compensation

Base Salary

Base salary levels are reviewed annually and may be adjusted based on relevant market data and an assessment of an executive's skills, role, and performance contributions, including the demonstration of CIGNA leadership behaviors and core values. None of the named executive officers received a base salary increase for 2009, except for Mr. Cordani and Ms. Hagan, whose base salaries were adjusted effective December 25, 2009 and May 26, 2009, respectively, in connection with their respective appointments.

The following base salary adjustments were made for the periods indicated below.

Named Executive Officer	2008 Annual Base Salary ($)	2009 Annual Base Salary ($)	% Change
David M. Cordani	750,000	1,000,000	33%
Annmarie T. Hagan	420,000	475,000	13%
Carol Ann Petren	565,000	565,000	—
Michael D. Woeller	525,000	525,000	—
William L. Atwell	550,000	550,000	—
H. Edward Hanway	1,155,000	1,155,000	—
Michael W. Bell	640,000	640,000	—

Ms. Hagan's salary is slightly below the lower end of the competitive range of the primary market reference. The base salary amounts for Messrs. Cordani, Woeller and Atwell and Ms. Petren are within a competitive range of the primary market reference. Messrs. Hanway and Bell's base salaries were not assessed against the market data in 2009 because neither was with CIGNA at year end.

Annual Incentives

Performance Measures, Goals and Funding.    Each year, the PRC sets enterprise performance measures and goals for annual incentive awards based on CIGNA's business priorities. The goals may identify threshold (minimum), target, above target and superior levels of performance.

The Company's actual performance is the basis for establishing the range of funding available for awards, but the PRC exercises discretion to determine at which point within the pre-established range that actual funding will be set. In exercising its judgment to set funding levels, the PRC considers CIGNA's performance as a whole (both in absolute terms and relative to competitors) as well as CIGNA's achievement of the goals within each performance measure.

In addition, for overall funding for MIP awards to be more than $0, the Company must meet a specified threshold level of Adjusted Net Income from Continuing Operations. The threshold was set at $941 million for 2009. The purpose of the threshold is to reinforce the fundamental importance of achieving CIGNA's profitability goals. If the Adjusted Net Income threshold is met, the MIP allows for payment of an incentive award even when overall results may be below target. CIGNA believes it is important to maintain this flexibility to retain key talent over the long-term and encourage management to make decisions that could yield lesser results in the short-term, but are in the best interests of our shareholders over the long-term. If the Adjusted Net Income threshold level is not achieved, no annual incentive payouts will be made under the MIP to any employees, including the named executive officers. During years in which CIGNA's performance is below the minimum threshold, the retention of key talent is even more critical. Therefore, the PRC believes it is important to retain the flexibility to pay some incentive awards in order to recognize and retain key talent over the long-term. In this instance approximately 10-15% of the potential aggregate target funding amount may be made available in the PRC's discretion and used to reward and retain key talent. The Chief Executive Officer is not eligible for an award from this fund.

Annual incentives are administered primarily under the MIP for executives. For named executive officers, annual incentives are also subject to the Executive Incentive Plan (EIP), which operates in conjunction with the MIP. The purpose of the EIP is to ensure that annual incentive awards paid to certain executive officers qualify for treatment as performance-based compensation and remain fully tax deductible. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that CIGNA may deduct for federal income tax purposes for compensation paid to the Chief Executive Officer and each of the three other most highly compensated executive officers, other than the Chief Financial Officer, who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualifying performance-based" compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by shareholders).

In accordance with Section 162(m) and pursuant to the terms of the EIP, the PRC establishes objective corporate performance goals for the named executive officers within the first 90 days of each year. At year end, if the PRC certifies that CIGNA has achieved these performance goals, then each named executive officer is eligible to receive the maximum annual incentive award for that performance year. The maximum award each named executive officer is eligible to receive is $3 million in cash and 225,000 shares of CIGNA common stock. However, the PRC retains "negative discretion" to reduce the award below the maximum amount. The PRC uses this discretion to reduce the named executive officer's annual award to an amount determined in accordance with the individual's annual incentive target by applying the assessment process under the terms of the MIP, as described below. The PRC does not have discretion to increase the size of the awards. The PRC has consistently exercised its negative discretion to reduce the size of annual incentive awards below the maximum to a level not to exceed that determined under the MIP.

2009 Performance Measures and Goals.    The Compensation Consultant conducts an annual review and provides ongoing advice as needed on the design of CIGNA's annual and long-term incentive programs and briefs the PRC on executive compensation trends among CIGNA's peers and broader industry. During the annual review process for the 2009 annual incentive award program, the PRC approved changing the weighting for the Adjusted Net Income from Continuing Operations measure from 40% to 50% and the weighting of the strategic imperative measure was changed from 20% to 10%. These changes reflect the Company's focus on overall growth.

For 2009, the PRC established the following enterprise performance measures and target performance goals, which were used to determine the range of potential aggregate funding for MIP awards. The pool can be funded from 0% to 200% for below target, target and above target performance, with target funding at 80% to 120%.

Measure	Weighting	Performance Goals
Adjusted Net Income from Continuing Operations	50%	Target is 5% - 10% growth
The target is set as a year-over-year growth goal for CIGNA's three ongoing businesses (HealthCare, Disability & Life and International).

Membership	20%	Target is -4% to 0% growth

The target is set as a year-over-year growth goal for CIGNA's HealthCare business and was set in a challenging competitive market marked by higher levels of membership disenrollment experienced across the industry as a result of economic conditions.

Operating Expense per Member	20%	Target is +/- 2% of Plan
The target is based on CIGNA's plan to improve core operating expenses per member in the HealthCare business and was based on the 2009 Operating Plan.

2009 Strategic Imperatives	10%	The PRC measures progress on organic growth priorities

In setting the target performance levels for each performance measure, the PRC considers CIGNA's publicly disclosed earnings estimates for the year, historical company performance and peer companies' performance. To aid the PRC in setting performance targets, the Compensation Consultant presents a comprehensive report annually to the PRC with compensation and performance information that includes historical performance information and analyst expectations of future performance for CIGNA and CIGNA's peer group.

For full year 2009, CIGNA reported earnings per share of $3.98 on adjusted income from operations of approximately $1.1 billion, which represents year-over-year earnings growth of 16%. CIGNA reported full year 2009 adjusted net income from continuing operations for the Company's three ongoing businesses of $1.190 billion. For purposes of assessing the Company's 2009 performance against the MIP performance goals, the PRC considered the special item related to the decision to freeze the Company's pension plan — which was contemplated when the PRC approved the 2009 MIP performance goals. With this special item, earnings for the Company's three ongoing businesses represented growth of 3% over the prior year. This result was modestly below the target range of 5-10% growth.

Full year 2009 organic membership was approximately 5.5% below year-end 2008 membership. While retention rates were strong, new business sales were somewhat below plan in large part due to the impact of lower employment levels on sold cases. Overall, the primary driver of the shortfall was disenrollment, which was materially worse than plan as a result of economic conditions during the year. This result was below the target performance level established for the MIP.

The HealthCare core operating expense per member was within the MIP target range. CIGNA made good progress in 2009 by driving a reduction of approximately $100 million in HealthCare operating expenses.

Relative to CIGNA's organic growth priorities, the Company experienced growth in the Individual business segment in HealthCare, and continues its geographic expansion efforts in the International business. In addition, CIGNA completed an effective assimilation of the Great West acquisition and achieved a notable turnaround in Select Segment membership growth during the second half of 2009.

Adjusted net income from continuing operations and membership target levels for 2009 were not met; the target levels for operating expense per member and strategic imperatives were met or exceeded. Due to these results, the PRC approved funding in the target range for the enterprise.

For the 2009 performance year, MIP target levels were set as follows for the following named executive officers.

Named Executive Officer	2008 MIP Target ($)	2009 MIP Target ($)	% Change
David M. Cordani(1)(3)	700,000	700,000	—
Annmarie T. Hagan(2)	231,000	400,000	73%
Carol Ann Petren(3)	600,000	600,000	—
Michael D. Woeller(3)	500,000	500,000	—
William L. Atwell(3)	400,000	400,000	—
H. Edward Hanway(4)	3,500,000	2,500,000	-29%
Michael W. Bell(5)	800,000	800,000	—

(1)
In December 2009, the PRC approved an increase to Mr. Cordani's 2010 MIP target (eligible payout in 2011) from $700,000 to $1,500,000 to align to the median of the competitive market data for the CEO.

(2)
In May 2009, the PRC approved an increase in Ms. Hagan's MIP target based on her new role as the CFO.

(3)
MIP targets for 2009 remained the same for Messrs. Cordani, Woeller, and Atwell and for Ms. Petren because their current MIP targets were competitive with or exceeded the competitive range of the primary market reference for their role in 2009.

(4)
In December 2008, the PRC reduced Mr. Hanway's 2009 MIP target (eligible payout in 2010) from $3,500,000 to $2,500,000 to align with the competitive market data. Mr. Hanway is eligible for a bonus payout for the 2009 performance year under the terms of his retirement agreement, as discussed on page 87.

(5)
Payout of Mr. Bell's 2009 MIP award will be prorated (41.66%) based on the terms of his agreement with the Company, as described further on page 87.

For 2009 performance year, the PRC and the Board made annual incentive awards to the named executive officers at a level of 86% to 110% of the target award value. The PRC, and for Mr. Cordani, the Board of Directors, determined the awards based on the overall 2009 results of the enterprise and individual business units, as well as individual performance contributions during 2009.

Each of the following named executive officers received awards that reflected the annual organization and business unit results, adjusted for the assessment of each officer's performance throughout 2009.

Mr. Cordani's award was 110% of his target for the role of Chief Operating Officer (COO) in 2009. In June 2009 Mr. Hanway announced his decision to retire at year end 2009 and Mr. Cordani was named as his successor. In addition to his leadership as the COO in 2009, Mr. Cordani was actively working with Mr. Hanway and the Board on the CEO transition. Under Mr. Cordani's leadership in 2009, CIGNA materially reduced operating costs through execution of an operating company model with an intense focus on improving operational effectiveness and competitive positioning; identified priority areas for profitable revenue growth; and improved customer marketing and engagement capabilities. Also in 2009, Mr. Cordani oversaw the execution of a brand strategy, internally and externally, and delivery of next generation health advocacy productivity capabilities.

Ms. Hagan's award was 90% of target. Ms. Hagan was Chief Accounting Officer and Controller for the first half of the year and Chief Financial Officer for the second half of the year. Under Ms. Hagan's leadership the earnings results were good in a very challenging economic, political and competitive environment. Specifically, Ms. Hagan drove focus and discipline around operating expenses, particularly in HealthCare. Ms. Hagan also ensured there is a tight linkage of the 2010 financial plan with the Company's refocused enterprise growth strategy.

Mr. Atwell's award was 86% of target. International earnings ended the year below the plan; however, under Mr. Atwell's leadership the International business has stabilized retention and stimulated new sales for the life, accident and health business in Asia as well as the expatriate benefits business. In addition, Mr. Atwell continues to drive strong operating expense discipline, and ensure significant acquisition of talent to support the accelerated growth in the International business. Also, under Mr. Atwell's leadership in 2009, the International organization received positive recognition in the area of customer marketing, enabled by the business' continual focus on upgrading and expanding consumer marketing capabilities.

Ms. Petren's award was 105% of target. Under Ms. Petren's leadership the legal department secured favorable decisions and settlements in various legal and regulatory matters. Ms. Petren also developed and advocated public policy positions on both the federal and state fronts, enhanced CIGNA's position as a thought leader in health care, engaged employees through the Grassroots Network and increased enterprise communication.

Mr. Woeller's award was 100% of target. Under Mr. Woeller's leadership, the Information Technology organization successfully completed the integration of Great West technology and infrastructure. Also in 2009, significant progress was made against a multi-year technology strategy and there was significant improvement in customer service through technology service quality and systems availability. Also during 2009, Mr. Woeller strengthened the Information Technology leadership team, building a strong succession plan for the leadership positions.

MIP Design Changes for 2010.    In July 2009, the PRC asked the Compensation Consultant to review CIGNA's executive compensation program in light of CIGNA's refocused business strategy. The Compensation Consultant recommended, and the PRC approved, the following changes to the annual incentive program for 2010.

2009 Management Incentive Plan	2010 Management Incentive Plan Changes	Rationale

Adjusted Net Income from Continuing Operations (50% weighting)	No changes.	• Reinforces the importance of profitable growth across the enterprise.

Membership (20% weighting)	Replaced with Revenue Growth (25% weighting) for CIGNA's three ongoing businesses.	• Focuses on top line revenue growth.
• Encourages a holistic view on enterprise growth, in part through the promotion of cross-selling and focus on customer relations.
• Promotes collaboration across business units because the measure is based on CIGNA's ongoing businesses.

Operating Expense per Member (20% weighting)	Replaced with Core HealthCare Operating Expense Reduction (at a weighting of 25%), which represents an absolute dollar amount rather than a per member measurement.	• Provides clear focus to meet the imperative of reducing the Company's absolute costs.

2009 Strategic Imperatives (10% weighting)	Measure eliminated.

•       CIGNA's strategy is reinforced by the three measures above. The 10% weighting for this measure was redistributed between the Revenue Growth and Operating Expense measures to emphasize the importance of these measures.

Long-Term Incentives

Long-term incentives (LTI) are administered under the CIGNA Long-Term Incentive Plan. In February 2009, the executives received both stock options and SPUs as annual LTI awards. The LTI target is expressed as a dollar value and is determined based on the relevant market data for the executive's role. An executive can receive an award between 0 and 200% of the individual target based on enterprise performance and individual contributions. After the target percentage was determined for the executive officer's award, the awards in 2009 were delivered in stock options and SPUs.

In December 2008, the PRC approved an increase to Mr. Hanway's LTI target for 2009 from $10,500,000 to $11,000,000 and the PRC reduced the MIP target from $3,500,000 to $2,500,000 to align with the competitive market. Other than changes to the LTI for Mr. Cordani and Ms. Hagan (made to align with the market due to promotions during 2008 and 2009), the PRC determined that no changes were necessary for the other named executive officers, as their targets were determined to be competitive with desired market levels.

Named Executive Officer	2008 Long-term Incentive Target ($)	2009 Long- term Incentive Target(1) ($)	% Change
David M. Cordani(2)	3,560,000	4,590,000	28.9%
Annmarie T. Hagan(3)	360,000	402,240	11.7%
Carol Ann Petren	1,500,000	1,500,000	—
Michael D. Woeller	1,750,000	1,750,000	—
William L. Atwell(4)	—	850,000	—
H. Edward Hanway	10,500,000	11,000,000	4.8%
Michael W. Bell	3,160,000	3,160,000	—

(1)
In light of the stock price decline and potential dilution to the Company's shareholders, the long-term incentive targets shown in the table were reduced by 20% for the purposes of making long-term incentive grants in 2009. See description below.

(2)
In June 2008, Mr. Cordani's LTI target for 2009 was changed from $3,560,000 to $4,590,000 to align with the primary market data for the President and Chief Operating Officer. In December 2009, the Board approved increasing Mr. Cordani's 2010 LTI target to $7,500,000 to align with the competitive market data for President and CEO.

(3)
In June 2009, Ms. Hagan's 2010 LTI target was increased from $402,240 to $2,325,000 to align with the market data for the CFO.

(4)
Mr. Atwell was hired on September 9, 2008 and therefore did not have a 2008 LTI target.

For 2009, the PRC approved LTI awards relative to what the LTI targets shown in the table above would be after a 20% reduction and the PRC also set a limit on the maximum number of stock options that could be granted to each executive officer in 2009 as part of his or her annual LTI award. This limit (cap) was based on prior year awards. Ms. Hagan was not an executive officer at the time of the 2009 grant and therefore was not subject to the stock options award cap. LTI awards (grants of stock options and SPUs) were approved for the named executive officers at a level of 59% to 96% of the unreduced target award value shown in the table above. The awards were made below target as a result of the actions taken to manage share usage in 2009 due to the significant decrease in stock price. Individual named executive officer performance, retention considerations and changes in roles or responsibilities also were considered in determining award levels.

The 2009 annual LTI awards were approved by the PRC in February 2009 and were granted during the first week of March 2009, after CIGNA's 10-K filing and following the end of a quarterly blackout period. Detail on the LTI awards to each named executive officer appear in the Grants of Plan Based Awards Table on page 77. In 2009, the mix of stock options and SPUs varied for each named executive officer's LTI award as a result of the stock option award cap described above.

SPUs.    The three SPU award performance cycles that include 2009 are listed below as well as the cycle that is paid in 2009. Descriptions of how SPU payments are calculated appear in the narratives to the Summary Compensation and Grants of Plan-Based Awards Tables beginning on pages 76 and 78, respectively.

Award Year	Performance Period	Scheduled Payout
2006	2006 - 2008	2009
2007	2007 - 2009	2010
2008	2008 - 2010	2011
2009	2009 - 2011	2012

The measures in the SPU program for all of the cycles listed above are relative total shareholder return (TSR) and cumulative adjusted net income. These measures were selected by the PRC because they strike an appropriate balance between shareholder return and internal growth. Each performance measure is weighted 50%. The goals for adjusted net income and the peer group for TSR are set at the beginning of each performance cycle. At the time the PRC approved the performance measures and goals for the 2006-2008, 2007-2009, 2008-2010, and 2009-2011 performance cycles, the PRC anticipated that the achievement of threshold levels of performance would be attainable, but not certain, and that the achievement of superior levels of performance would be unlikely.

The actual payout level for SPUs is determined by the PRC by assessing CIGNA's overall performance against the pre-established goals during the three-year performance period. The PRC has discretion to reduce the payout. This approach allows the PRC to consider the totality of CIGNA performance in determining final awards, rather than using a purely mechanical formula. In 2009 (for the 2006 - 2008 performance period), the PRC exercised its negative discretion to reduce the payout below the maximum under the SPU formula. The PRC also elected to make SPU payouts in cash to the named executive officers who had met their stock ownership guidelines at the time of the awards. Messrs. Hanway, Cordani and Bell and Ms. Hagan received the SPU payouts in cash and Messrs. Atwell and Woeller and Ms. Petren received half of their SPU payout in CIGNA common stock and half in cash.

CIGNA may award transitional SPUs to newly-hired executives, employees who first become eligible to receive SPUs in mid-year due to a promotion for increased responsibilities, and executives whose LTI target is increased mid-year. Transitional SPU awards for executive officers are recommended by the Executive Vice President of Human Resources and Services and subject to the PRC's approval. A typical award of transitional SPUs includes SPUs for three performance periods, because three SPU performance periods are running concurrently at any given time. Generally, the number of transitional SPUs awarded is based on the difference between an executive's current, if any, LTI target and the new target, prorated for the number of months remaining in the respective performance periods.

All executives are responsible for achieving SPU goals. Transitional SPUs are awarded to help retain executives and support internal equity so that all executives have a meaningful stake in attaining SPU performance goals. In that way, executives who become newly eligible to participate in the SPU program, or participate at a higher award level mid-cycle, can be rewarded in the same way as other executives who have already received SPU awards. Ms. Hagan was awarded transitional SPUs in 2009 when she was appointed Chief Financial Officer and her LTI target was adjusted to align with the primary market data for the role. Mr. Cordani was awarded transitional SPUs in 2009 when he was appointed Chief Executive Officer in order to align with the primary market data for that role. Because Mr. Cordani's appointment occurred at the end of the 2007-2009 performance period, he was not awarded transitional SPUs for that period. When Messrs. Hanway and Bell left CIGNA, a portion of their previously awarded SPUs were forfeited at the determination of the PRC. Details of both transitional unit awards and the forfeitures can be found in the Grants of Plan-Based Awards table on page 77.

SPU payouts for the 2007-2009 period are disclosed in column (g) of the Summary Compensation Table on page 74 and a summary of the SPU program appears in the Summary Compensation Table Narrative on page 76. Payouts for the 2008-2010 periods will be made in 2011. Awards for the 2009-2011 period are listed in the Grants of Plan-Based Awards Table on page 77 and a summary of these SPU programs appears in the narrative to the Grants of Plan-Based Awards Table on page 78.

CIGNA calculates the SPU portion of the LTI award by dividing the intended SPU dollar value by $75, the SPU target value.

Long-Term Incentive Plan Design Changes for 2010.    Beginning with the 2010 annual LTI grant, the portion of a CIGNA executive's LTI delivered in Strategic Performance Units (SPUs) will be delivered in Strategic Performance Shares (SPSs). SPSs are performance awards denominated in shares that will be paid in shares of CIGNA common stock. This change from SPU awards to SPS awards will continue to reinforce the link between pay and performance both at the time of award and payout and will further strengthen the alignment between CIGNA's executives and shareholders by settling the awards in CIGNA stock and therefore linking the value to CIGNA's stock price.

The first grant of SPSs was made in March 2010 and the number of SPS awards earned will be based on CIGNA's performance over a three year period measured against pre-established measures and goals. There are three measures within the 2010 - 2012 SPS program: relative Total Shareholder Return (TSR), revenue growth and adjusted net income growth. At the time of award, the PRC approved an LTI dollar value and the SPS portion of the award was converted into a specific number of SPSs on the grant date that will ultimately be settled in shares of CIGNA common stock at the end of the performance period. The actual number of shares paid can range from 0% to 200% of the number SPSs awarded. Because the payment will be made in CIGNA stock, the actual value of the earned awards is based on CIGNA's stock price at the time of payment.

Retention Actions

The PRC does not generally consider prior awards in determining a subsequent performance period's awards. However, it may consider outstanding unvested awards in order to determine existing retention incentive values when there is potential retention risk of key Company executives.

In 2009, the Board of Directors approved the retention awards listed below based on certain executive officers' continuing contributions to the execution of the Company's business strategy and new key strategic focus, support of the leadership transition, and in order to reinforce their long-term career potential at CIGNA. Because the awards were approved during a quarterly blackout period, the grant date for each restricted stock award was the first day following the end of the blackout period.

PRC Approval	Executive Officer	Retention Grant
July 2009	William L. Atwell	45,496 restricted shares
July 2009	Michael D. Woeller	26,762 restricted stock units
October 2009	Carol Ann Petren	48,364 restricted shares

 Executive Stock Ownership

CIGNA believes that executive stock ownership is critical to align management and shareholder interests. CIGNA has adopted policies that require named executive officers to have a meaningful economic stake in CIGNA as shareholders. CIGNA believes that requiring executives to meet ownership guidelines encourages them to act in the best long-term interests of CIGNA shareholders.

Consistent with market practice, CIGNA's stock ownership guidelines have the following features, which were reviewed and updated by the PRC in January 2010:

  •
  The Chief Executive Officer is required to own stock valued at five times base salary, the President and Chief Operating Officer (if any) is required to own stock valued at four times base salary and other executive officers are required to own stock valued at three times base salary.

  •
  Wholly-owned shares, restricted stock, stock equivalents, strategic performance shares and shares owned through benefit plans (such as investments in the CIGNA Stock Fund of the CIGNA 401(k) Plan) are counted towards meeting guidelines. Unexercised stock options are not counted toward these guidelines.

  •
  If a named executive officer has not met stock ownership guideline targets, the PRC may require that the officer's SPU payouts be made in the form of shares of CIGNA common stock.

CIGNA evaluates situations in which executives are below their guidelines on a case-by-case basis rather than setting a formal deadline for executives to meet stock ownership guidelines. In general, however, CIGNA expects executives to accumulate required shares as quickly as practical. All of CIGNA's named executive officers were at or above stock ownership guidelines with the exception of Mr. Cordani who became President and Chief Executive Officer in December 2009 and whose ownership guideline was increased as a result of his promotion. Mr. Cordani intends to acquire stock and stock equivalents in order to meet his ownership guideline within a reasonable timeframe.

CIGNA has other practices in place to encourage a long-term ownership philosophy for executives including:

  •
  allowing executives to sell only shares that exceed ownership guidelines;

  •
  requiring Chief Executive Officer approval of all sales of CIGNA stock by executive officers;

  •
  requiring General Counsel approval of all sales of CIGNA stock by the Chief Executive Officer; and

  •
  prohibiting the sale of more than 50% of the shares held above guidelines in any single open period.

In January 2007, the PRC approved an additional stock ownership practice that requires executive officers to retain, for at least one year, a minimum of 50% of the shares acquired upon exercise of any stock options and 50% of the shares acquired upon vesting of restricted stock grants. This mandatory holding period is an additional measure designed to encourage share retention and align executive officers' interests with those of CIGNA shareholders.

In addition, each of CIGNA's named executive officers is prohibited from engaging in a short sale of CIGNA stock to hedge the economic risk of owning CIGNA stock.

 Retirement and Deferred Compensation

Defined Benefit Pension Plans

On July 1, 2009, the Company froze the CIGNA Pension Plan, the Company's defined benefit pension plan. Employees will not earn any new benefits under the CIGNA Pension Plan after this date. In connection with the freezing of the CIGNA Pension Plan, the Company approved a freeze of the CIGNA Supplemental Pension Plan (the "Supplemental Plan"). Effective as of July 1, 2009, all future benefit accruals under the Supplemental Plan will automatically cease for all participants. The accrued benefits under the Supplemental Plan as well as the CIGNA Pension Plan will be determined and frozen based on eligible earnings through that date. These changes to the Supplemental Plan and the CIGNA Pension Plan will not affect benefits earned by participants prior to July 1, 2009. The Company's executive officers, including the named executive officers, currently participate in the CIGNA Pension Plan and the Supplemental Plan.

Factors considered in the decision to freeze the plan include:

  •
  Based on comparative data, the value of CIGNA's total retirement benefits (including the pension and 401(k) plans) was higher than the average retirement benefit provided by our direct competitors;

  •
  Most of our health care competitors have no defined benefit pension plans, or have already frozen them and offer only 401(k) plans and, as a result, had lower operating expenses; and

  •
  By offering a 401(k) retirement plan more closely aligned with our health care competitors, CIGNA could lessen the competitive gap in operating expenses. For 2009, the effect of freezing the pension plans reduced the Company's operating expenses by approximately $40 million.

Additional information about pension benefits can be found in the Pension Benefits Table on page 82 and the Pension Benefits Table Narrative beginning on page 83.

401(k) Plans

Effective January 1, 2010, CIGNA increased the matching contribution in the 401(k) plan and provided a new non-qualified supplemental 401(k) benefit for earnings that are not eligible for the regular 401(k) plan because of IRS limits. The changes made include:

  •
  The company match was increased from 3% to up to 4.5% of eligible pay;

  •
  Employees are immediately eligible for the company match as soon as they join the 401(k) Plan, instead of one year later;

  •
  Employees become 100% vested in post-2009 company matching contributions after two years of service, instead of vesting over a period of five years; and

  •
  To partially offset the effect of the CIGNA Supplemental Pension Plan freeze, CIGNA has adopted the CIGNA Supplemental 401(k) Plan, a new non-qualified deferred compensation plan.

The CIGNA Supplemental 401(k) Plan will provide an annual credit to employees equal to 1.5% of earnings that cannot be treated as eligible earnings under the regular 401(k) plan and cannot, therefore, be the basis for either employee or company 401(k) plan contributions. Earnings eligible for the credit are salary and bonus amounts that exceed the IRS annual limit on eligible earnings ($245,000 in 2010) or that an employee defers under the CIGNA Deferred Compensation Plan. The annual credits will be made to an unfunded account after the end of the year; credits will accumulate with hypothetical interest equal to the rate of return under the 401(k) Plan's Fixed Income Fund

(currently 4.8%) and will vest under the same rules that apply to the regular 401(k) plan. The account will be paid after termination of employment in accordance with the Plan.

Nonqualified Deferred Compensation Plan

CIGNA provides the named executive officers and certain other employees with the opportunity to defer base salary and annual incentive awards under the CIGNA Deferred Compensation Plan. The purpose of this plan is to provide eligible employees an opportunity to postpone both the receipt of compensation and the income tax on that compensation — typically until after termination of CIGNA employment. Participants elect when to receive a payout and can choose to receive the deferred compensation in a single lump sum or in annual installments. For amounts deferred before 2004, participants can request an accelerated payment of all or part of their account balance subject to a 10% penalty. Otherwise, early withdrawals are permitted only under financial hardship circumstances.

In prior years, the PRC also mandated deferral of certain compensation by the Chief Executive Officer because immediate payment of that compensation would not be deductible by CIGNA due to limits imposed by Section 162(m) of the Internal Revenue Code. In 2008, 2009 and 2010 the PRC did not mandate deferral of non-performance-based compensation paid to any named executive officer. In future years, the PRC may determine before the beginning of the calendar year that it will mandate deferral of some or all non-performance-based compensation based on an evaluation of the projected amount of non-deductible compensation and current Internal Revenue Code rules.

Additional information regarding deferred compensation can be found in the Nonqualified Deferred Compensation Table and the Nonqualified Deferred Compensation Table Narrative on page 85.

Other Benefits and Perquisites

The named executive officers are eligible to receive all of the benefits offered to CIGNA employees generally, including medical benefits, other health and welfare benefits, participation in the 401(k) Plan (including the Company's matching contribution) and Supplemental 401(k) plan, the frozen defined benefit pension plan (as described on page 69) and other voluntary benefits.

Perquisites are not a major portion of CIGNA's total executive compensation. In 2009, CIGNA provided the following benefits and perquisites to its executives, primarily to attract and retain key talent, but also to ensure the safety and security of its executive officers: the use of corporate aircraft; installation and maintenance of security alarm systems at executive officers' residences; the use of a company car and driver by the former Chief Executive Officer and other CIGNA executive officers; payment of costs associated with an annual physical and related tests; relocation benefits, which are available on a broad basis to all employees; reimbursement for taxes associated with job-related relocation; and payment for financial planning, tax preparation, and legal services related to estate planning for executive officer level employees.

These perquisites and the associated value and methodology for valuation are described in the footnotes to the Summary Compensation Table on page 75.

Relocation

Mr. Atwell was hired as the President, CIGNA International beginning September 9, 2008. As part of the negotiated recruitment of a critical executive, in 2009 Mr. Atwell received the following relocation benefits (which under the terms of a relocation repayment agreement were required to be repaid in full if Mr. Atwell left the Company within one year of his start date):

  •
  temporary living costs and home finding assistance;

  •
  costs associated with the purchase and sale of departure home;

  •
  shipment of household goods; and

  •
  tax assistance.

The value of these benefits is disclosed in the Summary Compensation Table on page 74 and additional information about these benefits is included in footnote (10) to the Summary Compensation Table on page 75.

Employment Arrangements and Post-Termination Payments

CIGNA generally does not enter into employment contracts or other advance arrangements with its executive officers that provide for the payment of severance pay upon termination of employment (other than for severance in the event of a termination following a change of control). CIGNA does not provide any single-trigger change of control benefits (that is, a mere change of control itself does not trigger such benefits). As a result, executive officers generally serve at the will of CIGNA and its Board of Directors, and their entitlement to base salary, annual incentives and long-term incentives ceases at termination. Thus, other than after a change of control as outlined below, the PRC has discretion to determine whether to make any salary, bonus or SPU payments to a terminated executive officer. The PRC addresses situations on a case-by-case basis given individual circumstances, and the PRC may decide to provide post-termination payments in exchange for certain restrictive covenants, including, for example, agreement not to compete with CIGNA for customers or to solicit CIGNA customers or employees.

CIGNA has also established policies related to the impact of various termination events on stock option and restricted stock awards. If a named executive officer terminates prior to vesting, option and restricted stock awards are generally forfeited subject to specific exceptions. These exceptions include termination of employment on account of death and disability. In these exceptional cases, awards vest as of the termination date to enable the executive or his or her estate to realize the equity value that existed at the time of the termination event. In the case of voluntary retirement, stock options vest on the date of retirement so that an employee's decision as to the appropriate date of retirement is not influenced by potential lost compensation. The intent of that arrangement is to avoid discouraging retirement when the executive has reached eligibility for early retirement. For restricted stock, the PRC has the discretion to vest unvested awards at retirement which allows a case-by-case examination of the particular set of circumstances. These policies are designed to enable CIGNA's Board of Directors or the PRC to remove an executive officer prior to retirement whenever it is in the best interests of CIGNA and to give CIGNA full discretion to develop an appropriate severance package on a case-by-case basis. When an executive officer is removed from his or her position, the PRC exercises its business judgment in approving an appropriate severance arrangement for the individual in light of all relevant circumstances, including, but not limited to, his or her term of employment, past accomplishments, reasons for termination, opportunity for future employment and total unvested compensation. Historically, the PRC has approved varying amounts of severance pay for executive officers.

CIGNA's change of control policies are intended to provide CIGNA's named executive officers with sufficient economic value in the event of termination so that they are encouraged to continue to act in the best interest of shareholders in evaluating potential transactions. The PRC approved amendments in April 2008 eliminating post-separation financial services and tax preparation benefits for those terminated after a change of control. This action was taken to better align post separation executive benefits to the marketplace. Prior to February 2010, the Company had provided for golden parachute excise tax gross-ups upon a change of control. In February 2010, the PRC approved the elimination of these benefits. With these changes, the components of the change of control payments are as follows:

  •
  Severance payments are made only upon termination of an executive officer following a change of control of CIGNA as described under Potential Payments upon Termination or Change of Control beginning on page 94.

  •
  For named executive officers, cash severance is a lump sum payment equal to a specified multiple of base salary plus a specified multiple of the higher of the most recent annual incentive paid or the target annual incentive.

  •
  Unvested stock options and restricted stock vest upon termination of employment following a change of control. As a result, if an executive is involuntarily terminated or resigns for good reason (such as reduction in compensation or responsibilities) after a change of control, the executive is able to realize the shareholder value to which he or she contributed while employed at CIGNA.

  •
  Unvested SPU's are paid at the highest of: (1) unit target value; (2) value for any unit payments in the most recent 12 months; or (3) average of the values established by the PRC for the most recent two SPU payouts. The intent of this SPU payment formula is to provide executives with a reasonable estimate of the potential payouts under the SPU program and to avoid placing executives at a disadvantage as a result of a change of control.

Disgorgement of Awards

As provided by its Board Practices, the Board of Directors has the authority to recoup compensation paid to executive officers in the event of a restatement of financial results. The Board will, in all appropriate cases and to the full extent permitted by governing law, require reimbursement of any bonus or other cash incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if:

  •
  the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement;

  •
  the executive engaged in intentional misconduct that caused or partially caused the need for the restatement; and

  •
  the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

In addition, CIGNA's stock option and restricted stock awards include a restitution provision that applies to any CIGNA employee, including any named executive officer, who:

  •
  is terminated by CIGNA due to misconduct;

  •
  engages in behavior that would be considered grounds for termination due to misconduct;

  •
  competes with CIGNA within one year following any voluntary termination;

  •
  solicits a CIGNA employee or customer within one year following any termination;

  •
  discloses CIGNA confidential information improperly; or

  •
  fails to assist CIGNA in the handling of investigations, litigation, or agency matters with respect to which the employee has relevant information.

If an executive engages in any of the above "restitution events," any option gains realized over the two years before the "restitution event" and the value of any restricted stock vesting over the year before the "restitution event" are required to be paid back to CIGNA. These provisions are designed to discourage executives from engaging in activities that can cause CIGNA competitive harm and to support retention.

 EXECUTIVE COMPENSATION

The following information describes how CIGNA compensates its "named executive officers."

Summary Compensation Table

This table includes information regarding 2007, 2008 and 2009 compensation for each of the named executive officers. Other tables in this proxy statement provide more detail about specific types of compensation.

Name and principal position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (e)(6)	Option Awards ($) (f)(7)	Non-equity Incentive plan compensation ($) (g)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(9)	All Other Compensation ($) (i)(10)	Total ($) (j)
David M. Cordani(1)	2009	750,961	—	811,275	4,948,750	55,508	27,427	6,593,921
President and	2008	701,500	—	4,675,279	1,583,960	135,966	17,240	7,113,945
Chief Executive Officer	2007	625,577	—	1,462,275	3,040,400	130,561	7,603	5,266,416
Annmarie T. Hagan(2)	2009	453,212	—	135,106	1,035,500	97,781	8,394	1,729,993
Executive Vice President and Chief Financial Officer
Carol Ann Petren(3)	2009	565,000	1,500,009	263,261	1,880,000	59,360	7,482	4,275,112
Executive Vice President	2008	558,269	—	561,322	1,075,000	98,973	20,074	2,313,638
and General Counsel	2007	535,962	—	487,425	2,175,000	87,650	107,688	3,393,725
Michael D. Woeller(4)	2009	525,000	750,005	255,950	1,950,000	44,769	3,361	3,529,085
Executive Vice President and Chief Information Officer
William L. Atwell(4)	2009	550,000	1,275,025	124,296	817,500	28,891	681,534	3,477,246
President, International
H. Edward Hanway	2009	1,155,000	—	1,769,673	11,416,750	4,257,180	219,864	18,818,467
Retired Chairman	2008	1,142,885	—	3,601,768	6,650,000	820,097	21,792	12,236,542
and Chief Executive	2007	1,110,000	400,030	3,574,468	17,599,940	1,618,584	38,704	24,341,726
Officer
Michael W. Bell(5)	2009	283,077	—	511,895	—	984,927	3,548,458	5,328,357
Former Executive	2008	631,923	—	4,425,811	1,493,450	235,228	6,945	6,793,357
Vice President and Chief	2007	600,577	—	1,238,075	4,950,000	145,504	8,077	6,942,233
Financial Officer

(1)
Mr. Cordani was appointed President and Chief Executive Officer on December 25, 2009. Mr. Cordani's strategic performance unit payout of $1,583,960 for the three year performance period ending December 31, 2008 was paid in cash in the amount of $791,995 and in CIGNA common stock valued at $791,965. Mr. Cordani's strategic performance unit payout of $4,178,750 for the three year performance period ending December 31, 2009 was paid in cash in the amount of $2,089,381 and in CIGNA common stock valued at $2,089,369.

(2)
Ms. Hagan was appointed Chief Financial Officer on May 26, 2009. Ms. Hagan was not a named executive officer previously; therefore information regarding 2007 and 2008 is not included nor required.

(3)
Ms. Petren's strategic performance unit payout of $700,000 for the three year performance period ending December 31, 2008 was paid in cash in the amount of $350,007 and in CIGNA common stock valued at $349,993. Ms. Petren's strategic performance unit payout of $1,500,000 for the three year period ending December 31, 2007 was paid in cash in the amount of $750,002 and in CIGNA common stock valued at $749,998.

(4)
Messrs. Atwell and Woeller did not become named executive officers until 2009, therefore information regarding 2007 and 2008 is not included nor required.

(5)
Mr. Bell left the Company in June 2009. The terms of his separation agreement are included on page 87. Details about information reported in column (i) can be found in footnote 10 to this table.

(6)
Represents the grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718 (formerly FAS 123(R)). The prior year awards for the NEOs in 2008 and 2007 have been restated with the grant date fair value of the restricted stock awards during the respective year. This column includes the portion of Mr. Hanway's 2007 annual incentive award that was paid in CIGNA common stock.

(7)
Represents the grant date fair value of option awards computed in accordance with ASC Topic 718 applying the same model and assumptions as CIGNA applies for financial statement reporting purposes. Consistent with market practice CIGNA stock option awards are calculated using a Black-Scholes value that assumes that all stock options are held full-term. Primarily for this reason, target long-term incentive values may differ from ASC Topic 718 values reported in this table, which assume a shorter term. The prior year awards for the NEOs in 2008 and 2007 have been restated with the grant date fair value of the option awards during the respective year.

(8)
This column reflects performance-based compensation described under MIP beginning on page 59 and Long-Term Incentives beginning on page 64. The compensation delivered versus the targets is based on individual contributions and organization performance. Specifically, the following awards earned in 2009 are reflected:

	Strategic Performance Unit Payout for the Three-year Period Ending December 31, 2009	2009 Annual Incentive Payout Under the MIP
David M. Cordani	$4,178,750	$770,000
Annmarie T. Hagan	$675,500	$360,000
Carol Ann Petren	$1,250,000	$630,000
Michael D. Woeller	$1,450,000	$500,000
William L. Atwell	$472,500	$345,000
H. Edward Hanway	$9,166,750	$2,250,000
Michael W. Bell(a)	—	—

(a)
Mr. Bell's SPU payout and Annual Incentive payout are included under column (i)
(9)
This column includes the aggregate change in actuarial present value of accumulated benefits under the pension plans, which value increases and decreases from period to period and is subject to the assumptions discussed in connection with the Pension Benefits Table on page 82. Information regarding the named executive officers' accumulated benefits under the pension plans is on page 83. The amounts in this column do not include deferred compensation because the Company does not provide above market earnings to executive officers.

(10)
This column includes:

•
CIGNA's matching contributions to the named executive officers under its 401(k) Plan;

•
Dividend earnings on the restricted stock awards in 2009 of: $1,044 for Ms. Hagan; $132 for Ms. Petren; $159 for Mr. Woeller; and $560 for Mr. Atwell;

•
Tax reimbursement in 2009 of $29,583 for Mr. Atwell related to allowances associated with relocation which is further described in footnote (ii) below;

•
Severance associated with Mr. Bell's separation agreement, including $670,019 in severance, $333,333 in pro-rated annual incentive payout, $2,536,575 in long-term incentive arrangements, and $1,181 in insurance premiums;

•
A donation to a charitable organization in the amount of $200,000 in honor of Mr. Hanway's retirement; and

•
2009 perquisites valued at incremental cost (the cost incurred by CIGNA due to the named executive officer's personal use or benefit as shown in the following table) for named executive officers who received perquisites totalling $10,000 or more:

Name	Executive Financial Services/Tax Preparation ($) (i)	Relocation($) (ii)	Car and Driver ($) (iii)	Company Aircraft ($) (iv)	Other ($) (v)	Total ($)
David M. Cordani	9,350	—	—	10,276	705	20,331
William L. Atwell	6,500	638,545	—	—	210	645,255
H. Edward Hanway	9,780	—	1,606	—	1,339	12,725

    (i)
    Represents the fees paid by the Company for financial planning, tax preparation and legal services related to legal and estate planning.

    (ii)
    Represents the following benefits and allowances related to Mr. Atwell's relocation package due to his assumption of the duties as CIGNA International President: costs associated with purchase and sale of departure home in the amount of $621,553; shipment of household goods in the amount of $11,576; and temporary living and home finding in the amount of $5,416.

    (iii)
    Represents the cost to the Company of mileage and maintenance for personal use of the company-owned car and driver available to all executives.

    (iv)
    Calculated based on the direct variable operating costs to the Company of the personal use of the Company plane by the executive which takes into account: (1) fuel; (2) on-board catering; (3) landing and parking fees; and (4) crew travel expenses.

    (v)
    Represents cost to the Company of fees paid for an annual medical examination and any related medical tests and costs to the Company of security alarm maintenance.

 Summary Compensation Table Narrative

Annual Incentives

Annual incentives (bonuses) are paid in cash in the first quarter of the calendar year following the close of the performance year. The Executive Incentive Plan requires that any bonus award above $3 million is to be made in shares of CIGNA common stock. There were no bonus awards for the 2009 performance year above $3 million.

Strategic Performance Units (SPUs)

SPUs are described beginning on page 65.

2007-2009 SPUs.    The PRC awarded SPUs for the 2007-2009 performance period in February 2007. Those awards are valued based on: (1) CIGNA's Total Shareholder Return (TSR) relative to that of its health care peer group; and (2) CIGNA's absolute cumulative adjusted net income for the three year period. The health care peer group consists of the members of CIGNA's competitive peer group in effect at that time, including: Aetna, HealthNet, Humana, United Health Group and Wellpoint. The PRC established specific goals with threshold, target and superior ranges of the Company's performance and payouts for each level of performance versus the goals within each performance measure. The target unit value is $75. Below are the target performance goals for each measure.

TSR — 50% of Target Unit Value	Absolute Cumulative Adjusted Net Income for Three Ongoing Businesses — 50% of Target Unit Value
Performance Goal: Middle Third (Ranked 3 and 4)	Performance Goal: + 5% – 10% growth in 2007, 2008 and 2009 over 2006 Actual (excluding prior year development)

CIGNA's total shareholder return for 2009 was 110%, which exceeded the median of the competitive peer group by a wide margin. Over the three-year period from 2007 to 2009, the Company's total shareholder return was down 6.9%, which was at the top of the managed care peers.

SPU payouts for 2009 appear in column (g) of the Summary Compensation Table for all named executive officers. CIGNA's Absolute Cumulative Adjusted Net Income result of $3.469 million is in the lower end of the target range. The three year average TSR of -6.9% places CIGNA in the top tier, with the highest ranking amongst the peers. The resulting maximum unit value per the plan parameters is $150. However, management's recommendation that the SPUs payout at a per unit value of $125 was approved by the PRC, taking into consideration, among other things, business affordability and negative shareholder return over the three year performance period.

SPU awards are paid in the first quarter of the calendar year following the close of the performance period.

2008-2010 SPUs.    The PRC awarded SPUs for the 2008-2010 performance period in February 2008. The measures and the levels of performance are the same as those described for the 2007-2009 cycle. The peer group was updated for the 2008-2010 performance period to include Coventry, in addition to the peers for the 2007-2009 performance cycle.

CIGNA has structured the 2007-2009, 2008-2010, and 2009-2011 SPU programs for named executive officers to permit CIGNA to deduct SPU payments to named executive officers as performance-based compensation under Internal Revenue Code Section 162(m). In order for named executive officers to receive any SPU payouts, objective performance goals, set by the PRC, must first be satisfied. The maximum payout per SPU is $200. The PRC may exercise its discretion to reduce the size of awards after applying the criteria described above under 2007-2009 SPUs and 2008-2010 SPUs to establish an appropriate unit value. However, the PRC does not have the authority to increase the size of any SPU awards.

Grants of Plan-Based Awards in Fiscal Year 2009

This table provides information about annual incentive targets for 2009 and grants of plan-based awards made in 2009 to the named executive officers. Specifically, the table includes: (1) the 2009 annual incentive targets and maximum values approved by the PRC for the named executive officers on December 4, 2008 and, for Ms. Hagan, on May 21, 2009; (2) the stock options granted to the named executive officers on March 4, 2009 by the PRC as part of the annual long-term incentive awards; (3) for Messrs. Atwell and Woeller and Ms. Petren the restricted stock retention awards granted by the PRC in July and October 2009; (4) the SPUs approved by the PRC for named executive officers on February 24, 2009; and (5) for Ms. Hagan and Mr. Cordani, the transitional SPUs approved by the PRC on May 21, 2009 and December 3, 2009, respectively. The disclosed amounts do not necessarily reflect the actual amounts that will be paid to the named executive officers. Those amounts will be known only at the time the awards vest or become payable.

										All Other Stock Awards: Number of Shares of Stock or Units (#) (h)(5)	All Other Option Awards: Number of Securities Underlying Options (#) (i)(6)
				Estimated Future Payouts under Non-Equity Incentive Plan Awards										Grant Date Fair Market Value of Stock and Option Awards ($) (l)(8)
												Exercise or Base Price of Options Awards ($/Sh) (j)(7)	Closing Market Price on Date of Grant ($/Sh) (k)
Name (a)	Grant Date (b)	Committee Approval Date (c)	Award Type	Units Awarded (#) (d)		Threshold ($) (e)	Target ($) (f)		Maximum ($) (g)
David M. Cordani	NA	12/4/2008	MIP Target	—		—	700,000	(4)	1,400,000	—	—	—	—	—
	NA	2/24/2009	SPU Award	26,928	(1)	—	2,019,600		5,385,600	—	—	—	—	—
	3/4/2009	2/24/2009	Option Award	—		—	—		—	—	178,094	14.025	14.340	811,275
		12/3/2009	Transitional SPU	6,467	(2)	—	485,025		1,293,400	—	—	—	—	—
		12/3/2009	Transitional SPU	10,347	(2)	—	776,025		2,069,400	—	—	—	—	—
Annmarie T. Hagan	NA	5/21/2009	MIP Target	—		—	400,000	(4)	800,000	—	—	—	—	—
	NA	2/24/2009	SPU Award	2,575	(1)	—	193,125		515,000	—	—	—	—	—
	3/4/2009	2/24/2009	Option Award	—		—	—		—	—	29,659	14.025	14.340	135,106
		5/21/2009	Transitional SPU	2,492	(3)	—	186,900		498,400	—	—	—	—	—
		5/21/2009	Transitional SPU	6,765	(3)	—	507,375		1,353,000	—	—	—	—	—
		5/21/2009	Transitional SPU	8,831	(3)	—	662,325		1,766,200	—	—	—	—	—
Carol Ann Petren	NA	12/4/2008	MIP Target	—		—	600,000	(4)	1,200,000	—	—	—	—	—
	NA	2/24/2009	SPU Award	10,000	(1)	—	750,000		2,000,000	—	—	—	—	—
	3/4/2009	2/24/2009	Option Award	—		—	—		—	—	57,792	14.025	14.340	263,261
	11/9/2009	10/27/2009	RSG Retention	—		—	—		—	48,364	—	—	—	1,500,009
Michael D. Woeller	NA	12/4/2008	MIP Target	—		—	500,000	(4)	1,000,000	—	—	—	—	—
			SPU Award	10,000	(1)	—	750,000		2,000,000	—	—	—	—	—
	3/4/2009	2/24/2009	Option Award	—		—	—		—	—	56,187	14.025	14.340	255,950
	8/3/2009	7/21/2009	RSG Retention	—		—	—		—	26,762	—	—	—	750,005
William L. Atwell	NA	12/4/2008	MIP Target	—		—	400,000	(4)	800,000	—	—	—	—	—
	NA	2/24/2009	SPU Award	5,000	(1)	—	375,000		1,000,000	—	—	—	—	—
	3/4/2009	2/24/2009	Option Award	—		—	—		—	—	27,286	14.025	14.340	124,296
	8/3/2009	7/21/2009	RSG Retention	—		—	—		—	45,496	—	—	—	1,275,025
H. Edward Hanway	NA	12/4/2008	MIP Target	—		—	2,500,000	(4)	5,000,000	—	—	—	—	—
		12/3/2009	SPU Award	52,800	(1)	—	3,960,000		10,560,000	—	—	—	—	—
	3/4/2009	2/24/2009	Option Award	—		—	—		—	—	388,485	14.025	14.340	1,769,673
Michael W. Bell	NA	12/4/2008	MIP Target	—		—	800,000	(4)	1,600,000	—	—	—	—	—
		2/24/2009	SPU Award	16,854	(1)	—	1,264,050		3,370,800	—	—	—	—	—
	3/4/2009	2/24/2009	Option Award	—		—	—		—	—	112,373	14.025	14.340	511,895

(1)
Represents SPUs awarded for the 2009-2011 performance period. The PRC will determine payout for these SPUs, if any, in 2012 for all NEOs except Mr. Bell, whose units will be paid at $75 per unit. The guaranteed value for Mr. Bell's SPUs is $175,575 pursuant to his separation agreement. For all other named executive officers, the units can be paid out from 0-$200 and have a $75 target value, as shown in column (f). The maximum value, at $200 per unit is shown in column (g). Mr. Hanway forfeited 35,202 units upon retirement and Mr. Bell forfeited 14,513 units upon his separation.

(2)
In December 2009, when Mr. Cordani was promoted to President and CEO, based on the new long-term incentive target, he was awarded transitional SPUs for the 2008-2010 performance period to be paid in 2011 (6,467 units) and the 2009-2011 performance period to be paid in 2012 (10,347 units). See page 66 in the CD&A for additional information on the transitional SPUs.

(3)
In May 2009, when Ms. Hagan was promoted to Executive Vice President and CFO, based on the new long-term incentive target, she was awarded transitional SPUs for the 2007-2009 performance period to be paid in 2010 (2,492 units), 2008-2010 performance period to be paid in 2011 (6,765 units), and the 2009-2011 performance period to be paid in 2012 (8,831 units). See page 66 in the CD&A for additional information on the transitional SPUs.

(4)
At its December 2008 meeting, the PRC approved annual incentive targets for the 2009 performance period to be paid in 2010. In May 2009, the PRC approved a mid-year adjustment to the annual incentive target for Ms. Hagan based on her new role as Executive Vice President and CFO. Individual award values can range from 0% to 200% of target (shown in column (g)), subject to the EIP limits. The actual amounts earned are in the "non-stock incentive plan compensation" column of the Summary Compensation table on page 74 of this proxy statement for all NEOs except Mr. Bell. Mr. Bell's award is shown in "all other compensation" column of the Summary Compensation Table since the value was agreed upon at the time of his separation.

(5)
Represents restricted stock grants or units approved by the PRC for Messrs. Atwell and Woeller and Ms. Petren as retention awards.

(6)
Represents the stock option awards approved by the PRC at its February 2009 meeting as part of each named executive officers' annual long-term incentive awards. Mr. Bell's stock options were forfeited upon his separation.

(7)
The exercise price of CIGNA stock options, pursuant to the Long-Term Incentive Plan, is the average of the high and the low trading price of CIGNA common stock on the grant date.

(8)
These amounts represent the grant date fair value of option awards computed in accordance with SEC accounting guidance 123R, applying the same model and assumption CIGNA applies for financial statement reporting purposes. Consistent with market practice CIGNA stock option awards are calculated using a Black-Scholes value that assumes that all stock options are held full-term. Primarily for this reason, target long-term incentive values may differ from the grant date fair values reported in this table, which assumes a shorter term.

 Grants of Plan-Based Awards Narrative

In order to promote comparability across a broad range of companies, the compensation data used in the market assessment for Long-Term Incentive Plan awards is evaluated using standard assumptions. For instance, the methodology used in the market assessment assumes that all stock options are held for 6.5 years. This assumption is calculated using the Securities and Exchange Commission's safe harbor methodology and a three-year vesting period. When delivering actual CIGNA common stock option awards, CIGNA uses a Black-Scholes value that assumes that all options are held full-term (10 years). This assumption is used in grant calibration and for internal communication of long-term incentive values to all Long-Term Incentive Plan participants, including the named executive officers. When stock option awards are delivered, the stock option's exercise price is made equal to the award date fair market value of CIGNA common stock, that is, the average of the high and low stock price on the date of award. This measure of fair market value is a long-standing CIGNA practice, and setting the stock option price no lower than the award date fair market value is required by the CIGNA Long-Term Incentive Plan.

Strategic Performance Units

The PRC awarded SPUs for the 2009-2011 performance period in February 2009. The measures and the structure are the same as those described for the 2008-2010 cycle on page 76.

Outstanding Equity Awards at Fiscal Year-End 2009

This table provides information about unexercised stock options and unvested stock held by the named executive officers at the end of 2009.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)
David M. Cordani	25,200		36.7916	2/28/2011
	23,340		31.4116	2/27/2012
	12,729		29.8066	2/24/2015
	62,160		40.5649	2/22/2016
	60,854		46.8833	2/28/2017
		30,424	46.8833	2/28/2017
	53,794		47.6650	2/8/2018
		161,383	47.6650	2/8/2018
	30,685		47.9250	2/27/2018
		61,353	47.9250	2/27/2018
		178,094	14.0250	3/4/2019

David M. Cordani Total:	268,762	431,254			0	0

Annmarie T. Hagan	10,230		29.8966	8/13/2011	26,107	920,794
	7,875		31.4116	2/27/2012
	2,880		22.0549	2/26/2013
	13,605		29.8066	2/24/2015
	9,705		40.5649	2/22/2016
	5,759		46.8833	2/28/2017
		2,881	46.8833	2/28/2017
	3,468		47.9250	2/27/2018
		6,935	47.9250	2/27/2018
		29,659	14.0250	3/4/2019

Annmarie T. Hagan Total:	53,522	39,475			26,107	920,794

Carol Ann Petren	13,116		30.9883	5/15/2016	50,008	1,763,782
	20,284		46.8833	2/28/2017
		10,142	46.8833	2/28/2017
	12,845		47.9250	2/27/2018
		25,683	47.9250	2/27/2018
		57,792	14.0250	3/4/2019

Carol Ann Petren Total:	46,245	93,617			50,008	1,763,782

Michael D. Woeller	2,523		50.2650	11/7/2017	30,741	1,084,235
		1,261	50.2650	11/7/2017
	12,488		47.9250	2/27/2018
		24,970	47.9250	2/27/2018
		56,187	14.0250	3/4/2019

Michael D.Woeller Total:	15,011	82,418			30,741	1,084,235

William L. Atwell		19,153	17.8500	11/3/2018	59,502	2,098,636
		27,286	14.0250	3/4/2019

William L. Atwell Total:		46,439			59,502	2,098,636

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)
H. Edward Hanway	420,000		36.7916	2/28/2011
	63,546		37.1699	2/23/2010
	750,000		31.4116	2/27/2012
	409,290		29.8066	2/24/2015
	192,000		40.5649	2/22/2016
	223,125		46.8833	2/28/2017
	247,218		47.9250	2/27/2018
	388,485		14.0250	3/4/2019

H. Edward Hanway Total:	2,693,664	0			0	0

Michael W. Bell Total:	0	0			0	0

(1)
The following table shows the vesting date of the stock options and restricted stock that have not vested, held as of December 31, 2009 by the named executive officers.

	Number of stock options that have not vested	Vesting Date	Number of shares or units that have not vested	Vesting Date
David M. Cordani	30,424	2/28/2010
	53,794	2/8/2010
	53,794	2/8/2011
	53,795	2/8/2012
	30,676	2/27/2010
	30,677	2/27/2011
	59,377	3/4/2010
	59,358	3/4/2011
	59,359	3/4/2012
Annmarie T. Hagan	2,881	2/28/2010	26,107	8/5/2011
	3,467	2/27/2010
	3,468	2/27/2011
	9,889	3/4/2010
	9,885	3/4/2011
	9,885	3/4/2012
Carol Ann Petren	10,142	2/28/2010	822	5/15/2010
	12,841	2/27/2010	822	5/15/2011
	12,842	2/27/2011	48,364	11/9/2013
	19,268	3/4/2010
	19,262	3/4/2011
	19,262	3/4/2012
Michael D. Woeller	1,261	11/7/2010	1,990	11/7/2010
	12,484	2/27/2010	995	11/7/2011
	12,486	2/27/2011	994	11/7/2012
	18,733	3/4/2010	26,762	12/30/2010
	18,727	3/4/2011
	18,727	3/4/2012
William L. Atwell	9,577	11/3/2010	14,006	11/3/2011
	9,576	11/3/2011	45,496	8/3/2013
	9,098	3/4/2010
	9,094	3/4/2011
	9,094	3/4/2012

 Option Exercises and Stock Vested in Fiscal Year 2009

This table provides information about the number of shares acquired, and value realized by, the named executive officers upon exercise of stock options and vesting of restricted stock during 2009. For stock options, the realized value represents the difference between the fair market value on the grant date of the stock option award and the stock price at the time the option is exercised multiplied by the number of options exercised. For restricted stock, the realized value represents the fair market value on the vesting date multiplied by the number of shares of restricted stock. The amounts in this table reflect CIGNA's strong emphasis on performance-based and long-term compensation, appreciation of CIGNA's common stock price, and, for certain employees, tenure with the Company.

	Option Awards		Stock Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized Upon Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized Upon Vesting ($) (e)
David M. Cordani	—	—	—	—
Annmarie T. Hagan	—	—	—	—
Carol Ann Petren	—	—	1,653	36,738
Michael D. Woeller	—	—	—	—
William L. Atwell	9,577	124,016	—	—
H. Edward Hanway(1)	353,898	950,026	—	—
Michael W. Bell	—	—	—	—

(1)
Mr. Hanway's stock option exercises were pursuant to the 10b5-1 plan he entered into in September 2009. The entry into this plan was discussed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2009.

Pension Benefits for Fiscal Year 2009

This table shows the present value as of December 31, 2009 of the estimated retirement benefit payable to each of the named executive officers assuming that they retire at normal retirement age. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the named executive officers. Those amounts will be known only at the time that they become payable.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Normal Retirement Age (#) (d)	Present Value of Accumulated Benefit ($) (e)
David M. Cordani	CIGNA Pension Plan	18	65	195,904
	CIGNA Supplemental Pension Plan	18	65	109,613
	CIGNA Supplemental Pension Plan of 2005	18	65	359,695
Annmarie T. Hagan*	CIGNA Pension Plan	22	65	341,805
	CIGNA Supplemental Pension Plan	22	65	80,143
	CIGNA Supplemental Pension Plan of 2005	22	65	152,064
Carol Ann Petren	CIGNA Pension Plan	4	65	60,506
	CIGNA Supplemental Pension Plan	4	65	0
	CIGNA Supplemental Pension Plan of 2005	4	65	206,608
Michael D. Woeller	CIGNA Pension Plan	2	65	26,465
	CIGNA Supplemental Pension Plan	2	65	0
	CIGNA Supplemental Pension Plan of 2005	2	65	65,282
William L. Atwell	CIGNA Pension Plan	1	65	8,668
	CIGNA Supplemental Pension Plan	1	65	0
	CIGNA Supplemental Pension Plan of 2005	1	65	20,223
H. Edward Hanway*	CIGNA Pension Plan	31	65	978,696
	CIGNA Supplemental Pension Plan	31	65	16,150,879
	CIGNA Supplemental Pension Plan of 2005	31	65	3,420,280
Michael W. Bell*	CIGNA Pension Plan	25	65	410,019
	CIGNA Supplemental Pension Plan	25	65	1,404,583
	CIGNA Supplemental Pension Plan of 2005	25	65	1,426,370

*
Values for Part A Old Formula pension reflect assumed commencement at age 65.

Mr. Cordani and Ms. Hagan participate in Part B of the CIGNA Pension Plan, the CIGNA Supplemental Pension Plan, and the CIGNA Supplemental Pension Plan of 2005 which were frozen effective July 1, 2009, December 31, 2004 and July 1, 2009 respectively. Messrs. Atwell and Woeller and Ms. Petren participate in Part B of the CIGNA Pension Plan and the CIGNA Supplemental Pension Plan of 2005, which were both frozen effective July 1, 2009. The actual Part B account balance, as of December 31, 2009, is listed as the present value of accumulated benefits for each named executive officer.

Messrs. Hanway and Bell and Ms. Hagan participated in Part A of the CIGNA Pension Plan, the CIGNA Supplemental Pension Plan, and the CIGNA Supplemental Pension Plan of 2005, which were frozen effective July 1, 2009, December 31, 2004 and July 1, 2009 respectively. The actuarial present values of the benefits Messrs. Hanway and Bell accumulated were computed as a single life annuity payable from normal retirement age and then discounted to the present value as of December 31, 2009 using the same assumptions as those used for financial reporting purposes, specifically an interest discount rate of 5.5% for the CIGNA Pension Plan and 5.0% for the CIGNA Supplemental Pension Plan and the CIGNA Supplemental Pension Plan of 2005 and the RP 2000 mortality table for those plans.

 Pension Benefits Table Narrative

CIGNA Pension Plan

From 2000 to July 2009 the CIGNA Pension Plan generally covered all U.S. based employees, including all named executive officers. CIGNA makes all contributions required to meet the minimum funding requirements for plan benefits. Contributions are paid into a trust fund that pays benefits. Vested benefits are not payable until after termination of an employee's service with CIGNA.

The CIGNA Pension Plan comprises Parts A and B, as described below. Part A covers certain employees hired before 1989, while Part B covers all other U.S. employees. The formulas applied equally to named executive officers and other employees. As explained on pages 69, the pension plans were frozen as July 1, 2009.

Pension benefits under both formulas are based on years of credited service and eligible earnings.

  •
  "Credited service" is generally limited to an employee's period of service with a CIGNA company while that Company participates in the CIGNA Pension Plan. An employee receives credit for one year of credited service for any calendar year in which he or she is credited with at least 1,000 hours of service. No employee will receive credit for any credited service after 2009.

  •
  "Eligible earnings" includes base salary and annual incentive, but not payments under any long-term incentive compensation plans. Earnings after July 1, 2009 will not be treated as eligible earnings.

Part A.    For credited service before April 1, 2008, Part A provides an annual retirement benefit stated in terms of a single life annuity payable at age 65. That annual benefit equals:

  •
  the employee's years of credited service (up to a maximum of 30 years);

  •
  multiplied by 2% of the higher of the employee's average annual eligible earnings over (a) the final 36 months of service, or (b) the three consecutive calendar years with the highest eligible earnings;

  •
  minus an offset equal to approximately half of the employee's annual Social Security benefits.

On March 31, 2008, this formula was frozen so that credited service after March 31, 2008 and eligible earnings after July 1, 2009 are not counted.

Part A benefits under the frozen formula are generally payable only in annuity form as early as age 55. An actuarial reduction applies if benefit payments begin before age 65. Part A benefits became 100% vested upon a participant's completion of five years of vesting service. All Part A participants are 100% vested.

Effective April 1, 2008, CIGNA adopted a new cash balance formula under Part A. For credited service on or after April 1, 2008, the plan provides a retirement benefit stated as a lump sum hypothetical account balance. That account balance equals the sum of (1) the employee's accumulated annual benefit credits, and (2) quarterly interest credits.

For each year that an employee earns a year of credited service, the employee's account receives annual benefit credits equal to the following percentage of eligible earnings: 8% in 2008 (for eligible earnings after March 31, 2008) and 9% in 2009 for eligible earnings through July 1, 2009. However, after employees have earned 30 years of credited service, the percentage is 3%.

On the last day of each calendar quarter until an employee's benefit is paid, the employee's account also receives interest credits, which are based on an annual rate equal to the lesser of 9% or the yield on the five-year U.S. Treasury Constant Maturity Notes for the month of November of the preceding calendar year, plus 25 basis points. However, the annual rate will not be less than 4.5%.

The hypothetical account balance is payable as early as an employee's termination of employment. Payments may be made in annuity form or lump sum, at the employee's election.

Part B.    Part B provides a retirement benefit stated as a lump sum hypothetical account balance similar to the Part A cash balance benefit described above. However:

  •
  Annual Part B benefit credits range from 3% to 8.5% of eligible earnings, based on the employee's age and accumulated years of credited service.

  •
  As of January 1, 2008, an employee must have at least three years of vesting service to be 100% vested with a right to a Part B pension benefit. "Vesting service" is service with any CIGNA company, even if the Company does not participate in the CIGNA Pension Plan. Effective July 1, 2009, any Part B participant employed by CIGNA on April 1, 2009 became 100% vested.

CIGNA Supplemental Pension Plan and CIGNA Supplemental Pension Plan of 2005

The CIGNA Supplemental Pension Plan provides an additional pension benefit to any employee whose CIGNA Pension Plan benefit is limited by one or more federal income tax laws. The additional benefit equals the amount by which those limits reduce the pension benefit an employee would otherwise receive under the qualified CIGNA Pension Plan.

The tax law limits in effect in 2009 were:

  •
  an annual limit of $195,000 on payments beginning at age 65 (the limit is actuarially reduced for payments beginning at an earlier age);

  •
  an annual limit of $245,000 on annual compensation that can be included in the CIGNA Pension Plan's benefit calculations; and

  •
  an exclusion from eligible earnings of any compensation deferred under a nonqualified deferred compensation arrangement.

In calculating Supplemental Pension Plan benefits, the above limits are ignored; otherwise, the regular CIGNA Pension Plan formulas and other terms and conditions apply. Supplemental Pension Plan benefits are paid in the year after an employee reaches age 55 or separates from service with CIGNA, whichever is later. Benefits are ordinarily paid in a lump sum, but an employee who makes a timely election in compliance with applicable tax law may have all or part of the benefit that was earned and vested before 2005 paid in equivalent monthly installments. Supplemental Pension Plan benefits earned after 2004 are covered under the Supplemental Pension Plan of 2005, which provides for payments in a lump sum in the year following separation from service or attaining age 55, whichever is later.

All employees with compensation above the qualified plan limits, including the named executive officers, participate and earn benefits in these plans according to the same provisions of each plan. Service and earnings definitions are no different for the named executive officers and are described on page 83. The CIGNA Supplemental Pension Plan was frozen effective December 31, 2004 and replaced with the CIGNA Supplemental Pension Plan of 2005, which was frozen effective July 1, 2009.

 Nonqualified Deferred Compensation for Fiscal Year 2009

This table provides information about the contributions, earnings and balances of the named executive officers under CIGNA's Deferred Compensation Plan as of and for the year ended December 31, 2009.

Name (a)	Executive Contributions In Last FY ($) (b)	Registrant Contributions In Last FY ($) (c)	Aggregate Earnings In Last FY ($) (d)	Aggregate Withdrawal/ Distributions ($) (e)	Aggregate Balance At Last FYE ($) (f)(1)
David M. Cordani	—	—	67,616	214,288	109,510
Annmarie T. Hagan	—	—	—	—	—
Carol Ann Petren	—	—	47,517	—	286,544
Michael D. Woeller	—	—	—	—	—
William L. Atwell	—	—	—	—	—
H. Edward Hanway	—	—	19,213,940	—	48,838,104
Michael W. Bell	—	—	1,761,365	864,218	3,662,719

(1)
This column includes compensation earned in prior years and reported in the Summary Compensation Tables of CIGNA's previous proxy statements in the aggregate amount of $95,200 for Mr. Cordani; $279,100 for Ms. Petren; $7,218,400 for Mr. Hanway; and $1,547,200 for Mr. Bell.

Nonqualified Deferred Compensation Narrative

CIGNA Deferred Compensation Plan

CIGNA credits deferred compensation with hypothetical investment earnings during the deferral period as follows:

  •
  Deferred cash compensation is credited with amounts that equal the gains (or losses) on the actual investment options available under the CIGNA 401(k) Plan. The 401(k) investment options include a default fixed income fund with an annual interest rate of 4.8% as of December 31, 2009, which is not considered an "above market" interest rate as that term is defined by the Securities and Exchange Commission. The fixed income fund is the only hypothetical investment option available to non-executive employees.

  •
  Deferred shares of CIGNA common stock are credited with amounts equal to any dividends that are paid on actual shares of CIGNA common stock. These hypothetical dividends are treated as deferred cash compensation.

Subject to limitations under Section 16 of the Securities Exchange Act of 1934 and under CIGNA's Insider Trading policy, which prohibits trading by CIGNA's named executive officers during blackout periods, executive officers who participate in the Deferred Compensation Plan can defer up to 100% of their base salary and annual incentive award and change their hypothetical investment allocations on deferrals once per quarter.

Generally, payments of mandatory and voluntary deferrals after 2004 will be made or will begin during one of the following periods: seven months after the named executive officer's separation from service; July of the year following the year of an executive's separation from service; the ninety day period beginning January 1 of the year following the year of an executive's death; or a date specified by the officer or by CIGNA. Deferred compensation balances represent a general unsecured and unfunded obligation of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the estimated amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if the named executive officer's employment had terminated and/or a change in control had occurred on December 31, 2009, given the named executive officer's compensation and service levels as of such date and, if applicable, based on the company's closing stock price on that date. Messrs. Hanway and Bell terminated employment prior to December 31, 2009; therefore, their actual arrangements upon termination are described below and reflected in the tables that follow.

All change of control benefits are double-trigger (that is, are payable only upon a change of control followed by termination of employment). The value attributable to benefits available prior to the occurrence of any termination of employment, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company's 401(k), deferred compensation and pension plans are reflected in the aggregate in the tables under the heading Payments to Executive Officers Upon Any Termination. In addition, in connection with any actual termination of employment or change of control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the PRC determines appropriate.

The amounts reflected in the tables below are estimates, with the exception of Messrs. Hanway and Bell. Messrs. Hanway's and Bell's employment has already terminated and in Mr. Hanway's case, the payment and timing are known. The actual amounts that would be paid upon a named executive officer's termination of employment or in connection with a change of control can be determined only at the time of any such event. The calculation of the hypothetical amounts paid to each of the named executive officers in the circumstances described below relies heavily on assumptions used in making the calculations. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those reported below. Factors that could affect these amounts include the timing during the year of any such event, the company's stock price, the named executive officer's age, and specific plan terms that govern administration of payments.

In calculating the hypothetical payment amounts, we have assumed (except as noted below) that: (1) change of control and termination occur as of December 31, 2009; (2) payments of benefits are made in lump sum on December 31, 2009; and (3) the value of stock options would be equal to the value realized upon exercise of those options that were in-the-money December 31, 2009. However, the actual exercise date of stock options is not known and payment dates would vary because of Internal Revenue Code rules relating to deferred compensation, and because of other considerations.

Mr. Cordani has a frozen accrued benefit under Part B of the CIGNA Pension Plan and the CIGNA Supplemental Pension Plans. Ms. Hagan has a frozen accrued benefit under Part A and Part B of the CIGNA Pension Plan, and the CIGNA Supplemental Pension Plans. Messrs. Atwell and Woeller and Ms. Petren have a frozen accrued benefit under Part B of the CIGNA Pension Plan and the CIGNA Supplemental Pension Plan of 2005. Part B provides a retirement benefit stated as a lump sum hypothetical account balance. The account balance as of December 31, 2009 is the amount of payout reflected in the tables, with the exception of Messrs. Hanway and Bell, whose account balances as of their termination dates are reflected in the tables.

Estimated payment amounts are rounded to the nearest thousand and represent an approximation of what the payment could potentially be.

Terms of Separation for Messrs. Hanway and Bell

On December 9, 2009, H. Edward Hanway entered into a retirement agreement with the Company, effective December 25, 2009, the official date of his retirement as CEO and Chairman of the Board.

Mr. Hanway's agreement sets forth customary confidentiality (lasting indefinitely following termination), non-solicitation (lasting two years following termination), non-competition (lasting two years following termination), non-disparagement (lasting indefinitely following termination) and release provisions. The agreement further confirms Mr. Hanway's rights to previously earned or vested benefits, principally consisting of accrued benefits under qualified and supplemental pension and deferred compensation plans in which Mr. Hanway participates. Pursuant to the CIGNA Long-Term Incentive Plan and terms of the original grants, Mr. Hanway's stock options vested upon his retirement and will expire at their original terms. The agreement provides for additional benefits consisting of payment in March 2010 of Mr. Hanway's annual management incentive award in an amount equal to his 2009 annual incentive target of $2.5 million multiplied by the enterprise funding factor that the PRC determined in February 2010. The agreement also provides for pro-rata payouts of Mr. Hanway's outstanding SPU awards based upon service through the date of retirement. The value of the SPU award paid in 2010 for the 2007 - 2009 performance period is shown at the final unit value of $125 per unit and the SPU awards that will be paid in 2011 and 2012 are shown at target ($75 per unit) in the table below. The actual payment and timing of payout will be determined by the PRC in accordance with the terms of the CIGNA Long-Term Incentive Plan and those terms are described in more detail beginning on page 65. Under the terms of the retirement agreement, Mr. Hanway is also entitled to limited administrative support through December 31, 2010. In addition, Mr. Hanway is eligible for retiree medical benefits from the CIGNA Retiree Health Care Plan, which has an approximate hypothetical present value of $80,000.

On May 22, 2009, the Company entered into a separation agreement with Mr. Bell and his employment ended on June 5, 2009. The agreement sets forth non-competition (lasting one year following termination), non-solicitation (lasting two years following termination) and non-disparagement (lasting five years following termination) covenants by Mr. Bell and various other commitments, covenants and waivers. The table below depicts the terms of Mr. Bell's agreement rather than hypothetical termination scenarios. The agreement further confirms Mr. Bell's rights to previously earned or vested benefits principally consisting of accrued benefits under qualified and supplemental pension and deferred compensation plans in which Mr. Bell participates. In addition, the agreement provides for additional benefits consisting of the payment of one year's salary, pro-rata payouts based on service through the date of termination under annual and long-term incentive arrangements and miscellaneous insurance. The outstanding SPU payouts will be paid out at the plan target value, $75 per unit.

Payments to Executive Officers upon Any Termination

Upon termination for any reason, a named executive officer would receive amounts already earned or contributed under the plans or arrangements described below:

  •
  Qualified and Supplemental Pension Plans — For information about payments under the pension plans see the narrative descriptions following the Pension Benefits Table on pages 83 and 84.

  •
  401(k) Plan — Vested amounts under the 401(k) plan.

  •
  Deferred Compensation Plan — For information about payments under the Deferred Compensation Plan, see the narrative descriptions following the Nonqualified Deferred Compensation Table on page 85.

  •
  Vested, in-the-money options — CIGNA assumes that, under any termination scenario, a named executive officer would exercise any vested, in-the-money options.

The aggregate amount of the above items is included under the "Payments to Executive Officers Upon Any Termination" heading in the tables that follow on pages 88 through 93.

David M. Cordani

 Contingent Payments
(in thousands)
all actions assume a 12/31/09 termination date

	Termination for Cause or Voluntary Termination ($)	Involuntary Termination not for Cause ($)	Termination upon a Change of Control ($)	Retirement ($)	Death ($)
Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	196	196	196	196	196
CIGNA Supplemental Pension Plan(s)	469	469	469	469	469
Vested 401(k)	392	392	392	392	392
Deferred Compensation Plan	110	110	110	110	110
"In the money" value of exercisable stock options	160	160	160	160	160
Payments to Executive Officers Upon Any Termination Subtotal	1,326	1,326	1,326	1,326	1,326

Additonal Benefits and Payments
Base Salary (Severance)	—	1,000	3,000	—	—
Annual Incentive	—	700	2,100	700	—
Payment in lieu of unvested restricted stock	—	—	—	—	—
Outstanding SPUs	—	5,483	15,339	5,483	5,483
Accelerated equity vesting (includes both stock options and restricted stock)	—	—	3,784	3,784	3,784
Outplacement Services and other benefits	—	9	9	20	—
Tax Reimbursement Payment	—	—	9,156	—	—
Change of Control Benefit Cut-Back	—	—	—	—	—
Additonal Benefits and Payments Subtotal	—	7,192	33,388	9,986	9,266

Total	1,326	8,518	34,714	11,312	10,592

Annmarie T. Hagan

 Contingent Payments
(in thousands)
all actions assume a 12/31/09 termination date

	Termination for Cause or Voluntary Termination ($)	Involuntary Termination not for Cause ($)	Termination upon a Change of Control ($)	Retirement ($)	Death ($)
Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	340	340	340	340	343
CIGNA Supplemental Pension Plan(s)	224	224	224	224	227
Vested 401(k)	438	438	438	438	438
Deferred Compensation Plan	—	—	—	—	—
"In the money" value of exercisable stock options	198	198	198	198	198
Payments to Executive Officers Upon Any Termination Subtotal	1,200	1,200	1,200	1,200	1,206

Additonal Benefits and Payments
Base Salary (Severance)	—	475	1,425	—	—
Annual Incentive	—	400	1,200	400	—
Payment in lieu of unvested restricted stock	—	893	—	—	—
Outstanding SPUs	—	1,196	3,703	1,196	1,196
Accelerated equity vesting (includes both stock options and restricted stock)	—	—	1,563	1,563	1,563
Outplacement Services and other benefits	—	9	9	—	—
Tax Reimbursement Payment	—	—	2,864	—	—
Change of Control Benefit Cut-Back	—	—	—	—	—
Additonal Benefits and Payments Subtotal	—	2,974	10,764	3,159	2,759

Total	1,200	4,174	11,964	4,359	3,965

Carol Ann Petren

 Contingent Payments
(in thousands)
all actions assume a 12/31/09 termination date

	Termination for Cause or Voluntary Termination ($)	Involuntary Termination not for Cause ($)	Termination upon a Change of Control ($)	Retirement ($)	Death ($)
Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	61	61	61	61	61
CIGNA Supplemental Pension Plan(s)	207	207	207	207	207
Vested 401(k)	84	84	84	84	84
Deferred Compensation Plan	287	287	287	287	287
"In the money" value of exercisable stock options	—	—	—	—	—
Payments to Executive Officers Upon Any Termination Subtotal	638	638	638	638	638

Additonal Benefits and Payments
Base Salary (Severance)	—	565	1,695	—	—
Annual Incentive	—	600	1,800	600	—
Payment in lieu of unvested restricted stock	—	1,711	—	—	—
Outstanding SPUs	—	1,601	4,400	1,601	1,601
Accelerated equity vesting (includes both stock options and restricted stock)	—	—	3,014	3,014	3,014
Outplacement Services and other benefits	—	9	9	—	—
Tax Reimbursement Payment	—	—	3,830	—	—
Change of Control Benefit Cut-Back	—	—	—	—	—
Additonal Benefits and Payments Subtotal	—	4,486	14,748	5,215	4,615

Total	638	5,124	15,386	5,852	5,252

Michael D. Woeller

 Contingent Payments
(in thousands)
all actions assume a 12/31/09 termination date

	Termination for Cause or Voluntary Termination ($)	Involuntary Termination not for Cause ($)	Termination upon a Change of Control ($)	Retirement ($)	Death ($)
Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	26	26	26	26	26
CIGNA Supplemental Pension Plan(s)	65	65	65	65	65
Vested 401(k)	70	70	70	70	70
Deferred Compensation Plan	—	—	—	—	—
"In the money" value of exercisable stock options	—	—	—	—	—
Payments to Executive Officers Upon Any Termination Subtotal	162	162	162	162	162

Additonal Benefits and Payments
Base Salary (Severance)	—	525	1,575	—	—
Annual Incentive	—	500	1,500	500	—
Payment in lieu of unvested restricted stock	—	1,052	—	—	—
Outstanding SPUs	—	1,704	4,574	1,704	1,704
Accelerated equity vesting (includes both stock options and restricted stock)	—	—	2,292	2,292	2,292
Outplacement Services and other benefits	—	9	9	—	—
Tax Reimbursement Payment	—	—	3,544	—	—
Change of Control Benefit Cut-Back	—	—	—	—	—
Additonal Benefits and Payments Subtotal	—	3,790	13,495	4,496	3,996

Total	162	3,952	13,657	4,658	4,158

William L. Atwell

 Contingent Payments
(in thousands)
all actions assume a 12/31/09 termination date

	Termination for Cause or Voluntary Termination ($)	Involuntary Termination not for Cause ($)	Termination upon a Change of Control ($)	Retirement ($)	Death ($)
Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	9	9	9	9	9
CIGNA Supplemental Pension Plan(s)	20	20	20	20	20
Vested 401(k)	57	57	57	57	57
Deferred Compensation Plan	—	—	—	—	—
"In the money" value of exercisable stock options	—	—	—	—	—
Payments to Executive Officers Upon Any Termination Subtotal	86	86	86	86	86

Additonal Benefits and Payments
Base Salary (Severance)	—	550	1,650	—	—
Annual Incentive	—	400	1,200	400	—
Payment in lieu of unvested restricted stock	—	2,036	—	—	—
Outstanding SPUs	—	692	1,987	692	692
Accelerated equity vesting (includes both stock options and restricted stock)	—	—	3,039	3,039	3,039
Outplacement Services and other benefits	—	9	9	—	—
Tax Reimbursement Payment	—	—	2,745	—	—
Change of Control Benefit Cut-Back	—	—	—	—	—
Additonal Benefits and Payments Subtotal	—	3,688	10,630	4,131	3,731

Total	86	3,774	10,716	4,217	3,817

H. Edward Hanway

 Retirement Payments
(in thousands)
represents a 12/25/09 retirement date

Retirement ($)
Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	1,443
CIGNA Supplemental Pension Plan(s)	27,043
Vested 401(k)	895
Deferred Compensation Plan	49,900
"In the money" value of exercisable stock options	15,024
Payments to Executive Officers Upon Any Termination Subtotal	94,305

Additonal Benefits and Payments
Annual Incentive	2,250
Outstanding SPUs	14,337
Adminstrative Support for 1 year	40
Additonal Benefits and Payments Subtotal	16,627

Total	110,932

Michael W. Bell

 Termination Payments
(in thousands)
represents a 6/5/09 termination date

Termination ($)
Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	613
CIGNA Supplemental Pension Plan(s)	3,193
Vested 401(k)	247
Deferred Compensation Plan	3,351
Payments to Executive Officers Upon Any Termination Subtotal	7,404

Additonal Benefits and Payments
Base Salary (Severance)	670
Annual Incentive	333
Outstanding SPUs	2,537
Outplacement Services and other benefits	1
Additonal Benefits and Payments Subtotal	3,540

Total	10,944

Termination for Cause or Voluntary Termination

Generally, a named executive officer would receive payments or benefits limited to those attributable to benefits available prior to termination, such as 401(k), deferred compensation and pension plans, in the case of voluntary termination, or termination for cause, such as after conviction of a felony involving fraud or dishonesty directed against CIGNA. Restricted stock, unvested and vested unexercised stock options and SPUs would be forfeited or expire upon termination and, generally, no annual incentive or additional base salary would be paid. Accordingly, CIGNA estimates that it would not make any payments in the event of a termination for cause or voluntary termination, other than those described under "Payments to Executive Officers upon Any Termination" above.

Involuntary Termination not for Cause

Severance benefits may be provided to named executive officers whose employment is terminated because of job elimination, permanent disability or any other non-cause reason. CIGNA does not maintain any plan or formula to determine benefits that would be provided to a named executive officer terminated not for cause. Some of the benefits, such as severance payment or payments in the amount of the value of unvested restricted stock awards, would be subject to the discretion of the PRC. The following factors are typically considered in the exercise of such discretion: length of service; the executive's total compensation target; and the executive's career plans following termination of employment with CIGNA.

From the range of possible decisions the PRC may make about payments and benefits, for purposes of this estimate it is assumed a named executive officer would receive as severance:

  •
  An amount equal to one year of base salary.

  •
  A pro-rated portion of that individual's annual incentive target. The total amount of the annual incentive payout for 2009 was included in the estimate because it assumes termination at year-end.

  •
  A lump sum payment equal to the value of unvested restricted stock, calculated by multiplying the number of shares of restricted stock forfeited upon termination, by the average closing price (assumed to be $34.2227) over 30 trading days ending on the assumed termination date at year-end.

  •
  Payout of a pro-rated portion of previously awarded SPUs based on the following formula: 33% of the 2009-2011 SPU awards, 67% of the 2008-2010 SPU awards and 100% of the 2007-2009 SPU awards. The value shown for each named executive officer represents the target value ($75), however, actual value would be determined at the end of each performance period.

Previous separation agreements with executive officers required the terminated officer to make certain promises, covenants and waivers, including those relating to non-competition and non-solicitation, in exchange for the benefits and payments provided by the Company.

In addition, each named executive officer would be entitled to receive the amounts vested under CIGNA's pension plans and 401(k) plan, amounts accrued under the deferred compensation plan, and the value of vested, in-the-money options, as described under "Payments to Executive Officers upon Any Termination" on page 87. The calculation of estimated payments also assumes payment of approximately $9,200 for outplacement services based on the cost to CIGNA for providing these services.

Termination upon a Change of Control

The payments and benefits discussed are entirely hypothetical and contingent in nature. However, if a change of control were to occur, executive officers who are terminated (other than as the result of conviction of a felony involving fraud or dishonesty directed against CIGNA) within two years after a change of control would receive the following payment or benefits:

  •
  payment equal to 156 weeks of pay, at the base salary rate in effect at termination;

  •
  payment equal to three times the greater of the executive's last annual incentive payment or the amount of the executive's annual incentive target immediately before the change of control; and

  •
  payment equal to the number of outstanding SPUs multiplied by the greatest of: the target value ($75); the value for a unit paid in the preceding twelve-month period ($75); or the average of the unit values for the last two unit payments ($137.5).

In addition, and only upon termination within two years after a change of control, restrictions on restricted stock awards would lapse, any unvested stock options would be vested, would become exercisable and would expire on the earlier of the original expiration date or three months after the termination date.

The calculation of estimated payments assumes payment of approximately $9,200 for outplacement services. In addition, had termination occurred on December 31, 2009, under certain conditions (described below) the named executive officers would be eligible to receive a tax gross up payment for the excise tax imposed on the officer as a result of the payments received upon change of control. Effective February 2010, the PRC eliminated the tax gross up for the excise tax. Prior to February 2010, upon a change of control, the excise tax gross up would be paid only if the total of an executive's payments subject to the excise tax exceeds the payment cap that triggers the tax by more than 10%. If the payments exceed the cap by less than 10%, they would be cut back to the level of the payment cap to avoid application of the tax. The calculation of the excise tax and associated tax reimbursement assumes that unvested stock options are cashed out and the associated tax reimbursement assumes applicable state, local and federal tax rates, net of federal tax deduction available for state and local taxes. In addition, each named executive officer would be entitled to receive the amounts vested under CIGNA's pension plans and 401(k) plan, accrued under the deferred compensation plan, and the value of vested, in-the-money options, as described under "Payments to Executive Officers upon Any Termination" on page 87. If, within two years after a change of control, any of the changes described in the next sentence affect an executive level employee, and he or she then resigns following written notification to CIGNA, the resignation will be treated as a termination upon a change of control. The covered changes are any reduction in compensation; any material reduction in authority, duties or responsibilities; or a relocation of the executive's office more than 35 miles from its location on the date of the change of control.

In connection with the Pension Plan freeze described on page 69, CIGNA Pension Plan provisions that provided additional benefits under certain circumstances following a change of control were eliminated on or before December 31, 2009.

Retirement

Upon retirement, the amount of any benefits or payments to a named executive officer is subject to the discretion of the PRC and/or the terms of any agreement executed by the Company and the retiring named executive officer that has been approved by the PRC. From the range of possible decisions the PRC may make about payments and benefits, for purposes of this estimate it is assumed a named executive officer would receive:

  •
  A pro-rated portion of that individual's annual incentive target. The calculation includes the total annual incentive target for 2009 because the estimate assumes termination at year-end.

  •
  Payout of a pro-rated portion of previously awarded SPUs based upon the following formula: 33% of the 2009-2011 SPU awards; 67% of the 2008-2010 SPU awards; and 100% of the

    2007-2009 SPU awards. The value shown for each named executive officer represents the target value ($75); however, actual value would be determined at the end of each performance period.

  •
  Accelerated vesting of any unvested stock options. These would become exercisable at retirement and expire on the original expiration date. The calculation includes the gain on in-the-money exercisable options.

  •
  Vesting of any unvested restricted stock awards upon retirement, with the PRC's approval.

For the Chief Executive Officer, the calculation includes the incremental cost of providing office space and administrative assistance for one year, which is estimated to be approximately $20,000. In addition, each named executive officer would be entitled to receive the amounts vested under CIGNA's pension plans, 401(k) plan, and accrued under the deferred compensation plan as well as the value of vested, in-the-money options, as described under "Payments to Executive Officers upon Any Termination" on page 87.

Death

If a named executive officer dies while still an active employee, certain benefits are available to that individual's estate or surviving spouse. Payment of the outstanding SPU awards is subject to the discretion of the PRC. In accordance with past practice, the estimates assume that the named executive officer's estate or the surviving spouse would receive payment of a prorated portion of the SPUs based upon the following formula: 33% of the 2009-2011 SPU awards; 67% of the 2008-2010 SPU awards; and 100% of the 2007-2009 SPU awards. The value shown for each named executive officer represents the target value ($75); however, actual value would be determined at the end of each performance period. Restrictions on restricted stock awards would lapse upon death. In addition, vesting of any unvested stock options would be accelerated and the stock option would become exercisable at termination and expire on the original expiration date. The calculation of the pension plan payouts includes the amount of an estimated survivor benefit which, along with other factors, is based upon the age of the deceased officer's spouse. In addition, each named executive officer's estate would be entitled to receive the amounts accrued under CIGNA's pension plans, 401(k) plan, and the deferred compensation plan, as well as the value of vested, in-the-money options, as described under "Payments to Executive Officers upon Any Termination" on page 87. In the event of death before employment termination for a participant in Part A of CIGNA's pension plan, payments to a surviving spouse are different, and frequently less, than the payments described under "Payments to Executive Officers Upon Any Termination." However, these reduced Part A survivor benefits may be available immediately upon death, whereas Part A termination benefits are not available until at least age 55. Therefore, the additional years of survivor payments have resulted in a slightly larger estimated payment in the tables for Ms. Hagan.

 STOCK HELD BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table provides information as of January 31, 2010 regarding the amount of CIGNA common stock beneficially owned by each director, nominee and executive officer named in the Summary Compensation Table (named executive officers) and the amount of CIGNA common stock beneficially owned by the directors, nominees and named executive officers as a group. In general, "beneficial ownership" includes those shares a director, nominee or executive officer has the power to vote or transfer (even if another person is the record owner), and stock options that are exercisable as of January 31, 2010 or that become exercisable within 60 days.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Nominees
David M. Cordani	530,100	*
Isaiah Harris, Jr.	—	*
Jane E. Henney, M.D.	—	*
Peter N. Larson	—	*
Roman Martinez, IV	3,000	*
John M. Partridge	—	*
James E. Rogers	—	*
Carol Cox Wait	—	*
Eric C. Wiseman	—	*
Donna F. Zarcone	2,000	*
William D. Zollars	—	*
Named Executive Officers
William L. Atwell	78,443	*
Michael W. Bell	17,457	*
Annmarie T. Hagan	112,068	*
H. Edward Hanway	3,881,461	1.4%
Carol Ann Petren	166,153	*
Michael D. Woeller	62,414	*
All Directors, Nominees and Executive Officers as a group including those named above (19 Persons)	5,184,521	1.9%

(1)
Includes:

•
shares of restricted common stock in the amount of 59,502 for Mr. Atwell; 26,107 for Ms. Hagan; and 50,008 for Ms. Petren;

•
shares acquirable within 60 days of January 31, 2009 by exercising vested stock options in the amount of 443,033 for Mr. Cordani; 9,098 for Mr. Atwell; 69,759 for Ms. Hagan; 2,665,552 for Mr. Hanway; 88,496 for Ms. Petren; 46,228 for Mr. Woeller; and an aggregate of 182,033 for other executive officers; and

•
holdings in CIGNA Stock Funds of 401(k) Plans in the amount of 359 for Mr. Atwell; 1,635 for Mr. Cordani; 4,255 for Ms. Hagan; 1,714 for Mr. Hanway; 318 for Ms. Petren; and 96 for Mr. Woeller.

 Additional Information about Stock Held by Directors and Executive Officers

Directors, nominees, and named executive officers as a group beneficially own approximately 1.9% of the outstanding common stock. These beneficial ownership percentages do not include any common stock equivalents and are based on 274,968,520 shares of common stock outstanding on January 31, 2010.

On January 31, 2010, the CIGNA Stock Funds of CIGNA's two 401(k) plans for employees held a total of 8,812,042 shares, or approximately 3.2% of the outstanding common stock on that date. A CIGNA management advisory committee determines how the shares held in the CIGNA Stock Funds will be voted only to the extent the plan's individual participants do not give voting instructions.

The directors and named executive officers control the voting and investment of all shares of common stock they own beneficially.

Largest Security Holders

This table lists three shareholders that filed Schedule 13G's indicating that they beneficially owned more than five percent of CIGNA's common stock as of December 31, 2009. We prepared the table using information from the Schedule 13G filings made by the beneficial owner.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of 12/31/2009	Percent of Class as of 12/31/2009
BlackRock, Inc.	17,697,055	6.47%
40 East 52nd Street
New York, NY 10022
FMR LLC	26,256,289	9.602%
82 Devonshire Street
Boston, MA 02109
Wellington Management Company, LLP	13,683,000	5%
75 State Street
Boston, MA 02109

BlackRock, Inc. reported on a Schedule 13G filed on January 29, 2010 with the Securities and Exchange Commission that it held these shares for clients in its capacity as investment adviser. These clients have the right to receive dividends and any proceeds from the sale of these shares. BlackRock, Inc. reported it has sole power to vote or direct the vote of 17,697,055 of these shares and has the sole power to dispose of or direct the disposition of 17,697,055 of these shares. BlackRock, Inc. reported to the Securities Exchange Commission that it acquired its shares in the ordinary course of business with no intention of influencing control of CIGNA.

FMR LLC reported on a Schedule 13G filed on February 16, 2010 with the Securities and Exchange Commission that its subsidiaries held these shares for clients in their capacities as investment advisers. These clients have the right to receive dividends and any proceeds from the sale of these shares. FMR LLC reported it has sole power to vote or direct the vote of 5,393,849 of these shares and has the sole power to dispose of or direct the disposition of 26,256,289 of these shares. FMR LLC reported to the Securities Exchange Commission that it acquired its shares in the ordinary course of business with no intention of influencing control of CIGNA.

Wellington Management Company, LLP reported on a Schedule 13G filed on February 12, 2010 with the Securities and Exchange Commission that it held these shares for clients in its capacity as investment adviser. These clients have the right to receive dividends and any proceeds from the sale of these shares. Wellington Management Company, LLP reported it does not have sole power to vote or direct the vote or to dispose of or direct the disposition of any of these shares. Wellington Management Company, LLP has shared power to vote or to direct to vote of 2,120,400 of these shares; and has shared dispositive power for 13,683,000 of these shares. Wellington Management Company, LLP reported to the Securities Exchange Commission that it acquired its shares in the ordinary course of business with no intention of influencing control of CIGNA.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CIGNA's directors and executive officers are required to file reports of their holdings and transactions in CIGNA securities with the Securities and Exchange Commission. Based on our records and representations from our executive officers and directors, the Company believes that all reports due in 2009 were filed as required, except that, due to administrative error a Form 4 was not filed within the required period to report the disposition of common stock by Mary Hoeltzel, Chief Accounting Officer. A late Form 4 was promptly filed to report this transaction when the error was discovered.

HOUSEHOLDING

If you and other residents at your mailing address own shares of CIGNA stock in "street name," your broker or bank should have notified you that your household will receive only one proxy statement and annual report for each company in which you hold stock through that broker or bank. This practice is known as "householding." Unless you responded that you did not want to participate in "householding," you were deemed to have consented to the process. Your broker or bank will send one copy of our proxy statement and annual report to your address. Each shareholder will continue to receive a separate proxy card or voting instruction card. Householding benefits both you and CIGNA because it reduces the volume of duplicate information received at your household and helps CIGNA reduce expenses and conserve natural resources.

If you would like to receive your own set of CIGNA's annual report and proxy statement in the future, or if you share an address with another CIGNA shareholder and together both of you would like to receive only a single set of CIGNA annual disclosure documents, please contact Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call them at (800) 542-1061. The request must be made by each person in the household. Be sure to indicate your name, the name of your brokerage firm or bank, and your account number. The revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year's proxy statement or our annual report, we will send a copy to you if you address a written request to CIGNA Corporation, Shareholder Services, 1601 Chestnut Street, TL18, Philadelphia, PA 19192-1550 or call (215) 761-3516.

2011 ANNUAL MEETING

The 2011 Annual Meeting will be held Wednesday, April 27, 2011, at a time and location to be announced later. The Board may change this date in its discretion.

 ABOUT SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2011 ANNUAL MEETING

If you intend to submit a proposal to be included in next year's proxy statement pursuant to Securities and Exchange Commission Rule 14a-8, you must send it to the Corporate Secretary by the close of business on November 19, 2010. Submitting a shareholder proposal does not guarantee that CIGNA will include the proposal in its proxy statement if it does not satisfy the standards set forth in the rules of the Securities and Exchange Commission.

If you want to present your proposal at the 2011 annual meeting, but are not proposing it pursuant to Securities and Exchange Commission Rule 14a-8, your proposal must be received by the close of business on January 27, 2011 and must satisfy the requirements set forth in Article II, Section 12 of CIGNA's By-laws. Any shareholder who wishes to introduce a proposal should consult CIGNA's By-laws and applicable proxy rules of the Securities and Exchange Commission.

If you would like to nominate a candidate for director at the 2011 annual meeting, you must notify the Corporate Secretary by the close of business on January 27, 2011. The notice must include certain information, specified in CIGNA's By-laws, about you and your nominee(s). Each nominee must also provide the Corporate Secretary with written consent to serve if elected and a written statement indicating whether the nominee intends to tender an irrevocable resignation effective upon failure to receive the required number of votes for election or reelection. If you would like to make suggestions for Board nominees to the Corporate Governance Committee of the Board of Directors (CGC), those suggestions should be submitted by Friday, October 1, 2010 to ensure consideration by the CGC for the 2011 annual meeting.

NICOLE S. JONES, Corporate Secretary

APPENDIX A

CIGNA LONG-TERM INCENTIVE PLAN
(Amended and Restated Effective as of April 28, 2010)

ARTICLE 1
Statement of Purpose

The CIGNA Long-Term Incentive Plan is intended to:

  (a)
  Reward the creation of long-term value for CIGNA shareholders by providing key employees of the Company with an opportunity to acquire an equity interest in CIGNA Corporation, thereby increasing their personal interest in its continued success and progress, and aligning their interests with those of its shareholders;

  (b)
  Aid the Company in attracting and retaining employees of exceptional ability;

  (c)
  Supplement and balance the Company's salary and incentive bonus programs in support of CIGNA Corporation's long-term strategic plans and financial results;

  (d)
  Encourage decisions and actions by Company executives to deliver superior enterprise results, with appropriate consideration of risk, and that are consistent with the long-range interests of CIGNA Corporation's shareholders.

This Plan is an amendment and restatement, as of the Restatement Date, of the Plan as the Plan was amended and restated effective January 1, 2008. Except as otherwise provided by the terms of the Plan, this amended and restated Plan applies to all authorized awards made after the Plan is approved by Company shareholders.

ARTICLE 2
Definitions

Except as otherwise provided in the Plan or unless the context otherwise requires, the terms defined below shall have the following meanings under the Plan:

2.1
"Affiliate" — the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

2.2
"Beneficial Owner" and "Beneficially Owned" — the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

2.3
"Board" — the board of directors of CIGNA Corporation or any duly authorized committee of that board.

2.4
"CEO" — the Chief Executive Officer of CIGNA Corporation.

2.5
"Change of Control" — any of the following:

(a)
A corporation, person or group acting in concert, as described in Exchange Act Section 14(d)(2), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of CIGNA Corporation having 25% or more of the combined voting power of CIGNA Corporation's then outstanding securities; or

(b)
There is consummated a merger or consolidation of CIGNA Corporation or any direct or indirect subsidiary of CIGNA Corporation with any other corporation, other than

    (i)    a merger or consolidation immediately following which the individuals who constituted the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger or consolidation or the ultimate parent thereof, or

    (ii)    a merger or consolidation effected to implement a recapitalization of CIGNA Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CIGNA Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from CIGNA Corporation or its Affiliates) representing 25% or more of the combined voting power of CIGNA Corporation's then outstanding securities; or

  (c)
  A change occurs in the composition of the Board at any time during any consecutive 24-month period such that the Continuity Directors cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence "Continuity Directors" shall mean those members of the Board who either: (1) were directors at the beginning of such consecutive 24-month period; or (2) were elected by, or on nomination or recommendation of, at least a majority of the Board (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CIGNA Corporation); or

  (d)
  The shareholders of CIGNA Corporation approve a plan of complete liquidation or dissolution of CIGNA Corporation or there is consummated an agreement for the sale or disposition by CIGNA Corporation of all or substantially all of CIGNA Corporation's assets, other than a sale or disposition by CIGNA Corporation of all or substantially all of CIGNA Corporation's assets immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

  Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of CIGNA Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CIGNA Corporation immediately following such transaction or series of transactions.

2.6
"Code" — the Internal Revenue Code of 1986, as amended.

2.7
"Committee" — the Board's People Resources Committee or any successor committee with responsibility for compensation.

2.8
"Common Stock" — the common stock, par value $0.25 per share, of CIGNA Corporation.

2.9
"Company" — CIGNA Corporation, a Delaware corporation, and/or its Subsidiaries.

2.10
"Deferred Compensation Plan" — a Company deferred compensation plan, or another arrangement of the Company which has been designated by the Committee as a "Deferred Compensation Plan" for purposes of this Plan.

2.11
"Disability" — permanent and total disability as defined in Code Section 22(e)(3).

2.12
"Early Retirement" — a Termination of Employment, after appropriate notice to the Company, (a) on or after a Participant has reached age 55 (but not age 65) and attained at least five years of service (as determined under the elapsed time service counting rules applied by the Company to determine an employee's total period of Company service using an adjusted service date), or (b) upon such terms and conditions approved by the Committee or officers of the Company designated by the Board or the Committee.

2.13
"Eligible Employee" — a salaried officer or other key employee of the Company.

2.14
"Exchange Act" — the Securities Exchange Act of 1934, as amended.

2.15
"Expiration Date" — the last date, specified in an Option or SAR grant, on which an Option or SAR may be exercised.

2.16
"Fair Market Value" — the average of the highest and lowest quoted selling prices as reported on the Composite Tape (or any successor method of publishing stock prices) as of 4:00 p.m. Eastern time (or such other time as trading on the New York Stock Exchange may close) on the date as of which any determination of stock value is made. If the Composite Tape (or any successor publication) is not published on that date, the determination will be made on the next preceding date of publication. In the absence of reported Common Stock sales, the Committee will determine Fair Market Value by taking into account all facts and circumstances the Committee deems relevant, subject to the requirements of Code Section 409A.

2.17
"Incentive Stock Option" — an Option described by Code Section 422(b).

2.18
"Nonqualified Option" — an Option that is not an Incentive Stock Option.

2.19
"Option" — a right granted under Article 5 to purchase one or more shares of Common Stock.

2.20
"Participant" — an Eligible Employee who has received an award under the Plan.

2.21
"Payment" — the compensation due a Participant, or Participant's estate, under Article 10 of the Plan on account of a grant of Performance Shares or Units.

2.22
"Payment Date" — the date that a Qualifying Plan payment is made (or would have been made if not deferred under Section 9.3).

2.23
"Peer Group" — a group of companies, selected by the Committee, whose financial performance is compared to CIGNA Corporation's.

2.24
"Performance Measures" — the measures to be used to assess the Company's performance with respect to Restricted Stock subject to performance conditions, Strategic Performance Units and Strategic Performance Shares. The measures shall be one or more of the following: earnings (total or per share); net income (total or per share); growth in net income (total or per share); income from selected businesses (total or per share); growth in net income or income from selected businesses (total or per share); pre-tax income or growth in pre-tax income; profit margins; revenues; revenue growth; premiums and fees; growth in premiums and fees; membership; membership growth; market share; change in market share; book value; total shareholder return; stock price; change in stock price; market capitalization; change in market capitalization; return on market value; shareholder equity (total or per share); return on equity; assets; return on assets; capital; return on capital; economic value added; market value added; cash flow; change in cash flow; expense ratios or other expense management measures; medical loss ratio; ratio of claims or loss costs to revenues; satisfaction—customer, provider, or employee; service quality; productivity ratios or other measures of operating efficiency; and accuracy of claim processing or other measures of operational effectiveness. The Committee may specify any reasonable definition of the measures it uses. Such definitions may provide for reasonable adjustments to the measures and may include or exclude items, including but not limited to: realized investment gains and losses; special items identified in the company's reporting; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, or financing activities; expenses for restructuring or productivity initiatives; and other non-operating items.

2.25
"Performance Objectives" — the written objective performance goals applicable to performance conditions for Restricted Stock granted under Section 7.3 or Strategic Performance Shares or Strategic Performance Units granted under Section 10.1. To the extent required by Code Section 162(m), the Performance Objectives shall be stated in terms of one or more Performance

  Measures. Performance Objectives may be stated separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two. Performance Objectives may be for the Company as a whole, for one or more of its subsidiaries, business units, lines of business or for any combination of the foregoing and may be absolute or may require comparing the Company's financial performance to that of a Peer Group or of a specified index or indices, or be based on a combination of the foregoing. Except as prohibited by Code Section 162(m), if CIGNA Corporation is involved in a merger, acquisition or divestiture transaction (even if it does not constitute a Change of Control), the Committee may, in its sole discretion, adjust or modify completely the Performance Measures, and/or Performance Objectives if the transaction has any material affect on the Company's ability to apply the Performance Measures, or meet the Performance Objectives, established at the time of grant.

2.26
"Performance Period" — the period, specified by the Committee, during which Performance Objectives applicable to Strategic Performance Shares or Strategic Performance Units are measured.

2.27
"Person" — the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) CIGNA Corporation or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of CIGNA Corporation or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of CIGNA Corporation in substantially the same proportions as their ownership of stock of CIGNA Corporation.

2.28
"Plan" — the CIGNA Long-Term Incentive Plan.

2.29
"Prior Plan" — the CIGNA Long-Term Incentive Plan as restated effective January 1, 2000 and as further amended and restated through January 1, 2008 and, unless otherwise provided under the terms of this Plan, the CIGNA Corporation Stock Plan as adopted effective May 1, 1991, and as amended thereafter.

2.30
"Qualifying Plan" — any Company bonus plan, short-term or long-term incentive compensation plan, any other incentive compensation arrangement or any supplemental retirement benefit plan that is not tax qualified under the Code. Except with respect to payment of Performance Shares or Units in the form of Common Stock, this Plan shall not be a Qualifying Plan.

2.31
"Restatement Date" — April 28, 2010, or, if later, the date Company shareholders approve this amended and restated Plan.

2.32
"Restricted Period" — the period during which Common Stock is subject to restrictions under Section 7.2.

2.33
"Restricted Stock" — Common Stock granted under Article 7 that remains subject to a Restricted Period.

2.34
"Retirement" — a Participant's Termination of Employment, after appropriate notice to the Company, on or after a Participant has reached age 65 and attained at least five years of service (as determined under the elapsed time service counting rules applied by the Company to determine an employee's total period of Company service using an adjusted service date) or upon such other terms and conditions approved by the Committee, or officers of the Company designated by the Board or the Committee.

2.35
"SAR" — a stock appreciation right granted under Article 6.

2.36
"SEC" — the Securities and Exchange Commission.

2.37
"Strategic Performance Share" or "Performance Share" — an amount of incentive opportunity available for award to a Participant for a specified Performance Period, with a value equal to the Fair Market Value of one share of Common Stock.

2.38
"Strategic Performance Unit" or "Unit" — the smallest amount of incentive opportunity available for award to a Participant for a specified Performance Period, with a target value of $75.00 per Unit unless a different target value is established by the Committee at the time a Unit award is made.

2.39
"Subsidiary" — any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by CIGNA Corporation; or a partnership, joint venture or other unincorporated entity of which more than a 50% interest in the capital, equity or profits is directly or indirectly owned by CIGNA Corporation; provided that such corporation, partnership, joint venture or other unincorporated entity is included in the Company's consolidated financial statements under generally accepted accounting principles.

2.40
"Termination for Cause" — a Termination of Employment initiated by the Company on account of the conviction of an employee of a felony involving fraud or dishonesty directed against the Company.

2.41
"Termination of Employment" — the termination of the Participant's employment relationship with the Company (unless otherwise expressly provided by the Committee) or a transaction by which the Participant's employing Company ceases to be a Subsidiary.

2.42
"Termination Upon a Change of Control" — a Termination of Employment upon or within two years after a Change of Control (a) initiated by the Company or a successor other than a Termination for Cause or (b) initiated by a Participant after determining in the Participant's reasonable judgment that there has been a material reduction in the Participant's authority, duties or responsibilities, any reduction in the Participant's compensation, or any change caused by the Company in the Participant's office location of more than 35 miles from its location on the date of the Change of Control.

2.43
"Vesting Percentage" — the ratio, determined by the Committee, of Performance Shares payable under Section 10.3 to Performance Shares granted under Section 10.1.

ARTICLE 3
Participation

3.1
Participation.    An Eligible Employee who receives an authorized award under the Plan shall become a Participant upon receipt of the award.

3.2
Directors.    Members of the Board who are not employed by the Company are not eligible to participate in the Plan.

ARTICLE 4
Authorized Incentive Awards

4.1
Authorized Awards.    The Plan's authorized awards are: (a) Options (including Incentive Stock Options); (b) SARs; (c) Restricted Stock; (d) dividend equivalent rights; (e) Common Stock in lieu of cash or other awards payable under a Qualifying Plan; (f) Strategic Performance Shares; and (g) Strategic Performance Units.

4.2
General Powers of the Committee.    Subject to the requirements of the Plan and Delaware law, the Committee may in its sole discretion select Participants, grant them any authorized awards in amounts and combinations, and upon terms and conditions, as it shall determine, and exercise any other authority granted to the Committee under the Plan. The Committee may delegate to the CEO or the CEO's designee any such authority; however, no power or authority delegated by the Committee under the Plan may be exercised (a) to affect the terms and conditions of an award made to anyone subject to the requirements of Section 16(a) of the Exchange Act or (b) as to matters reserved to the Board under the Delaware General Corporation Law.

4.3
General Powers of the CEO.    Subject to the requirements of Delaware law, the CEO shall have the authority and discretion to select Participants and grant them any authorized awards in amounts and combinations and upon terms and conditions as the CEO shall determine, subject to the same limitations and provisions that apply under the Plan to the Committee, and also subject to the following:

(a)
The CEO may not grant any awards to or for the benefit of (1) members of the Board or (2) anyone subject to the requirements of Exchange Act Section 16(a);

(b)
The CEO must be a member of the Board when the CEO grants any award under the Plan and must be properly empowered by the Board to grant such award; and

(c)
The total number of shares of Common Stock which may be issued pursuant to awards granted under this Section 4.3 is limited to a maximum of 10% of the number of shares of Common Stock authorized to be issued under the Plan.

4.4
Term Limit.    No awards may be made under this Plan after December 31, 2019.

ARTICLE 5
Stock Options

5.1
General.    Subject to any Plan limitations and provisions, the Committee may grant Options to Eligible Employees upon terms and conditions that it may establish, including restrictions on the right to exercise Options. However, no Option shall be exercisable by a Participant within one year after the Option grant date, except as provided under the Plan or the terms of the Option grant upon a Participant's Termination of Employment due to death, Disability, Early Retirement or Retirement or a Participant's Termination Upon a Change of Control.

5.2
Option Price.    The exercise price per share of any Option shall not be less than the Fair Market Value on the grant date. The Option price may be paid in cash or, if the Committee so provides, in Common Stock. Common Stock used to pay the Option price shall be valued using the Fair Market Value on the Option exercise date.

5.3
Maximum Term.    No Expiration Date shall be more than 10 years after the Option grant date. Under Section 5.5, an Option may expire earlier than the Expiration Date specified in the Option grant.

5.4
Leave of Absence.    Unless otherwise expressly provided by the Committee, no Option may be exercised during a leave of absence except to the extent exercisable immediately before the start of the leave. Termination of Employment during a leave of absence shall be treated under Section 5.5 the same as Termination of Employment during a period of active employment.

5.5
Expiration of Options.

(a)
Except as provided elsewhere in Section 5.5, any outstanding Option held by a Participant at Termination of Employment shall expire on the date of Termination of Employment.

(b)
Any outstanding Option held by a Participant at Termination Upon a Change of Control shall:

(1)
Become exercisable no later than the date of the Participant's Termination of Employment to the extent not already exercisable; and

(2)
Expire on the earlier of 3 months from the date of Termination of Employment or the Expiration Date.

  (c)
  Any outstanding Option held by a Participant at Termination of Employment due to death, Disability, Early Retirement or Retirement shall become or remain exercisable in accordance with the terms and conditions established by the Committee at the time of grant.

5.6
No Repricing; No Automatic Option Grants (Reloads).    Without prior approval of CIGNA Corporation shareholders, the Committee may not:

(a)
Cancel a previously granted Option and grant a replacement Option if the new Option exercise price is lower than that of the canceled Option;

(b)
Provide for any automatic grant of a new Option upon a Participant's exercise of any Option granted under the Plan;

(c)
Except in connection with a corporate transaction involving CIGNA Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), (i) amend the terms of an Option to reduce the Option exercise price, or (ii) to the extent the exercise price of an Option exceeds the Fair Market Value of a share of Common Stock, cancel, exchange, substitute, buyout or surrender an outstanding Option in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Option; or

(d)
Take any other action that could constitute a repricing.

5.7
Incentive Stock Options.    The following terms and conditions shall apply to any Options granted under the Plan that are identified as Incentive Stock Options.

(a)
Incentive Stock Options may be granted only to Eligible Employees who are employed by CIGNA Corporation or a corporation that is either a direct Subsidiary or an indirect Subsidiary through an unbroken chain of corporations.

(b)
No Incentive Stock Option may be granted after December 31, 2019.

(c)
No Incentive Stock Option may be granted to any person who, at the time of grant, owns (or is deemed to own under Code Section 424(d)) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of CIGNA Corporation or a Subsidiary, unless the Option exercise price is at least 110% of the Fair Market Value on the grant date of the stock subject to the Option and the Option by its terms is not exercisable after the expiration of five years after the Option grant date.

(d)
To the extent that the aggregate Fair Market Value of stock with respect to which the Incentive Stock Options first become exercisable by a Participant in any calendar year exceeds $100,000 (taking into account both Common Stock subject to the Incentive Stock Options under this Plan and stock subject to Incentive Stock Options under all other Company plans, if any), such Options shall be treated as Nonqualified Options. For this purpose the Fair Market Value of the stock subject to Options shall be determined as of the date the Options were awarded. In reducing the number of options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

(e)
Any grant of Incentive Stock Options shall include whatever terms and conditions are required to meet the requirements of Code Section 422.

 ARTICLE 6
Stock Appreciation Rights

6.1
General.    Subject to any Plan limitations and provisions, the Committee may grant SARs to Eligible Employees upon terms and conditions it may establish, including restrictions on the right to exercise SARs. However, no SAR shall be exercisable by a Participant within one year after the SAR grant date, except as provided under the Plan or the terms of the SAR grant upon a Participant's Termination of Employment due to death, Disability, Early Retirement or Retirement or a Participant's Termination Upon a Change of Control.

6.2
Maximum Term.    No SAR shall be exercisable more than 10 years after the SAR grant date. Under Section 6.5, an SAR may expire earlier than the expiration date specified in the SAR grant.

6.3
SAR Exercise.    The SAR shall entitle the Participant to receive upon exercise of the SAR, without payment to the Company, a whole number of shares of Common Stock determined by multiplying (a) and (b) and dividing the result by (c):

(a)
Total number of shares subject to the SAR that the Participant designates for SAR exercise, up to the maximum number available for exercise as of the SAR exercise date;

(b)
Excess of (1) the Fair Market Value of a share of Common Stock on the SAR exercise date over (2) the Fair Market Value of a share of Common Stock on the grant date of the SAR; and

(c)
Fair Market Value of a share of Common Stock on the SAR exercise date.

Any fractional share of Common Stock resulting from this calculation shall be ignored.

The Committee may provide that, instead of issuing shares upon the SAR exercise, the Company shall pay cash equal to the Fair Market Value, on the SAR exercise date, of some or all the shares that would otherwise be issued upon the SAR exercise.

Upon exercise of an SAR, the number of shares that the Participant designates for exercise will be subtracted from the number of shares available under the SAR immediately before the SAR exercise to determine the remaining number of shares, if any, that the Participant may designate for any future exercise of the SAR.

6.4
Leave of Absence.    Unless otherwise expressly provided by the Committee, no SAR may be exercised during a leave of absence except to the extent exercisable immediately before the start of the leave. Termination of Employment during a leave of absence shall be treated under Section 6.5 the same as Termination of Employment during a period of active employment.

6.5
Expiration of SARs.

(a)
Except as provided elsewhere in Section 6.5, any outstanding SAR held by a Participant at Termination of Employment shall expire on the date of Termination of Employment.

(b)
Any outstanding SAR held by a Participant at Termination Upon a Change of Control shall:

(1)
Become exercisable no later than the date of the Participant's Termination of Employment to the extent not already exercisable; and

(2)
Expire on the earlier of 3 months from the date of Termination of Employment or the SAR Expiration Date.

(c)
Any outstanding SAR held by a Participant at Termination of Employment due to death, Disability, Early Retirement or Retirement shall become or remain exercisable in accordance with the terms and conditions established by the Committee at the time of grant.

6.6
No Repricing; No Automatic SAR Grants (Reloads).    Without prior approval of CIGNA Corporation shareholders, the Committee may not:

(a)
Cancel a previously granted SAR and grant a replacement SAR if the Fair Market Value on date of grant of the new SAR is lower than the Fair Market Value on date of grant of the canceled SAR;

(b)
Provide for any automatic grant of a new SAR upon a Participant's exercise of any SAR granted under the Plan;

(c)
Except in connection with a corporate transaction involving CIGNA Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), (i) amend the terms of an SAR to reduce the SAR exercise price, or (ii) to the extent the exercise price of an SAR exceeds the Fair Market Value of a share of Common Stock, cancel, exchange, substitute, buyout or surrender an outstanding SAR in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original SAR; or

(d)
Take any other action that could constitute a repricing.

ARTICLE 7
Restricted Stock Grants

7.1
General.    Subject to any limitations and provisions in the Plan, the Committee may grant Restricted Stock to Eligible Employees upon terms and conditions it may establish. The consideration for a Restricted Stock grant may be solely in the form of the recipient's services rendered to the Company, or it may be any other lawful form of consideration the Committee may determine.

7.2
Restricted Period.    Except as provided below, Restricted Stock shall not be sold, transferred, assigned, pledged or otherwise disposed of by the Participant during the Restricted Period established by the Committee. The Committee may establish different Restricted Periods and different restriction terms for shares contained in a single Restricted Stock grant. No more than 5% of the Restricted Stock granted under the Plan shall have a Restricted Period less than three years.

7.3
Performance Conditions.    The Committee may grant Restricted Stock that is subject to performance conditions, as follows:

(a)
Restricted Stock may automatically be forfeited to the Company at the end of the Restricted Period unless, and to the extent that, the Company meets specified Performance Objectives; or

(b)
The Restricted Period applicable to Restricted Stock may end earlier if, and to the extent that, the Company meets specified Performance Objectives, but no earlier than one year after the date of grant.

If the Committee grants Restricted Stock subject to performance conditions, at the time of grant the Committee shall establish in writing the applicable Performance Measures, Performance Objectives, vesting schedule and, if the Performance Objectives require comparing the Company's financial results to those of a Peer Group, the composition of the Peer Group. To the extent required by Code Section 162(m), before the vesting of any Restricted Stock subject to performance conditions, the Committee shall certify in writing that the Performance Objectives established at time of grant have been met. The Committee may establish different performance conditions for shares contained in a single Restricted Stock grant. No Eligible Employee may receive more than 450,000 shares of Restricted Stock with performance conditions during any calendar year. In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock, effective as the date of such dividend, split, subdivision or combination, the maximum number of shares of Restricted Stock that may be awarded in any calendar year shall be adjusted proportionately in accordance with Section 12.1.

7.4
Issuance; Voting Rights; Dividends.    Restricted Stock granted to a Participant shall be issued by the Company as of the date of the grant. During the Restricted Period, the Participant shall be entitled to vote the shares. The Committee may provide for the current or deferred payment, as described below, of dividends on shares of Restricted Stock to the holders of such shares. Unless the Committee (or CEO) provides in the applicable Restricted Stock grant document at the time of grant that dividend payments are to be deferred, such payments will be made at least annually in each year that the Restricted Stock is outstanding in an amount equal to the number of shares of outstanding Restricted Stock multiplied by the amount of any dividend declared and paid on one share of Common Stock in that year, to the extent the Restricted Stock is outstanding on each such dividend record date. Restricted Stock shall be considered outstanding for this purpose until the earlier of the lapse of the applicable Restricted Period or the date the Restricted Stock is forfeited under the terms of the Plan. If the Committee (or CEO) provides that dividend payments are to be deferred, the Committee (or CEO) shall specify in the grant document the time and form of payment of the deferred dividends in a manner that complies with the requirements of Code Section 409A and the regulations thereunder. Shares issued as a result of stock dividends, splits or reclassifications, to the extent the issued shares relate to Restricted Stock, shall be subject to the same limitations, restrictions and provisions that are applicable to the related Restricted Stock.

7.5
Termination of Employment.

(a)
Except as provided below, Restricted Stock (and all related rights) held by a Participant at Termination of Employment during a Restricted Period shall be forfeited to the Company immediately upon Termination of Employment (unless otherwise expressly provided by the Committee).

(b)
If a Participant's Termination of Employment during a Restricted Period is due to Early Retirement or Retirement, the Committee or its designee (in the sole discretion of either) may provide before the Participant's Termination of Employment that the Restricted Period applicable to any Restricted Stock (other than Restricted Stock granted pursuant to Section 7.3(a)) held by the Participant shall lapse immediately upon the Participant's Termination of Employment.

(c)
If a Participant's Termination of Employment during a Restricted Period is a Termination Upon a Change of Control or is due to death or Disability, the Restricted Period applicable to any Restricted Stock held by the Participant shall lapse immediately on date of Termination of Employment.

7.6
Leave of Absence.    The Committee shall determine the effect of approved leaves of absence on applicable Restricted Periods. No Restricted Period, however, may lapse during an approved leave of absence unless expressly provided by the Committee.

ARTICLE 8
Dividend Equivalent Rights

8.1
General.    Subject to the limitations and provisions of the Plan, the Committee may grant dividend equivalent rights to Eligible Employees upon terms and conditions it may establish. The consideration for stock issued pursuant to dividend equivalent rights may be solely in the form of the recipient's services rendered to the Company, or it may be any other lawful form of consideration as the Committee may determine.

8.2
Rights and Options, SARs, Performance Shares or Units.    No dividend equivalent rights may be granted with respect to any Option, SAR, Strategic Performance Share or Strategic Performance Unit granted under the Plan.

8.3
Nature of Rights.    The right shall entitle a holder to receive, for a period of time determined by the Committee and specified in the applicable grant document at the time of grant of such right, a payment or payments, as described in Section 8.4.

8.4
Payments.    The Committee shall determine at time of grant whether payment pursuant to a right shall be made in cash or Common Stock, or a combination of both. Unless the Committee (or CEO) provides in the applicable grant document that payments are to be deferred, payments will be made at least annually in each year that the right is outstanding in an amount equal to the number of outstanding rights multiplied by the amount of any dividend declared and paid on one share of Common Stock in that year, to the extent the right is outstanding on each such dividend record date. A dividend equivalent right shall cease to be outstanding on the earlier of the end of the time period specified by the Committee in the applicable grant document or the date such right is forfeited under the terms of the Plan. If the Committee (or CEO) provides that the payments are to be deferred, the Committee (or CEO) shall specify in the grant document the time and form of payment in a manner that complies with the requirements of Code Section 409A and the regulations thereunder.

8.5
Termination of Employment.    Any dividend equivalent right held by a Participant at Termination of Employment for any reason shall be forfeited to the Company immediately upon Termination of Employment, unless otherwise expressly provided by the Committee.

ARTICLE 9
Common Stock in Place of Other Awards

9.1
General.    The Committee may grant an Eligible Employee Common Stock instead of all or a portion (determined by the Committee) of an award otherwise payable under a Qualifying Plan. The grant shall be for a number of shares of Common Stock that have an aggregate Fair Market Value, determined as of the Payment Date, that most closely approximates, but does not exceed, the dollar amount of the award being replaced by the Common Stock if made in cash.

9.2
Death; Termination of Employment.    Unless the Committee, in its sole discretion, provides otherwise, a Common Stock grant approved under Section 9.1 for a Participant whose Termination of Employment occurs before the Payment Date shall still be granted. If the reason for Termination of Employment is the Participant's death, however, the Common Stock grant shall automatically be canceled, and the award payment shall be made in accordance with the terms of the Qualifying Plan.

9.3
Deferral of Payments.    A Common Stock grant approved under Section 9.1 shall be deferred if the Participant had made a timely election to defer the underlying award under a Deferred Compensation Plan, subject to the provisions of the Deferred Compensation Plan and Code Section 409A, if applicable. Common Stock that would have been issued but for deferral under this provision shall be issued under this Plan at the end of the deferral period.

 ARTICLE 10
Strategic Performance Units; Strategic Performance Shares

10.1
Award of Units and Shares.

(a)
The Committee may in its sole discretion grant Strategic Performance Shares, Strategic Performance Units or both to Eligible Employees selected for participation for a Performance Period.

(b)
The Committee, the CEO or the CEO's designee may grant Strategic Performance Shares (subject to the requirements of Delaware law), Strategic Performance Units, or both to a person who becomes an Eligible Employee during a Performance Period as long as any such-grant made by the CEO or the CEO's designee is (1) in accordance with guidelines approved by the Committee or (2) subject to ratification by the Committee before any resulting Payment is made.

(c)
During any calendar year an Eligible Employee may receive no more than 500,000 Performance Shares or 250,000 Units. When an Eligible Employee receives a combination of Performance Shares and Units, each Unit awarded shall reduce the maximum number of awardable Performance Shares by two and every two Performance Shares awarded shall reduce the maximum number of awardable Units by one. That is, the Performance Shares-to-Units parity ratio shall be 2 to 1. For example, if an Eligible Employee is awarded 50,000 Units in a calendar year, the maximum number of awardable Performance Shares the Eligible Employee could receive for that year is 400,000.

(d)
In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock, effective as the date of such dividend, split, subdivision or combination, the maximum number of Performance Shares that may be awarded in any calendar year, and the Performance Shares-to-Units parity ratio described in Section 10.1(c), shall be adjusted proportionately in accordance with Section 12.1.

10.2
Performance Goals; Financial Measures.    When the Committee grants Performance Shares or Units for a particular Performance Period, it shall:

(a)
Establish in writing the Performance Objectives and the Performance Measures applicable to the Performance Period;

(b)
Determine the length of the Performance Period and, if the Performance Objectives require comparing the Company's financial results to those of a Peer Group, the composition of the Peer Group; and

(c)
Determine the formula or method for determining the Vesting Percentage for Performance Shares and the value of Units.

10.3
Vesting Percentage; Value of Units.    After the close of the Performance Period, the Committee will determine the preliminary Vesting Percentage and/or Unit value based on the applicable formula or method under Section 10.2(c). The preliminary Vesting Percentage and/or Unit value may be adjusted downward by the Committee based upon the Committee's evaluation of CIGNA Corporation's strategic accomplishments over the Performance Period. The final Vesting Percentage shall not exceed 200%, and the final Unit value shall not exceed $200.00. To the extent required by Code Section 162(m), before Payment of any Performance Share or Unit, the Committee shall certify in writing that the Vesting Percentage or Unit value for the Performance Period is based on the attainment of the pre-established Performance Objectives for the Performance Period.

10.4
Performance Share or Unit Payment.

(a)
After the Committee has determined the Vesting Percentage or Unit value for a Performance Period and subject to Sections 10.5 and 10.6, the Company shall make Payments to Participants to whom Performance Shares or Units were granted for the Performance Period.

(b)
Payment to a Participant for a grant of Performance Shares shall equal (1) the number of Performance Shares granted to the Participant multiplied by (2) the Vesting Percentage determined under Section 10.3. This product shall be multiplied by the Fair Market Value of Common Stock on the date the Committee determines the Vesting Percentage, to the extent the Committee provides for payment of Performance Shares in cash.

(c)
Payment to a Participant for a grant of Units shall equal the number of Units granted to the Participant multiplied by the Unit value determined under Section 10.3.

(d)
Notwithstanding the above, the Committee in its sole discretion may reduce the amount of any Payment to any Participant or eliminate entirely the Payment to any Participant. The Committee's authority under this Section 10.4(d) shall expire immediately upon a Change of Control.

10.5
Eligibility for Payments.

(a)
Except as described in Section 10.5(b), (c) and (d), a Participant shall be eligible to receive a Payment for a Performance Period under Section 10.4 only if the Participant has been employed by the Company continuously from the date of Participant's grant of Performance Shares and/or Units through the date of Payment.

(b)
For the purposes of this Section 10.5, a leave of absence of less than three months' duration with the approval of the Company is not considered to be a break in continuous employment. In the case of a leave of absence of three months or longer, the Committee shall determine whether or not the leave of absence constitutes a break in continuous employment for purposes of a Payment.

(c)
If the employment of a Participant is terminated by reason of Early Retirement, Retirement, death or Disability after receipt of a Performance Share or Unit grant, but before the related Payment is made, the Committee or its designee shall determine whether a Payment under Section 10.4 shall be made to or on behalf of such Participant, and whether the Payment, if made, shall be in full or prorated based on factors determined in the sole discretion of the Committee or its designee. Any such Payment shall be made to the Participant or the Participant's estate in accordance with Section 10.6.

(d)
In the event of a Participant's Termination Upon a Change of Control, all of the Participant's outstanding Performance Share and Units as of the date of the Participant's Termination Upon a Change of Control shall be paid in accordance with Section 10.6.

(e)
In the case of Units described in Section 10.5(d), the value of each Unit shall be the greatest of:

(1)
The Unit target value;

(2)
The highest value established by the Committee for any Unit Payments made to any Participants during the twelve-month period immediately preceding the date of Participant's Termination Upon a Change of Control; or

(3)
The average of the highest values established by the Committee for the last two Unit Payments made to any Participants before the Participant's Termination Upon a Change of Control.

  (f)
  In the case of Performance Shares described in Section 10.5(d), the applicable Vesting Percentage shall be the greatest of:

  (1)
  100%;

  (2)
  The Vesting Percentage for the Performance Period that ended immediately before the Participant's Termination Upon a Change of Control; or

  (3)
  The average of the Vesting Percentages established by the Committee for the last two Performance Periods that ended before the Participant's Termination Upon a Change of Control.

10.6
Time and Form of Payment.

(a)
Unless otherwise provided at the time of award, Payments shall be made in the year following the close of the Performance Period. Payments shall be made in a single lump sum in the form of cash, shares of Common Stock, or a combination of these forms of Payment, as determined by the Committee in its sole discretion.

(b)
If a Payment is made wholly or partially in shares of Common Stock, the Payment shall be made in a number of whole shares. That number of shares shall have an aggregate Fair Market Value that most closely approximates, but does not exceed, the dollar amount of the Payment if made in cash.

ARTICLE 11
Shares Authorized under the Plan

11.1
Maximum Number Authorized.

(a)
The number of shares of Common Stock that, prior to the Restatement Date, were authorized to be issued pursuant to Options, SARs, rights, grants or other awards under the Prior Plan is (a) 75 million shares under the CIGNA Long-Term Incentive Plan, plus (b) any shares remaining on April 27, 2005 of the 30 million shares authorized under the CIGNA Corporation Stock Plan.

(b)
The number of shares of Common Stock authorized to be issued pursuant to Options, SARs, rights, grants or other awards made under this Plan from and after the Restatement Date shall be 6.6 million shares plus the number of:

(1)
shares reserved for issuance upon exercise of Options granted under Prior Plans, to the extent the Options are outstanding on March 5, 2010, and subsequently expire or are canceled or surrendered;

(2)
shares reserved for issuance under Article 9 upon vesting of restricted stock units granted under Qualifying Plans, to the extent the restricted stock units are outstanding on March 5, 2010, and subsequently expire or are canceled or surrendered; and

(3)
shares of Restricted Stock granted under Prior Plans, to the extent the applicable Restricted Period has not expired as of March 5, 2010 and the Restricted Stock is subsequently forfeited under Section 7.5 or is otherwise surrendered to the Company before the Restricted Period expires.

    However, shares granted, or reserved prior to April 27, 2005 for issuance, under the CIGNA Corporation Stock Plan shall not be included among the shares authorized under paragraphs (1), (2) and (3) above to be issued from and after the Restatement Date.

  (c)
  Prior to the Restatement Date, the maximum aggregate number of shares that could be issued as Incentive Stock Options was 30 million. The maximum aggregate number of shares that may be issued as Incentive Stock Options under this Plan from and after the Restatement Date is 2 million.

  (d)
  Prior to the Restatement Date, no more than nine million shares could be awarded or granted, from and after April 27, 2005, under Articles 7, 8, 9 and 10 in the form of Common Stock. Effective as of the Restatement Date, the preceding limit shall be replaced by the share counting rules under Section 11.3(a).

11.2
Maximum Number Per Participant.    The aggregate number of shares of Common Stock subject to Options and SARs that may be granted during any calendar year to any individual shall be limited to 1 million.

11.3
Share Counting.

(a)
Subject to the other provisions of Section 11.3, the following rules shall apply in determining whether shares of Common Stock remain available for issuance under Section 11.1(a) of the Plan.

(1)
Each share reserved for issuance upon exercise of any Option or SAR granted under the Plan shall reduce the number of remaining authorized shares by one, provided that an SAR that may be settled only in cash shall not reduce the number of authorized shares.

(2)
Each share of Common Stock awarded under Articles 7, 8, 9 or 10 of the Plan, up to the Applicable Limit (described below in Section 11.3(a) (4)), shall reduce the number of authorized shares by one.

(3)
Each share of Common Stock awarded under Articles 7, 8, 9 or 10 of the Plan in excess of the Applicable Limit shall reduce the number of authorized shares by one and one-half.

(4)
The "Applicable Limit" is 2.8 million shares plus any shares described in Section 11.1(b)(2) and (3).

(b)
The following shall not reduce the number of authorized shares of Common Stock available for issuance under this Plan:

(1)
Common Stock reserved for issuance upon exercise or settlement, as applicable, of awards granted under the Plan, to the extent the awards expire or are canceled or surrendered;

(2)
Restricted Stock granted under the Plan, to the extent such Restricted Stock is forfeited under Section 7.5 or is otherwise surrendered to the Company before the Restricted Period expires;

(3)
Common Stock reserved, upon the grant of restricted stock units under any Qualifying Plans, for issuance under Article 9 when such restricted stock units vest, to the extent the restricted stock units are forfeited, canceled or surrendered; and

(4)
Awards, to the extent the payment is actually made in cash.

(c)
The following shares shall not become available for issuance under the Plan:

(1)
Shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under this Plan;

(2)
Shares reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and

(3)
Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant's tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

11.4
No Fractional Shares.    No fractional shares of Common Stock shall be issued, accepted as payment of an Option exercise price or remitted to meet tax-withholding obligations under the Plan.

11.5
Source of Shares.    Common Stock may be issued from authorized but unissued shares or out of shares held in CIGNA Corporation's treasury, or both.

ARTICLE 12
Antidilution Provisions

Except as expressly provided under the Plan, the following provisions shall apply to all shares of Common Stock (including Restricted Stock) authorized for issuance and all Options and SARs granted under the Plan:

12.1
Stock Dividends, Splits, Etc.    In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock:

(a)
The number of authorized shares of Common Stock, and any numerical share limits, under the Plan will be adjusted proportionately; and

(b)
There will be a proportionate adjustment in: the number of shares of Common Stock subject to unexercised stock Options and SARs; the per share Option and SAR exercise price (but without adjustment to the aggregate Option or SAR exercise price); the number of shares of Restricted Stock outstanding; and the number of Strategic Performance Shares outstanding.

12.2
Merger, Exchange or Reorganization.    If the outstanding shares of Common Stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of CIGNA Corporation or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination (an "Event"), appropriate adjustment shall be made by the Committee in the number of shares and kind of Restricted Stock and Common Stock for which Options, SARs and other rights may be or may have been awarded under this Plan, so that the proportionate interests of Participants shall be maintained as before the Event. However, in case of any contemplated Event which may constitute a Change of Control, the Committee, with the approval of a majority of the members of the Board who are not then Participants, may modify any and all outstanding Restricted Stock, Options and SARs, so as to accelerate, as a consequence of or in connection with the Event, the vesting of a Participant's right to exercise any such Options or SARs or the lapsing of the Restricted Periods for shares of Restricted Stock, provided that such accelerated vesting shall occur only if a Change of Control is actually consummated.

12.3
No New Grant.    No adjustment to an Option or SAR shall be made under this Article 12 in a manner that will be treated under Code Section 409A as the grant of a new Option or SAR.

ARTICLE 13
Administration of Plan

13.1
General Administration.    The Plan shall be administered by the Committee, subject to any requirements for review and approval by the Board that the Board may establish.

13.2
Administrative Rules.    The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations relating to this Plan, to interpret the Plan and to rule on any questions relating to any of its provisions, terms and conditions.

13.3
Committee Members Not Eligible.    No member of the Committee shall be eligible to participate in this Plan.

13.4
Decisions Binding.    All decisions of the Committee concerning this Plan shall be binding on CIGNA Corporation and its Subsidiaries and their respective boards of directors, and on all Eligible Employees, Participants and other persons claiming rights under the Plan.

ARTICLE 14
Amendments

14.1
General Provisions.    All amendments to this Plan shall be in writing and shall be effective when approved by the Board, except that a Plan amendment shall not be effective without the prior approval of CIGNA Corporation shareholders if necessary under Internal Revenue Service or SEC regulations, or the rules of the New York Stock Exchange or any applicable law. Unless otherwise expressly provided by an amendment or the Board, no amendment to this Plan shall apply to any Plan awards made before the effective date of the amendment. A Participant's rights under any Plan grants or awards, including any rights under paragraph 10.5(d), and a transferee's rights relating to any transferred derivative securities, may not be abridged by any amendment, modification or termination of the Plan without the Participant's individual consent.

14.2
Compliance with Code Section 409A.    To the extent that a benefit under the Plan is subject to the requirements of Code section 409A, it is intended that the Plan, as applied to that benefit, comply with the requirements of Code section 409A, and the Plan shall be so administered and interpreted. The Board or Committee may make any changes required to conform the Plan and any Option agreements or other grants with applicable Code provisions and regulations relating to Incentive Stock Options or to deferral of compensation under Code Section 409A.

ARTICLE 15
Other Provisions

15.1
Effective Date.    The Plan as amended and restated is effective as of the Restatement Date.

15.2
Duration of the Plan.    The Plan shall remain in effect until all Options and rights granted under the Plan have been satisfied by the issuance of Common Stock or terminated under the terms of this Plan, all Restricted Periods applicable to Restricted Stock granted under the Plan have lapsed, and all Performance Periods related to Performance Shares and Units granted under the Plan have expired, and all related Performance Share or Unit Payments have been made.

15.3
Early Termination.    Notwithstanding Section 15.2, the Board may terminate this Plan at any time; but no such action by the Board shall adversely affect the rights of Participants which exist under this Plan immediately before its termination.

15.4
General Restriction.    No Common Stock issued pursuant to this Plan shall be sold or distributed by a Participant until all appropriate listing, registration and qualification requirements and consents and approvals have been obtained, free of any condition unacceptable to the Board. In no event shall the value, amount or form of consideration for any award under the Plan be less than the value or amount, or in other than the form, required by applicable Delaware law.

15.5
Awards Not Assignable.

(a)
No derivative security (as defined in rules promulgated under Exchange Act Section 16), including any right to receive Common Stock (such as Options, SARs or similar rights), or any Strategic Performance Shares or Strategic Performance Units, or any right to payment under the Plan, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect. Any right to receive Common Stock or any other derivative security (including Options, SARs or similar rights) shall be exercisable during a Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

(b)
Notwithstanding Section 15.5(a), the Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment of an existing grant) derivative securities (other than Incentive Stock Options) that may be transferred without consideration by the Participant during the Participant's lifetime to any member of the Participant's immediate family, to a trust established for the exclusive benefit of one or more members of the Participant's immediate family, to a partnership of which the only partners are members of the Participant's immediate family, or to such other person as the Committee shall permit. In the case of a grant, the written documentation containing the terms and conditions of such derivative security shall state that it is transferable, and in the case of an amendment to an existing grant, such amendment shall be in writing. A derivative security transferred as contemplated in this Section 15.5(b) may not be subsequently transferred by the transferee except by will or the laws of descent and distribution and shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant grant. The Committee, in its sole discretion at the time the transfer is approved, may alter the terms and limitations of the relevant grant and establish such additional terms and conditions as it shall deem appropriate. As used in this subparagraph, "immediate family" shall mean, as to any person, a current or former spouse or domestic partner (as defined under the CIGNA 401(k) Plan), any child, stepchild or grandchild, and shall include relationships arising from legal adoption.

15.6
Withholding Taxes.    Upon the exercise of any Option or SAR, the vesting of any Restricted Stock, or payment of any award described in Section 4.1(d), (e), (f) or (g), or upon the exercise of an Incentive Stock Option prior to the satisfaction of the holding period requirements of Code Section 422, the Company shall have the right at its option to:

(a)
require the Participant (or personal representative or beneficiary) to remit an amount sufficient to satisfy applicable federal, state and local withholding taxes; or

(b)
deduct from any amount payable the amount of any taxes the Company may be required to withhold because of the transaction.

The Committee may require or permit the Participant to remit all or part of the required withholding amount in Common Stock (other than Restricted Stock). The remitted Common Stock may be shares deliverable to the Participant because of the transaction giving rise to the withholding obligation (in which case the number of shares of Common Stock delivered to a Participant shall be reduced by the number of shares so remitted) or shares the Participant has owned without restriction for at least six months as of the date the withholding obligation arises. If the Committee permits a Participant to elect to remit Common Stock, the election shall be made on or before the date the withholding obligation arises and be subject to the disapproval of the Committee. The Committee may establish any additional conditions it deems appropriate. The value of any remitted Common Stock shall be its Fair Market Value as of the date the withholding obligation arises.

15.7
Book Entry; Certificates.    A book entry shall be made in the electronic share ownership records maintained by the Company or the Company's transfer agent as evidence of the issuance of Common Stock to a Participant (or beneficiary) upon a Restricted Stock grant, the exercise of an Option or any other grant or payment of Common Stock under the Plan. The Company or its transfer agent shall deliver to any Participant (or beneficiary), upon the Participant's (or beneficiary's) request and subject to the Participant's (or beneficiary's) compliance with applicable administrative procedures the Company or its transfer agent may establish, a certificate for any of the shares evidenced by book entry. A certificate for Restricted Stock, however, will not be delivered until the applicable Restricted Period has expired.

15.8
Participant's Rights Unsecured.    The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

15.9
Future Award Not Guaranteed.    Any award to a Participant described in Section 4.1 is not intended to be, or to be construed as, a right to receive another award at any later time.

15.10
Termination of Employment.    The Company retains the right to terminate the employment of any employee at any time for any reason or no reason, and an award or grant under the Plan to an Eligible Employee is not, and shall not be construed in any manner to be, a waiver of that right.

15.11
Successors.    Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of CIGNA Corporation, shall assume the liabilities of CIGNA Corporation under this Plan and perform any duties and responsibilities in the same manner and to the same extent that CIGNA Corporation would be required to perform if no such succession had taken place.

15.12
Construction.    The terms used in this Plan shall include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires.

15.13
Interpretation.    All statutory or regulatory references in this Plan shall include successor provisions.

15.14
Controlling Law.    This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.

APPENDIX B

CIGNA CORPORATION
DIRECTORS EQUITY PLAN

Article 1. Establishment and Purposes

1.1   Purpose.    The CIGNA Corporation Directors Equity Plan (the "Plan") is intended to (a) encourage ownership of the Company's common stock by members of the Board of Directors of the Company (the "Board") who are not employees or officers of the Company and thereby align such directors' interests more closely with the interests of the shareholders of the Company, and (b) enhance the Company's ability to attract and retain directors of outstanding competence.

1.2   Establishment.    CIGNA Corporation has adopted this CIGNA Corporation Directors Equity Plan, effective as of January 1, 2010 (the "Effective Date"), subject to stockholder approval.

Article 2. Definitions

Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

2.1   "Administrator" means the Board or any committee or subcommittee authorized to administer the Plan pursuant to Section 3.1.

2.2   "Award" means any Shares, Deferred Stock Units, Restricted Stock, Restricted Stock Units or Stock Options granted to a Participant pursuant to the provisions of the Plan. Stock Options granted pursuant to the Plan do not qualify as incentive stock options under Section 422 of the Code.

2.3   "Award Agreement" means a written or electronic document or agreement setting forth the terms and conditions of a specific Award. An Award Agreement (including any amendment thereto) may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or terms, certificates, program documents, notices or similar instruments as approved and designated as being an Award Agreement (or amendment or portion thereof) by the Administrator.

2.4   "Board Fees" means annual retainer fees payable to a Director at such rate as shall be established by the Board from time to time for serving as a member of the Board and, if and to the extent provided by the Administrator, may include fees payable to a Director for serving as Board chair or vice-chair and/or as chair, vice-chair or member of a committee of the Board.

2.5   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.6   "Common Stock" means the common stock, par value $0.25 per share, of the Company.

2.7   "Company" means CIGNA Corporation, a Delaware corporation, and any successors or companies into which CIGNA Corporation may merge.

2.8   "Deferred Compensation Plan" means the Deferred Compensation Plan of 2005 for Directors of CIGNA Corporation (effective January 1, 2005), or any successor plan.

2.9   "Deferred Stock Unit" or "DSU" means a unit that represents a right to receive one Share, or a cash payment equal to the Fair Market Value of one Share.

2.10 "Director" means a member of the Board who is neither an employee nor an officer of the Company.

2.11 "Equity Grant" means an award of Common Stock or Deferred Stock Units.

2.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.13 "Fair Market Value" means, unless the Administrator provides otherwise, as of any date, the closing price of a share of Common Stock as reported on the Composite Tape (or any method of publishing stock prices determined by the Administrator) as of the close of the regular trading session on the New York Stock Exchange. If the Composite Tape (or any alternative source) is not published on that date, the determination will be made on the next preceding date of publication. In the absence of reported Common Stock sales, the Administrator will determine Fair Market Value by taking into account all facts and circumstances the Administrator deems relevant, subject to the requirements of Code Section 409A.

2.14 "Participant" means any person who is eligible for an Award under the Plan in consideration for his or her service as a Director.

2.15 "Restricted Stock" means an award of Shares made under the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject to such conditions as are expressed in an Award Agreement.

2.16 "Restricted Stock Unit" or "RSU" means an award granted to a Participant pursuant to which Shares or cash in lieu thereof may be issued in the future on such terms and conditions as are specified in or determined pursuant to an Award Agreement.

2.17 "Share" means a share of Common Stock, subject to adjustment as provided in Section 7.2.

2.18 "Stock Option" means a right granted under the Plan to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement.

2.19 "Year" means a calendar year.

Article 3. Administration

3.1   Administrator of the Plan.    The Plan shall be administered by the full Board. Subject to the terms of the Plan, the Board may appoint one or more committees, and the Board and any such committee may appoint a subcommittee, composed of one or more directors of the Company, and may delegate to any such (sub)committee all or any of the authority of the Administrator as set forth in Section 3.2 and to take all or any other actions determined appropriate to administer the Plan or any aspect of it. Any action by any such (sub)committee within the scope of such delegation shall be deemed for all purposes to have been taken by the Board. Notwithstanding any provision of the Plan, the Board may at any time limit the authority of any (sub)committee to administer the Plan.

3.2   Authority of the Administrator.    Subject to the express provisions of the Plan and the delegation of any responsibilities by the Board, the Administrator shall be authorized and empowered to do all things necessary or desirable in connection with the administration of the Plan, including, without limitation: (a) to prescribe, amend and waive rules relating to the Plan and to define terms not otherwise defined herein; (b) to establish the terms and conditions of Awards made under the Plan and to prescribe the form of documentation used to evidence any Awards hereunder; (c) to establish and verify the extent of satisfaction of any conditions to receipt or vesting of Awards; (d) to determine whether, and the extent to which, adjustments are required pursuant to Section 7.2 hereof; (e) to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Awards hereunder, and to make exceptions to any procedural provisions in good faith and for the benefit of the Company; (f) to amend (subject to the provisions of Section 9.1 herein) the terms and conditions of the Plan, any Awards and any agreement entered into under the Plan; and (g) to make other determinations which may be necessary or advisable for the administration of the Plan.

3.3   Decisions Binding.    All decisions, determinations and interpretations by the Board or, except as to the Board, the committee arising under the Plan, any rules and regulations under the Plan or the terms and conditions of any Awards hereunder, including questions of construction and interpretation, shall be final, conclusive, and binding on all persons claiming benefits under the Plan and shall be given the maximum possible deference allowed by law. The Board and the Administrator may consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

Article 4. Participation

4.1   Participation.    Any person who is a Director shall be eligible to receive Awards under the Plan.

Article 5. Deferred Stock Units; Equity Grants in Lieu of Cash Board Fees

5.1   Deferred Stock Units.    DSUs represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator, with each DSU being a bookkeeping entry representing an amount equivalent to one Share. DSUs may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Each award of DSUs shall be evidenced by an Award Agreement. Subject to such terms and conditions as the Administrator may establish, a DSU may be settled through the delivery of a Share or through the payment in cash of an amount equal to the Fair Market Value of a Share as of the date for which the amount of such payment is determined, as established by the Administrator.

5.2   Payment of Board Fees in Equity.    Subject to such terms and conditions as may be established from time to time by the Administrator, including without limitation any minimum standards or requirements for participation established by the Administrator, a Director may receive Equity Grants in lieu of all or a portion of the cash Board Fees otherwise payable to such Director each Year (or, if applicable, any portion thereof) for his or her service as a Director. The number of Shares subject to any Equity Grant made pursuant to this Section 5.2 shall be determined by dividing the amount of Board Fees to be paid or awarded in the form of Equity Grants, as determined by the Administrator or elected by the Director, by the Fair Market Value of a Share as of the date such Equity Grant is made. The date on which Equity Grants are made shall be determined by or pursuant to rules established by the Administrator.

5.3   Settlement of Outstanding DSUs.    Subject to such terms and conditions as the Administrator may establish, a Director may elect to have his or her outstanding DSUs granted or credited prior to 2010 (including any dividend equivalents thereon) in respect of Board Fees treated as Awards for purposes of this Plan and distributed in Shares.

5.4   Voting Rights.    Participants who receive Awards under this Article 5 shall have no voting rights with respect to Shares of Common Stock or Shares underlying DSUs and dividend equivalents unless and until such Shares are reflected as issued and outstanding shares on the Company's stock ledger.

5.5   Dividend Equivalents.    Unless provided otherwise by the Administrator, any DSUs awarded under this Article 5 and any Shares awarded under this Article 5, the receipt of which is deferred pursuant to a Deferred Compensation Plan, as well as any dividend equivalent Shares accrued pursuant to this Section 5.5, shall until paid or distributed to a Participant accrue dividend equivalent Shares. Dividend equivalent Shares represent the right to receive additional Shares and shall be credited as of the dividend payment date for Shares. Unless otherwise provided by the Administrator or, if allowed, elected by a Participant, Shares shall be issued in payment and satisfaction of dividend equivalents on the date that the Equity Grants as to which such dividend equivalents accrued are paid or distributed.

5.6   Deferral Opportunity.    The Administrator may permit deferrals of awards under this Plan in accordance with such terms and conditions as it specifies. Any deferral election shall be made in accordance with, and subject to the terms and conditions set forth in, the Deferred Compensation Plan.

Article 6. Other Awards

6.1   Restricted Stock

  (a)   Restricted Stock Award.    Restricted Stock may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Each award of Restricted Stock shall be evidenced by an Award Agreement.

  (b)   Award Agreement.    Each Award Agreement evidencing an award of Restricted Stock shall contain provisions regarding (a) the number of Shares subject to such award of Restricted Stock or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payments, (c) the length of the restrictive period over which the Restricted Stock shall vest or may ratably vest, if any, (d) forfeiture provisions, if any, (e) restrictions on the transferability of the Shares, if any, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Administrator. Shares subject to any Restricted Stock award shall not be transferable within less than one (1) year from the date of grant, except upon such separation of service events as specified by the Administrator. Shares issued under an award of Restricted Stock may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

  (c)   Voting Rights.    Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restrictions.

  (d)   Dividends and Distributions.    Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash and whether such cash payments will be made currently or deferred.

6.2   Restricted Stock Units

  (a)   RSU Award.    RSUs may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Each grant of RSUs shall be evidenced by an Award Agreement.

  (b)   Award Agreement.    Each Award Agreement evidencing an award of RSUs shall contain provisions regarding (a) the number of RSUs subject to such award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payments, (c) the length of the restrictive period over which the RSUs shall vest or may ratably vest, if any, (d) forfeiture provisions, if any, (e) restrictions on the transferability of the RSUs, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Administrator. No shares shall be issued or cash paid in settlement of an RSU within less than one (1) year from the date of grant, except upon such separation of service events as specified by the Administrator.

  (c)   Bookkeeping Entry.    A RSU is a bookkeeping entry representing an amount equivalent to one Share. RSUs represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator. Subject to such terms and conditions as the

  Administrator may establish, a RSU may be settled through the delivery of a Share or through the payment in cash of an amount equal to the Fair Market Value of a Share as of the date for which the amount of such payment is determined, as established by the Administrator.

  (d)   Voting Rights.    Participants shall have no voting rights with respect to Shares underlying RSUs unless and until such Shares are reflected as issued and outstanding shares on the Company's stock ledger.

  (e)   Dividend Equivalents.    Participants who are granted RSUs shall be entitled to dividend equivalents only to the extent provided by the Administrator. The Administrator will determine whether any such dividend equivalents will be automatically reinvested in additional RSUs and subject to the same terms and conditions as the RSUs with respect to which they were distributed or whether such dividend equivalents will be paid in cash and whether such cash payments will be made currently or deferred.

6.3   Stock Options

  (a)   Stock Option Awards.    Stock Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a shareholder with respect to any Shares subject to a Stock Option hereunder until said Shares have been issued. Each Stock Option shall be evidenced by an Award Agreement.

  (b)   Award Agreement.    Each Award Agreement evidencing a Stock Option shall contain provisions regarding (a) the number of Shares which may be issued upon exercise of the Stock Option, (b) the excercise price of the Shares and the means of payment for the Shares, (c) the term of the Stock Option, (d) such terms and conditions of exercisability as may be determined from time to time by the Administrator, (e) restrictions on the transfer of the Stock Option and forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

  (c)   Stock Option Price.    The exercise price per share of the Shares subject to each Stock Option granted under the Plan shall equal or exceed 100 percent of the Fair Market Value of such Shares on the date the Stock Option is granted.

  (d)   Minimum Vesting.    No Stock Option shall be exercisable within less than one (1) year from the date of grant, except upon such separation of service events as specified by the Administrator.

  (e)   Stock Option Term.    The "Term" of each Stock Option granted under the Plan shall not exceed ten (10) years from the date of its grant.

  (f)    Stock Option Exercise

    (1)   Partial Exercise.    An exercisable Stock Option may be exercised in whole or in part. However, a Stock Option shall not be exercisable with respect to fractional Shares and the Administrator may require, by the terms of the applicable Award Agreement, a partial exercise to include a minimum number of Shares.

    (2)   Manner of Exercise.    All or a portion of an exercisable Stock Option shall be deemed exercised upon delivery to the representative of the Company designated for such purpose by the Administrator all of the following: (i) notice of exercise in such form as the Administrator authorizes specifying the number of Shares to be purchased by the Participant, (ii) payment or provision for payment of the exercise price for such number of Shares, (iii) such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state or foreign securities laws or regulations, and (iv) such other representations and documents as the Administrator, in its sole discretion, deems necessary or advisable. Unless provided otherwise by the Administrator, no Participant shall have any right as a shareholder with respect to any Shares purchased pursuant to any Stock Option until the registration of Shares in the name of such person, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Shares are so registered.

    (3)   Payment of Exercise Price.    To the extent authorized by the Administrator, the exercise price of a Stock Option may be paid in the form of one of more of the following, either through the terms of the applicable Award Agreement or at the time of exercise of a Stock Option: (i) cash or certified or cashiers' check, (ii) Shares that have been held by the Participant for such period of time as the Administrator may specify, (iii) other property deemed acceptable by the Administrator, (iv) a reduction in the number of Shares or other property otherwise issuable pursuant to such Stock Option, or (v) any combination of (i) through (iv).

  (g)   No Repricing; No Automatic Option Grants (Reloads).    Without prior approval of stockholders, the Administrator may not:

    (1)   Cancel a previously granted Stock Option in exchange for cash or a replacement Award with a lower (or no) exercise price;

    (2)   Provide for any automatic grant of a new Stock Option upon a Participant's exercise of any Stock Option granted under the Plan; or

    (3)   Amend a Stock Option to lower the exercise price, except for adjustments required or otherwise made under Article 7.2, or take any other action that could constitute a repricing.

Article 7. Shares Subject to the Plan

7.1   Number of Shares.    Subject to adjustment as provided in this Article 7, the aggregate number of Shares issued pursuant to the Plan shall not exceed an aggregate of 500,000 shares of Common Stock. The aggregate number of Shares issued under the Plan at any time shall equal the number of Shares actually issued upon grant or settlement of an Award and pursuant to dividend equivalents, less any Shares retained or returned to the Company upon cash settlement, cancellation, expiration or forfeiture of an Award or from dividend equivalents and less any Shares retained by or delivered to the Company by or on behalf of a Participant (either actually or by attestation) in payment or satisfaction of any purchase price or tax obligation respecting an Award. Shares may be issued from authorized but unissued shares or out of shares held in the Company's treasury, or both.

7.2   Adjustment and Changes in Shares.    If the outstanding securities of the class then subject to the Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, reclassification, dividend (other than a regular, periodic cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, then the maximum number and type of shares or other securities that may be issued under the Plan and that are subject to outstanding Awards (including awards of Common Stock the receipt of which has been deferred) shall be appropriately adjusted. The Administrator shall determine in its sole discretion the appropriate adjustment to be effected pursuant to the immediately preceding sentence and in doing so shall take into account the provisions of any applicable Award Agreement. In addition, in connection with any such change in the class of securities then subject to the Plan, the Administrator shall make equitable adjustments in the number and type of shares or other securities or cash or other property that may be acquired pursuant to stock options and stock grants theretofore awarded under the Plan and the exercise price of such stock options or price, if any, of such stock grants; however no adjustment to an option shall be made in a manner that will be treated under Code Section 409A as the grant of a new option.

Article 8. Term of the Plan

Unless earlier suspended or terminated by the Board, no Award may be initially awarded after the tenth anniversary of the date the Plan is approved by the Company's shareholders.

Article 9. Miscellaneous

9.1   Amendment and Termination.    The Board may from time to time amend the Plan; provided, however, that no amendment may without shareholder approval (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of shares of Common Stock which may be issued under the Plan, or (c) materially modify the requirements as to eligibility for participation in the Plan. In addition, except for an amendment adopted pursuant to Section 9.6, no amendment or alteration to the Plan shall be made which would in any material manner adversely affect any Participant's rights to any Award or Shares theretofore accrued or granted to him or her hereunder, without the consent of the Participant.

9.2   Compliance with Securities Laws, Listing Requirements, and Other Laws and Obligations.    The Company shall not be obligated to deliver any shares of Common Stock under the Plan, (a) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, (b) if the outstanding Common Stock is at the time listed on any stock exchange, or quoted on any automated quotation system, until the shares to be delivered have been listed or authorized to be listed or quoted on such exchange or system upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to the payment of Common Stock, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer. In addition, the Company may, in its discretion, withhold a portion of the Shares that otherwise would be issued under the Plan to a Participant or make other such arrangements as it determines appropriate to satisfy Federal, state and local withholding tax requirements, if any.

9.3   Successors.    All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

9.4   Applicable Law.    The Plan shall be construed and enforced according to the laws of the State of Delaware without regard to Delaware conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.

9.5   Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

9.6   Compliance with Code Section 409A.    To the extent that a benefit under the Plan is subject to the requirements of Code Section 409A, it is intended that the Plan, as applied to that benefit, comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted. The Administrator may make any changes required to conform the Plan and any option agreements or other grants with applicable Code provisions and regulations relating to deferral of compensation under Code Section 409A.

APPENDIX C

Survey Data

Chief Information Officer

Salary Survey	Survey Title	Participants
Hewitt TCM Financial Services Executive Total Compensation	Chief Information Officer	The survey includes Financial Services companies, representing primarily the insurance, diversified financial and banking sectors. Participaticing companies with assets greater than $75 include, but not limited to, AFLAC, AIG, American Express, Genworth, Hartford, KeyCorp, MetLife, Nationwide, Northern Trust, State Street, US Bancorp and Wells Fargo.
Mercer US Global Premium Executive Renumeration Suite — Fortune 500 Organizations	Chief Information Officer

Fortune 500 Financial Services and Banking companies with assets greater than $100 Billion include American Express, Bank of America, Capital One, Fifth Third, GMAC, HSBC, Metlife, Sun Trust, TD Bank, US Bancorp and Wells Fargo.

Towers Perrin Financial Services Executive Database	Head of Technology & Operations

The CDB Financial Services Executive Database includes 124 Financial Services companies. Participants with global assets greater than $100 Billion include, but not limited to, Allstate, American Express, Bank of America, BB&T, Capital One, Fifth Third, Hartford Financial, HSBC, Liberty Mutual, Metlife, PNC, Regions, State Farm, State Street, Sun Trust, TD Bank, US Bancorp and Well Fargo.

President, International

Salary Survey	Survey Title	Participants
Hewitt TCM Financial Services Executive Total Compensation	International	The survey includes financial services companies, representing primarily the insurance, diversified financial and banking sectors. Global participants include, but not limited to, Aetna, AIG, American Express, BBVA, Hartford Financial, ING, MetLife, State Farm, Travelers and Wells Fargo.
Hewitt TCM Executive Total Compensation	International

This survey provides total compensation data for General Industry and Retail executives in such global organizations with corporate revenues between $1.0 and $2.5 Billion as Armstrong, Deluxe, Donaldson, Equifax, Herman Miller, Imation, LL Bean, Martin Marietta, Steelcase, Timex, Tupperware and Viad.

Towers Perrin Diversified Insurance Study of Executive Compensation	Top International Executive

The Diversified Insurance Study includes 28 insurance companies. Global participants include Aegon, AFLAC, AIG, Allstate, AXA Equitable, ING, Mass Mutual, Metlife, Nationwide, New York Life, Northwestern Mutual, Prudential, Sun Life and TIAA-CREF.

Towers Perrin General Industry Executive Database	Group Sector Head

The CDB Executive Database includes over 428 participants across all industries. Participants include, but not limited to, Air Products, ARAMARK, Cardinal Health, Coca-Cola, CVS/Caremark, Delta, General Mills, Hershey, Hertz, Johnson & Johnson, Kellogg, Marriott, Qwest Communications, RR Donnelly, Schering-Plough, Time Warner Cable, Tyco Electronics, Union Pacific, Viacom and Xerox.

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Driving Directions to the Museum

From Southern Locations: South Jersey, Delaware, Baltimore, Washington, D.C.

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  Take I-95 North (from southern New Jersey, cross the Delaware River via the Walt Whitman, Commodore Barry, or Delaware Memorial Bridge to reach I-95 North). Exit onto I-676 West. Follow directions from I-676 West (see below).

From Northern Locations:

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  Take the New Jersey Turnpike to Exit 4 (Route 73). Go 1 mile on Route 73 North and take the exit for Route 38 West. Take Route 38 West to Route 30 West and follow signs for the Benjamin Franklin Bridge. After crossing the bridge, follow the signs for I-676 West. Follow directions from I-676 West (see below).

From I-676 West (Vine Street Expressway)

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  Take I-676 West to the Benjamin Franklin Parkway exit (22nd St., Museum area) on the right side. At the end of the exit ramp, turn right onto 22nd St. and get into the far left lane. The Benjamin Franklin Parkway is a boulevard with two outer lanes and two inner lanes. Turn left onto the outer lanes of the parkway. The Museum will be in front of you on the hill. Follow the sign for the Art Museum. After the sign, turn left at the first traffic light (Art Museum Dr.). Halfway up the hill, turn right into the Parking Garage, or continue ahead and turn left onto the Upper Terrace for accessible entry and limited parking.

From Western Locations: Valley Forge, King of Prussia

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  Take I-76 East to Philadelphia. Take Exit 343 (Spring Garden St.). At the end of the exit ramp, turn left. At the first traffic light, turn left onto Art Museum Dr. Follow Art Museum Dr. behind the Museum. For accessible entry and limited parking on the Upper Terrace, take the second right. To park in the Parking Garage, continue halfway down the hill and turn left into the Parking Garage.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. OR Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/ci Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Signature Signature Date Please sign exactly as your name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such. If you plan to attend the Annual Meeting, please bring the admission ticket printed on the reverse side. FOLD AND DETACH HERE Mark Here for Address Change or Comments SEE REVERSE WO# 69743 CIGNA Corporation FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 David M. Cordani 02 Isaiah Harris, Jr. 03 Jane E. Henney, M.D. 04 Donna F. Zarcone 1. Election of Directors - to elect four directors for terms expiring in 2013. 2. Ratification of Appointment of PricewaterhouseCoopers LLP as CIGNA’s Independent Registered Public Accounting Firm for 2010. 3. Approval of the Amended and Restated CIGNA Long-Term Incentive Plan. 4. Approval of the CIGNA Corporation Directors Equity Plan. Mark here if you would like your voting instructions to be confidential pursuant to the procedures on confidential voting described in the Proxy Statement. Marking this box will not absolve you of any independent fiduciary or other legal obligation to report how you voted nor prevent the inspectors from disclosing your vote if required by law or if otherwise permitted by the procedures. Voting Instructions for positions held in the CIGNA 401(k) Plan and the Intracorp 401(k) Performance Sharing Plan will be kept confidential. This proxy, when properly marked, signed, dated and returned, will be voted in the manner indicated below by the shareholder and in the discretion of the proxies upon such other matters as may properly come before the meeting. IF THIS PROXY CARD IS SIGNED AND RETURNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4.

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# 69743 CIGNA Corporation 2010 Annual Meeting of Shareholders April 28, 2010 3:30 pm Local Time The Philadelphia Museum of Art Van Pelt Auditorium 26th Street and the Benjamin Franklin Parkway Philadelphia, Pennsylvania Please bring a valid photo ID to be admitted to the meeting. In addition, if you own shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee with you to the meeting so that we can verify your ownership of common stock. Please note: no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Van Pelt Auditorium. Bring this admission ticket with you to the meeting on April 28, 2010. Do not mail. ADMISSION TICKET PROXY/VOTING INSTRUCTION CARD CIGNA CORPORATION THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby constitutes and appoints Nicole S. Jones, Corporate Secretary, Lindsay K. Blackwood, Assistant Corporate Secretary, and Danthu T. Phan, Assistant Corporate Secretary or any of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and vote all shares of the Corporation held of record by the undersigned on March 1, 2010 and all of the shares as to which the undersigned then had the right to give voting instruction to the record holder (trustee) under the CIGNA 401(k) Plan and the Intracorp 401(k) Performance Sharing Plan, at the Annual Meeting of Shareholders, to be held at The Philadelphia Museum of Art, Van Pelt Auditorium, 26th Street and the Benjamin Franklin Parkway, Philadelphia, Pennsylvania, on April 28, 2010, at 3:30 p.m. or at any postponement or adjournment thereof, on the matters set forth below: 1. Election of Directors, nominees for terms expiring April 2013: 01 David M. Cordani, 02 Isaiah Harris, Jr., 03 Jane E. Henney, M.D. and 04 Donna F. Zarcone. 2. Ratification of Appointment of PricewaterhouseCoopers LLP as CIGNA’S Independent Registered Public Accounting firm for 2010. 3. Approval of the Amended and Restated CIGNA Long-Term Incentive Plan. 4. Approval of the CIGNA Corporation Directors Equity Plan. In their discretion, upon such other matters as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate selections (either on this card or electronically), but you need not specify any choices if you wish to vote in accordance with the Board of Directors’ recommendations, so long as you submit your proxy. If you use this card to vote, you must sign it on the reverse side in order for your vote to be counted. SEE REVERSE SIDE PROXY